    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 11, 2000


                                                      REGISTRATION NO. 333-86901
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 3
                                       TO
                                    FORM S-1


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                           --------------------------

                          QUANTUM EFFECT DEVICES, INC.

             (Exact name of Registrant as specified in its charter)

             DELAWARE                             3674                  77-0290544
  (State or other jurisdiction of     (Primary Standard Industrial   (I.R.S. Employer
  incorporation or organization)      Classification Code Number)     Identification
                                                                         Number)

                       3255-3 SCOTT BOULEVARD, SUITE 200
                         SANTA CLARA, CALIFORNIA 95054
                                 (408) 565-0300

         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                               THOMAS J. RIORDAN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          QUANTUM EFFECT DEVICES, INC.
                       3255-3 SCOTT BOULEVARD, SUITE 200
                         SANTA CLARA, CALIFORNIA 95054
                                 (408) 565-0300

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

       ALAN C. MENDELSON, ESQ.                   JEFFREY R. VETTER, ESQ.
       MATTHEW W. SONSINI, ESQ.                   CRAIG A. MENDEN, ESQ.
          Cooley Godward LLP                        Fenwick & West LLP
        Five Palo Alto Square                      Two Palo Alto Square
         3000 El Camino Real                       3000 El Camino Real
       Palo Alto, CA 94306-2155                  Palo Alto, CA 94306-2155
            (650) 843-5000                            (650) 494-0600

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. / / ______

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / / ______


    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /


                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS (SUBJECT TO COMPLETION)

ISSUED JANUARY 11, 2000


The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

                                3,720,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                               -----------------


QUANTUM EFFECT DEVICES, INC. IS OFFERING 3,000,000 SHARES, AND THE SELLING STOCKHOLDER IS OFFERING 720,000 SHARES. THIS IS OUR INITIAL PUBLIC OFFERING AND NO PUBLIC MARKET CURRENTLY EXISTS FOR OUR SHARES. WE ANTICIPATE THAT THE INITIAL PUBLIC OFFERING PRICE WILL BE BETWEEN $10 AND $12 PER SHARE.


                              -------------------

WE HAVE FILED AN APPLICATION FOR OUR COMMON STOCK TO BE QUOTED ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "QEDI."
                              -------------------

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                            ------------------------

                             PRICE $       A SHARE

                            ------------------------

                                                       UNDERWRITING                            PROCEEDS TO
                                     PRICE TO         DISCOUNTS AND                              SELLING
                                      PUBLIC           COMMISSIONS       PROCEEDS TO QED       STOCKHOLDER
                                ------------------  ------------------  ------------------  ------------------
PER SHARE.....................          $                   $                   $                   $
TOTAL.........................          $                   $                   $                   $

QED AND THE SELLING STOCKHOLDER HAVE GRANTED THE UNDERWRITERS THE RIGHT TO PURCHASE UP TO AN ADDITIONAL 558,000 SHARES TO COVER OVER-ALLOTMENTS.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

MORGAN STANLEY & CO. INCORPORATED EXPECTS TO DELIVER THE SHARES TO PURCHASERS ON
             , 2000.

                              -------------------

MORGAN STANLEY DEAN WITTER
               LEHMAN BROTHERS
                                                              ROBERTSON STEPHENS

          , 2000

[DESCRIPTION OF INSIDE FRONT COVER GRAPHICS:

-   Photograph of a portion of QED's RM7000 embedded microprocessor

-   Overlaying the photograph of the RM7000 are stylized renditions of:

       - a television set, set top box and satellite;

       - a lap-top computer connected to an image of the world; and

       - a laser printer.

- at the top of the graphic are the names and logos of the following significant representative customers of QED: Cisco Systems, Hewlett-Packard Company, Lexmark International Group, Echostar Communications Corporation, Extreme Networks, Inc., EFI Electronics Corporation, Pairgain Technologies, Inc., Aeroflex Inc., Cosign Communications and ConvergeNet.

- at the bottom of the page are the phrase "Powering the Communications Revolution" and QED's name and logo.]

[DESCRIPTION OF GATEFOLD GRAPHICS:

- in the background, photograph of a portion of a semiconductor wafer containing numerous individual semiconductors;

-   graphics depicting the evolution of each of QED's target markets:

       - networking/communication infrastructure equipment: pictures of an elderly woman listening to a gramophone, an early version of the telephone, a more modern image of a telephone, a satellite dish and a lap-top computer connected to an image of the world (with the captions "telegraph", "telephone", "modem" and "world wide web").

       - business network equipment: pictures of letters carved in stone, an early printing press, a letter from a typewriter and a laser printer (with the captions "printing press", "typewriter" and "networked printer").

       - consumer network products: pictures of a woman in old-fashioned dress, an early movie camera, a black and white television set, a hand-held video camera, a modern television set, together with pictures of a set top box and a satellite (with the captions "black and white movies", "color video", "cable television" and "internet access"), all of which overlay a schematic diagram of connections among consumer products.

- on the left-hand side of the gatefold, the following captions, representing QED's three target markets, and associated text:

       - "Networking/Communication Infrastructure Equipment," with the following text, "QED designs its newest embedded microprocessor products to meet the high-performance needs of the most complex network infrastructure equipment."

       - "Business Network Equipment," with the following text, "QED's embedded microprocessors are used in business network equipment to print complex images, send documents and connect to enterprise networks."

       - "Consumer Network Products," with the following text, "QED's embedded microprocessors power a new class of network products that enable access to the Internet through the television."

- in the top right-hand corner of the gatefold, the caption, "Focus on High Performance," with the following text: "Network users today seek immediate access to more information and entertainment content from their intranets and the Internet. Manufacturers of high performance products connected to the network, from network infrastructure equipment, to business network equipment, to consumer network equipment, use our embedded microprocessors to deliver, access and present this network content."

- in the lower right-hand corner of the gatefold, the caption "Quantum Effect Devices," with the following text: "QED is a leading developer of 64-bit embedded microprocessors for use in information-intensive products requiring high performance. Our embedded microprocessors use the standard MIPS architecture to achieve high system performance at a reasonable cost. QED's embedded microprocessors also include proprietary features designed specifically for our target markets."

- in the lower left-hand corner and the center of the gatefold, QED's name and logo.]

                               TABLE OF CONTENTS

                                                    PAGE
                                                 -----------
Prospectus Summary.............................           4
Risk Factors...................................           6
Special Note Regarding Forward-Looking
  Statements...................................          17
Use of Proceeds................................          18
Dividend Policy................................          18
Capitalization.................................          19
Dilution.......................................          20
Selected Financial Data........................          21
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................          22

                                                    PAGE
                                                  ---------
Business.......................................          31
Management.....................................          44
Certain Transactions...........................          55
Principal and Selling Stockholders.............          57
Description of Capital Stock...................          60
Shares Eligible for Future Sale................          64
Underwriters...................................          66
Legal Matters..................................          68
Experts........................................          68
Where You Can Find More Information............          68
Index to Financial Statements..................         F-1

                            ------------------------

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We and the selling stockholder are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of the prospectus or of any sale of the common stock.

    UNTIL       , 2000 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING), ALL
DEALERS THAT BUY, SELL OR TRADE OUR COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


    For investors outside the United States: neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

                               PROSPECTUS SUMMARY

    YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE ENTIRE PROSPECTUS, INCLUDING THE MORE DETAILED INFORMATION IN OUR FINANCIAL STATEMENTS AND ACCOMPANYING NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD CAREFULLY CONSIDER, AMONG OTHER THINGS, THE MATTERS SET FORTH IN "RISK FACTORS."

    QED is a leading developer of high-performance embedded microprocessors that perform information processing in networking/communications infrastructure equipment, such as routers and switches; business network equipment, such as laser printers, network computers and data storage systems; and consumer network products, such as set-top boxes and cable modems. Each of our target markets has experienced rapid growth as a result of the widespread deployment of networks such as intranets and the Internet. These networks have increased in number and complexity as has the volume of traffic they carry. The network infrastructure and devices used to access network content must be able to cost-effectively process increasing amounts of information, which requires larger numbers of increasingly high-performance embedded microprocessors. Dataquest, Inc. estimates that approximately 106 million high-performance embedded microprocessors were shipped in 1998, and that this number will grow to approximately 228 million in 2002.

    The key advantages of our embedded microprocessors include their high levels of information processing performance, reduced time to market and price-competitiveness. We believe that our newest generation product, the RM7000, is the highest-performance 64-bit embedded microprocessor in commercial production. This product is designed for demanding networking applications, such as high-speed routers and switches. As the cost of manufacturing our products declines, we broaden our target markets to include customers that demand a balance of price and performance. We consider our ability to migrate our products into new markets to be a key advantage for us.

    Embedded microprocessors are often based on a high-efficiency design approach known as reduced instruction set computing, or RISC, which is fundamentally different from the design approach used in most desktop computer microprocessors. The leading RISC architecture is known as MIPS, and we incorporate this architecture into our products. We believe that we have assembled one of the foremost MIPS architecture design teams, with engineers averaging approximately 13 years of microprocessor design experience. We use third parties to fabricate our microprocessors, and by doing so seek to take advantage of the semiconductor process expertise of leading manufacturers. This also allows us to work with those manufacturers offering the most advanced manufacturing processes and competitive prices.

    Our objective is to maintain a leadership position in designing and developing high-performance embedded microprocessors. In addition, we intend to continue to introduce our products into the high-performance segments of the embedded microprocessor market, eventually migrating these products into more price-sensitive segments within our target markets. Further, we intend to continue establishing relationships with customers that are market leaders in order to be on the leading edge of new technologies and market trends.

    We generate revenue primarily from direct sales of our products to systems manufacturers and to a lesser extent from royalties associated with our license of microprocessor designs to third parties. We have customer relationships with market leaders in each of our target markets, including Cisco Systems, Inc., Hewlett-Packard Company and WebTV Networks, Inc.


    We have incurred net losses in each quarter since we began developing and marketing our own products. As of December 31, 1999, we had an accumulated deficit of $26.6 million, and we may not achieve or sustain profitability.



    We incorporated in California in August 1991 and reincorporated in Delaware in December 1999. Our principal executive offices are located at 3255-3 Scott Boulevard, Suite 200, Santa Clara, California 95054, and our telephone number is
(408) 565-0300. We maintain a worldwide web site at www.qedinc.com. The information on our web site is not incorporated by reference into this prospectus. All trademarks and trade names appearing in this prospectus are the property of their respective holders.


    Unless otherwise indicated, all information in this prospectus:


    - gives effect to the conversion of each outstanding share of preferred stock into one share of common stock effective upon the closing of the offering; and



    - assumes no exercise of the underwriters' over-allotment option.

                                  THE OFFERING


Common stock to be offered by us............  3,000,000 shares
Common stock to be offered by the selling     720,000 shares
  stockholder...............................
Common stock to be outstanding after this     25,912,501 shares
  offering..................................
Use of proceeds to us.......................  We intend to use the net proceeds from this offering for general corporate purposes,
                                                including capital expenditures and working
                                                capital. See "Use of Proceeds."
Proposed Nasdaq National Market symbol......  QEDI



    The number of shares of our common stock to be outstanding immediately after this offering is based on the number of shares outstanding at December 31, 1999. This number does not take into account:



    - 4,704,201 shares of common stock issuable upon exercise of outstanding options at an average exercise price of $2.02 per share;


    - 177,750 shares of common stock issuable upon exercise of outstanding warrants at an average exercise price of $2.03 per share; and


    - 1,839,635 shares of common stock reserved for issuance under our stock plans, which are not subject to outstanding options.


                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The pro forma basic and diluted share calculation below reflects the conversion upon the closing of this offering of all outstanding shares of preferred stock into 13,618,837 shares of common stock as if the conversion occurred at the date of original issuance.


                                                                                                       SIX MONTHS
                                                          YEAR ENDED JUNE 30,                      ENDED DECEMBER 31,
                                         -----------------------------------------------------  ------------------------
                                           1995       1996       1997       1998       1999        1998         1999
                                         ---------  ---------  ---------  ---------  ---------  -----------  -----------
STATEMENT OF OPERATIONS DATA:
Product revenue........................  $      --  $      --  $      --  $   1,428  $  10,937   $   2,810    $  19,338
Total revenue..........................      7,870      5,827     10,063      6,480     15,362       5,127       21,227
Gross profit...........................      7,870      5,827     10,063      2,766      6,849       2,007        9,138
Operating income (loss)................      1,445     (2,041)    (1,481)    (9,915)   (11,745)     (6,885)      (2,395)
Net income (loss)......................        890     (1,041)    (1,201)    (9,883)   (11,769)     (6,865)      (2,259)
Basic income (loss) per share..........  $     .19  $    (.20) $    (.21) $   (1.53) $   (1.45)  $    (.87)   $    (.25)
Diluted income (loss) per share........  $     .14  $    (.20) $    (.21) $   (1.53) $   (1.45)  $    (.87)   $    (.25)
Basic average common shares
  outstanding..........................      4,644      5,320      5,746      6,451      8,111       7,901        8,911
Diluted average common shares
  outstanding..........................      6,444      5,320      5,746      6,451      8,111       7,901        8,911
Pro forma basic and diluted net loss
  per share............................                                              $    (.63)               $    (.10)
Shares used in pro forma per share
  calculation..........................                                                 18,717                   22,530



    The "as adjusted" column below reflects the issuance and sale of 3,000,000 shares of our common stock by us, at an assumed initial public offering price of $11.00 per share, and the application of the net proceeds to us from the offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.



                                                                                              DECEMBER 31, 1999
                                                                                            ----------------------
                                                                                             ACTUAL    AS ADJUSTED
                                                                                            ---------  -----------
BALANCE SHEET DATA:
Cash, cash equivalents, short-term investments and restricted cash........................  $  11,595   $  41,335
Working capital...........................................................................     15,343      45,083
Total assets..............................................................................     28,869      58,609
Long-term liabilities, less current portion...............................................      1,542       1,542
Total stockholders' equity................................................................     16,496      46,236

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW, TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS, BEFORE MAKING AN INVESTMENT DECISION. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY ADVERSELY AFFECTED. IN THIS CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATED TO OUR BUSINESS

    WE HAVE A LIMITED OPERATING HISTORY UNDER OUR CURRENT BUSINESS MODEL, WHICH MAKES IT DIFFICULT TO PREDICT OUR FUTURE OPERATING RESULTS.

    We were incorporated in 1991 and began business as a provider of proprietary microprocessor designs to semiconductor companies. In 1996, we obtained a license to design, manufacture and sell embedded microprocessors using intellectual property developed by MIPS Computer Systems, Inc., currently known as MIPS Technologies, Inc. Since obtaining this license, we have transitioned to a company that develops and markets its own products. Therefore, we have operated under our current business model for a short period of time. This limited operating history makes it difficult to predict our future revenue and expenses.


    WE HAVE NOT BEEN PROFITABLE OPERATING UNDER OUR CURRENT BUSINESS MODEL, AND WE MAY NOT ACHIEVE PROFITABILITY.



    In 1997, we began transitioning from a provider of proprietary microprocessor designs to a company that develops and markets its own products, and since then we have lost money in each quarter. Although product revenue has increased significantly in the year ended June 30, 1999 and in the six months ended December 31, 1999, we still have not achieved profitability. If our revenue does not increase, we may not achieve or sustain profitability.


    WE EXPERIENCE FLUCTUATIONS IN OUR OPERATING RESULTS DUE TO A NUMBER OF FREQUENTLY CHANGING BUSINESS CONDITIONS, WHICH MAY CAUSE OUR STOCK PRICE TO DECLINE.

    We experience fluctuations in our operating results due to a variety of factors, including:

    - the timing and amount of orders from our customers, including cancellations and reschedulings;

    - the gain or loss of significant customers, including as a result of industry consolidation;


    - seasonality in some of our target markets;


    - changes in the mix of products we sell;

    - changes in demand by the end users of our customers' products;

    - market acceptance of our current and future products;

    - variability of our customers' product life cycles;

    - changes in the average selling prices of embedded microprocessors or the products that incorporate them due to our customers reaching volume production, technological change, product obsolescence or otherwise; and

    - cancellations, changes or delays of deliveries to us by our manufacturers, including as a result of the availability and terms of manufacturing capacity.

    Revenue from the sale of our embedded microprocessors is dependent upon companies designing our microprocessors into their products, which we refer to as "design wins." Our gross margin is impacted by the mix of revenue among our products. As a result of these factors and those listed above, our lengthy sales cycle and our dependence on relatively few customers whose order cycles vary significantly, our revenue and gross margin could fluctuate significantly.

    We cannot accurately forecast all of the above factors. As a result, we believe that period-to-period comparisons do not indicate future operating results. Our operating results in a future quarter or quarters may fall below the expectations of public market analysts or investors. If this were to occur, the price of our common stock could decline.

    THE INABILITY OF OUR RM7000 EMBEDDED MICROPROCESSOR TO ACHIEVE CONTINUED MARKET ACCEPTANCE COULD HARM OUR NEAR-TERM GROWTH.

    We believe that our RM7000 embedded microprocessor, which we began shipping in the second half of 1998, will form the basis for our next-generation family of embedded microprocessors. Although we have achieved design wins for the RM7000, some of them may not result in revenue to us. If the RM7000 does not achieve continued market acceptance:

    - revenue from our existing products could be inadequate to cover our expenses, including the cost of selling, marketing, developing and manufacturing the RM7000 and other new products;

    - our brand and reputation could be damaged; and

    - our competitors' products could achieve greater market share as our market share declines.

    OUR FAILURE TO DEVELOP AND INTRODUCE NEW PRODUCTS ON A TIMELY BASIS COULD IMPAIR OUR ABILITY TO ATTRACT AND RETAIN CUSTOMERS.

    The semiconductor industry is characterized by rapidly changing technology, frequent product introductions and ongoing demands for greater speed and functionality. Therefore, we must continually design, develop and introduce new products with improved features to be competitive. To introduce these products on a timely basis we must:

    - design innovative and performance-improving features that differentiate our products from those of our competitors;

    - transition our products to new manufacturing process technologies;

    - identify emerging technological trends in our target markets, including new standards for our products;

    - accurately define and design new products to meet market needs;

    - anticipate changes in end-user preferences with respect to our customers' products;

    - bring products to market on a timely basis at competitive prices; and

    - respond effectively to technological changes or product announcements by others.

    We cannot assure you that we will be able to meet the design and market introduction schedules for our new products or enhancements to our existing products or that these products will achieve market acceptance.

    WE MUST ACHIEVE NEW DESIGN WINS, AND THESE DESIGN WINS MUST TRANSLATE INTO CUSTOMER PURCHASES, FOR OUR PRODUCT REVENUE TO INCREASE.

    Our success depends in large part upon achieving design wins for our products with current and future customers. Design wins are indications by existing and potential customers that they intend to incorporate our products into new designs. To achieve design wins, we must continually increase the performance levels of our embedded microprocessors, keep pace with evolving industry standards and introduce new products in a timely manner. If we fail to achieve design wins, we will lose potential sales opportunities.

    Design wins, however, do not necessarily result in purchase orders for our products. Our design wins are solely an expression of interest by customers and are not supported by binding contracts of any nature. Design wins also may not result in future revenue for the following reasons:

    - consolidation of our customer base or acquisitions of our customers;

    - failure of our customers' products to compete in their respective markets; and

    - cancellation of development of a customer's product that incorporates our embedded microprocessors.

    WE FACE INTENSE COMPETITION IN THE MARKET FOR EMBEDDED MICROPROCESSORS.

    Competition in the market for embedded microprocessors is intense, and we expect it to increase in the future. We face competition from:

    - other licensees of technology from MIPS Technologies, including NEC Corporation, Toshiba Corporation and Integrated Device Technology, Inc.;

    - companies utilizing alternative reduced instruction set computing, or RISC, technologies, including ARM/Strong Arm, developed by ARM Holdings plc and Intel; Hitachi SH, developed by Hitachi; and PowerPC, developed by Motorola, Inc. and IBM Corporation; and

    - companies utilizing technologies other than RISC.

    Many of our existing competitors, as well as a number of potential new competitors, have longer operating histories, greater brand recognition, larger customer bases and greater financial and marketing resources than we do. They may therefore be able to respond more quickly than we can to new or emerging technologies and changes in customer requirements. They may also be able to devote greater resources than we can to the development and promotion of their technologies and products. We also face competition from several private companies in various stages of development. In addition, our competitors that are licensees of MIPS Technologies may obtain more favorable terms under their current or future licenses, which would place us at a competitive disadvantage.

    Furthermore, many of our existing and potential customers have the resources to internally develop microprocessors and other devices that perform all or a portion of the functions performed by our products. If these customers decided to develop embedded microprocessors internally rather than purchasing our products, we would lose sales opportunities.

    IF OUR TARGET MARKETS REJECT THE MIPS MICROPROCESSOR ARCHITECTURE, SUPPORT AND DEMAND FOR OUR PRODUCTS WILL DECLINE.

    We have derived and expect to continue to derive substantially all of our product revenue from products based on the MIPS microprocessor architecture. Therefore, our success is dependent on continued acceptance of this architecture within our target markets. Moreover, a large number of companies currently develop semiconductor design tools, components and products that are compatible with and optimized for the MIPS microprocessor architecture. If these companies ceased to provide these tools for any reason, it could become more difficult or less desirable for manufacturers and others to continue to support the MIPS microprocessor architecture. If the markets for embedded microprocessors adopt an alternative technology, we could lose the support of these MIPS architecture-based tools, components and products and the demand for our products would decline.

    IF MIPS TECHNOLOGIES DEVELOPS FUTURE GENERATIONS OF ITS TECHNOLOGY, WE MAY NOT BE ABLE TO OBTAIN A LICENSE ON REASONABLE TERMS.

    MIPS Technologies has introduced, and will likely continue to introduce, new generations of its microprocessor technology architecture containing improvements that are not covered by the technology we are currently licensing from MIPS Technologies. Our success could depend on our ability to develop products that incorporate those improvements. We may not be able to license the technology for any new improvements from MIPS Technologies on commercially reasonable terms or at all. If we cannot obtain required licenses from MIPS Technologies, we could encounter delays in product development while we attempt to develop similar technology, or we may not be able to develop, manufacture and sell products incorporating this technology.

    WE DEPEND UPON OUR LICENSE OF MICROPROCESSOR TECHNOLOGY FROM MIPS TECHNOLOGIES AS THE BASIS FOR OUR PRODUCTS, AND WE WILL BE UNABLE TO MARKET OUR PRODUCTS IF THIS LICENSE IS TERMINATED.

    All of our current products and planned future products are based upon the microprocessor technology we license from MIPS Technologies. Our failure to comply with any of the terms of our license agreement could result in the termination of our rights, preventing us from marketing our current and planned products.

    THE LOSS OF ANY OF OUR KEY PERSONNEL OR THE FAILURE TO HIRE AND RETAIN ADDITIONAL QUALIFIED PERSONNEL COULD IMPAIR OUR ABILITY TO DEVELOP AND MARKET OUR PRODUCTS.

    Our success depends to a significant degree upon the continued contributions of our key management, engineering and sales and marketing personnel, especially our design engineers, who we believe are difficult to replace. We are particularly dependent upon the continued services of Thomas J. Riordan, our Chief Executive Officer, President and a director, and Raymond Kunita, our Chief Operating Officer and Vice President of Engineering. Competition for highly skilled managerial, engineering and sales and marketing personnel in the semiconductor industry is intense, and we may not succeed in attracting and retaining these personnel. Our inability to attract and retain qualified personnel in the future or delays in hiring required personnel could impair our ability to meet customer and technological demands or our ability to develop and market our products. We do not have either employment contracts with, or key person life insurance on, any of our key personnel.

    OUR DEPENDENCE ON THIRD PARTIES TO FABRICATE OUR EMBEDDED MICROPROCESSORS REDUCES OUR CONTROL OVER THE PRODUCTION, SUPPLY AND DELIVERY OF OUR PRODUCTS.


    We currently rely on third parties to fabricate our products. In the year ended June 30, 1999 and the six months ended December 31, 1999, IBM and Taiwan Semiconductor Manufacturing Company Ltd., or TSMC, performed all of our product fabrication. We recently amended our contract with IBM, which expires no sooner than November 14, 2002. IBM is not obligated under this contract to provide us with any specified number of products, at any specified price. TSMC fabricates our microprocessors on a purchase order basis, and we do not currently have a long-term contract with TSMC.


    There are significant risks associated with our reliance on third parties to fabricate our products, including:

    - manufacturing capacity may be unavailable to us, even though we may have submitted a product order;

    - we have limited control over product delivery schedules, and we may not receive products within the time frames and in the volumes required by us at a favorable cost or at all;

    - we could face delays in obtaining, or we might not be able to obtain access to, key fabrication process technologies; and

    - we have limited control over quality assurance, manufacturing yields and production costs.

    Currently, our semiconductor manufacturers require approximately 13 to 15 weeks to deliver new orders, which often requires us to place orders in advance of expected purchase orders from our customers. As a result, we have only a limited ability to react to fluctuations in demand for our products, which could cause us to have an excess or a shortage of inventory of a particular product.

    If our manufacturers are unable or unwilling to continue to manufacture our products in required volumes or at commercially acceptable costs, we may be forced to seek other manufacturing sources for our products. Transferring to another manufacturer would require a significant amount of time, and we cannot assure you that we could make a smooth and timely transition.


    In the past, we have experienced delays in the delivery of products by our manufacturers, and we may experience delays in the future. As a result of the September 21, 1999 earthquake in Taiwan, many semiconductor manufacturers, including TSMC, experienced disruptions in their operations resulting in the temporary cessation of semiconductor fabrication, the loss of some work in process, delays in semiconductor shipments and limitations on manufacturing capacity. To date, the earthquake has not had a material impact on our operations. At this time, it is difficult to predict whether the earthquake will have a material impact on our operations in the future. The disruption in semiconductor manufacturing may result in product shortages that exceed our current inventory reserves. Furthermore, even if we do not experience product shortages, suppliers of other components incorporated into our customers' products may experience shortages, which could affect the demand for our products.


    OUR DEPENDENCE UPON THIRD PARTIES TO ASSEMBLE AND TEST SUBSTANTIALLY ALL OF OUR PRODUCTS REDUCES OUR CONTROL OF PRODUCT DELIVERY SCHEDULES AND QUALITY ASSURANCE.

    Because third parties assemble and test substantially all of our products, we do not directly control our product delivery schedules and quality assurance. This lack of control could result in product shortages, particularly in the case of new products. Product shortages could increase our fabrication, assembly or testing costs or delay delivery of our products. We do not have long-term contracts with the companies that test and assemble our products, and we typically procure services from them on a per order basis. Therefore, we may not be able to continue to obtain assembly and testing services for our products on acceptable terms, or at all. If we are required to find and qualify alternative assemblers or testers for our products, we could experience delays in product shipments or a decline in product quality.

    WE MAY NOT ACHIEVE ACCEPTABLE PRODUCT YIELDS FROM OUR THIRD-PARTY MANUFACTURERS, WHICH COULD INCREASE THE COST AND REDUCE THE SUPPLY OF OUR PRODUCTS.

    In the process of manufacturing embedded microprocessors, contaminants, manufacturing errors and other factors can result in a substantial percentage of nonfunctional products, and many semiconductor companies frequently encounter difficulties in achieving acceptable product yields. The proportion of functional products derived from a particular manufacturing process is referred to as product "yield." If we do not achieve planned yields, our product costs would increase and product availability would decrease. Yield problems may not be identified and resolved, if ever, until a product has been manufactured and can be analyzed and tested. As a result, yield problems are often difficult, time consuming and expensive to correct. The risk of low yields is compounded by the offshore location of some of our third-party manufacturing facilities, increasing the effort and time required to identify, communicate and resolve manufacturing yield problems.

    In the past, we have experienced lower yields and related problems more often with newer products than with mature products. For example, shipments to customers have been delayed by as much as three weeks because of low-yielding manufacturing processes on new products. Other companies have experienced poor yields with respect to mature products, and we may also experience poor yields on mature products. While we believe that our manufacturing yields have generally been consistent with industry norms, we may experience yield problems in the future that have a significant impact on our operating results and our ability to deliver our products to our customers in a timely manner. If we do not deliver our products to our customers in a timely manner, they may choose other suppliers.

    WE RELY ON FOREIGN THIRD-PARTY MANUFACTURING OPERATIONS, WHICH EXPOSES US TO RISKS INHERENT IN INTERNATIONAL OPERATIONS.

    We are subject to risks associated with conducting business outside of the United States because a large portion of our semiconductor fabrication and substantially all of our assembly and testing operations occur in foreign countries. These risks include:

    - unexpected changes in U.S. or foreign regulatory requirements;

    - additional costs and delays associated with tariffs, quotas and other trade barriers and restrictions; and

    - uncertainties relating to political, social and economic conditions.

    In addition, all of our current arrangements with third-party manufacturers provide for pricing and payment in U.S. dollars. Fluctuations in currency exchange rates, therefore, could cause our third-party manufacturers to increase their prices, which would reduce our gross margin.

    OUR FAILURE TO PROTECT OUR PROPRIETARY RIGHTS, OR THE COSTS OF PROTECTING THESE RIGHTS, MAY HARM OUR ABILITY TO COMPETE.

    Third parties may be able to copy or reverse engineer aspects of our products or obtain and use information that we regard as proprietary. Our success and ability to compete is dependent in part upon continued protection of our proprietary rights. Our failure to adequately protect our proprietary rights could result in our competitors offering similar products, potentially resulting in our loss of a competitive advantage and decreased revenue. In addition, as a licensee of patent rights relating to the MIPS architecture, we rely upon MIPS Technologies to enforce its patent rights against infringers. If MIPS Technologies fails to enforce its patent rights, we might not be able to compete successfully. We also seek to protect our trade secrets and proprietary information through confidentiality agreements with our employees and consultants and with other parties. However, we may not have an adequate remedy in the event these agreements are breached or any remedy if our trade secrets are independently developed by others. Despite our efforts to protect our proprietary rights, existing intellectual property laws afford only limited protection. In addition, the laws of some foreign countries provide only limited proprietary rights protection.

    Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. This litigation could result in substantial costs and diversion of resources.

    WE COULD BE SUBJECT TO CLAIMS OF INFRINGEMENT OF THIRD-PARTY INTELLECTUAL PROPERTY, WHICH COULD RESULT IN SIGNIFICANT EXPENSE AND LOSS OF INTELLECTUAL PROPERTY RIGHTS.

    The semiconductor industry is characterized by uncertain and conflicting intellectual property claims and frequent intellectual property litigation, especially regarding patent rights. From time to time, third parties may assert patent, copyright, trademark and other intellectual property rights to technologies that are important to our business. We may receive notices of claims that our products infringe or may infringe these rights. Any litigation to determine the validity of these claims, including claims arising through our contractual indemnification of our customers, regardless of their merit or resolution, would likely be costly and divert the efforts and attention of our management and technical personnel. We cannot assure you that we would prevail in this litigation given the complex technical issues and inherent uncertainties in intellectual property litigation. If this litigation resulted in an adverse ruling, we could be required to:

    - pay substantial damages;

    - cease the manufacture, use or sale of infringing products;

    - discontinue the use of certain technology; or

    - obtain a license under the intellectual property rights of the third party claiming infringement, which license may not be available on reasonable terms, or at all.

    OUR LENGTHY SALES CYCLE MAKES IT DIFFICULT FOR US TO PREDICT IF OR WHEN A SALE WILL BE MADE, WHICH INCREASES OUR RISKS RELATED TO CUSTOMER CANCELLATIONS.

    The timing of our sales revenue is difficult to predict because of the length and variability of the sales cycle for our products. Our sales cycle typically includes a three- to six-month period prior to our achieving a design win and an additional 12- to 24-month period before a customer commences volume production of products incorporating our embedded microprocessors. While potential customers are evaluating our products and before they place an order with us, we may incur sales and marketing expenses and expend significant management effort. Therefore, we take risks related to product cancellations or changed product plans, which could result in the loss of anticipated sales or missed sales opportunities.

    OUR REVENUE AND PROFITS MAY DECREASE IF WE LOSE ANY OF OUR SIGNIFICANT CUSTOMERS.


    Historically, a relatively small number of customers have accounted for a significant portion of our total revenue in any particular period. The loss of any significant customer could cause our revenue to decline. In the year ended June 30, 1999, our four largest customers, including sales to their respective manufacturing subcontractors, accounted for 23%, 20%, 15% and 12% of our total revenue. In the six month period ended December 31, 1999, these same four customers accounted for 34%, 16%, 14%, and 5% of our total revenue. We anticipate that sales of our products to relatively few customers will continue to account for a significant portion of our total revenue. We have no long-term purchase commitments with any of our significant customers. Therefore, these customers could cease purchasing our products with limited notice and with little or no penalty.


    Our dependence on a small number of customers increases the risks associated with our potential loss of customers resulting from business combinations or consolidations. If a customer or potential customer were acquired or combined with another company, the resulting company could cancel development efforts, design wins or purchase orders as part of the integration process.

    IF WE FAIL TO ESTABLISH AND MAINTAIN OUR RELATIONSHIPS WITH KEY PARTICIPANTS IN OUR TARGET MARKETS, WE MAY HAVE DIFFICULTY MARKETING OUR PRODUCTS.

    It is important to our success to establish and maintain relationships with customers who are technology or market-share leaders in our target markets. We believe that we need to work closely with these customers to gain valuable insight into market demands for new products and in order to help us design new embedded microprocessors. If we fail to establish and maintain these relationships, it would be more difficult for us to develop and market products offering features that address emerging market trends.

    In addition, to help sell our products, we rely upon our relationships with vendors of collateral products and tools, such as companion integrated circuits, operating systems and a variety of system design tools. If we fail to maintain current relationships and to develop new relationships with these vendors, our products may not remain compatible with other products and tools. This lack of compatibility could affect our ability to acquire greater market share.

    MANY OF OUR SALES REPRESENTATIVES ARE NEW TO THE COMPANY, AND IF THEY FAIL TO SUCCESSFULLY MARKET OUR PRODUCTS OR IF WE FAIL TO EXPAND THE NUMBER OF OUR SALES REPRESENTATIVES, WE MAY NOT BE ABLE TO INCREASE SALES AND MARKET AWARENESS OF OUR PRODUCTS.

    We depend on sales representatives to sell a substantial portion of our products. We have established relationships with many of our sales representatives within the last year, and we are unable to predict how successful these sales representatives will be in marketing and selling our products. In addition, we must expand the number of sales representatives both domestically and internationally. Without this increase, we may not be able to increase sales and market awareness of our products. Competition for qualified sales representatives is intense. We may not be able to retain our existing sales representatives or engage the type and number of sales representatives that we require on a timely basis or at all. In addition, all of our sales representatives' agreements may be terminated upon 30-days notice by either party.

    OUR RAPID GROWTH HAS STRAINED OUR RESOURCES, AND WE MAY NOT BE ABLE TO MANAGE FUTURE GROWTH.


    We have experienced a period of rapid growth and expansion, which has placed, and continues to place, a significant strain on our resources. This growth has required us to increase the number of our employees from 48 as of September 30, 1997 to 97 as of December 31, 1999, and otherwise expand our operations, which has resulted in increased responsibilities for our management. If we continue to expand our operations, we may significantly strain our management, manufacturing, financial, information systems and other resources. Moreover, we cannot be certain that our systems, procedures, controls and existing space will be adequate to support our operations. We are currently implementing a new enterprise resource planning system to accommodate the growth in our operations, and we may not be able to implement this system effectively or on a timely basis.


    IF OUR PRODUCTS CONTAIN DEFECTS OR FAIL TO ACHIEVE INDUSTRY RELIABILITY STANDARDS, OUR BUSINESS REPUTATION WILL BE HARMED, AND WE MAY INCUR SIGNIFICANT UNEXPECTED EXPENSES AND LOSE SALES OPPORTUNITIES.

    Our products have in the past contained, and may in the future contain, undetected errors. Errors are more common when products are introduced or as new versions are released. We may find errors, defects or failures in our products after commencement of commercial shipments. If this happens, we may experience:

    - delay in or loss of market acceptance and sales;

    - product returns;

    - diversion of development resources;

    - injury to our reputation; or

    - increased service and warranty costs.

    Moreover, because we design many of our embedded microprocessors for products that provide critical communications services, we may be subject to significant liability claims. Our agreements with customers typically contain provisions intended to limit our exposure to liability claims. These limitations may not, however, preclude all potential claims from being made. We do not currently have product liability insurance, and our general liability insurance generally would not cover any claims sought against us. Furthermore, our agreements with our manufacturers contain limitations on their obligations to indemnify us if our embedded microprocessors contain manufacturing defects. Liability claims could require us to spend significant time and money in litigation or to pay significant damages. As a result, any of these claims, whether or not successful, could seriously damage our reputation and our business.

RISKS RELATED TO OUR INDUSTRY

    THE GROWTH OF OUR TARGET MARKETS DEPENDS UPON THE CONTINUED GROWTH OF THE INTERNET, AND, THEREFORE, OUR OPERATING RESULTS COULD BE HARMED IF THE INTERNET AND, HENCE, OUR TARGET MARKETS FAIL TO GROW OR GROW MORE SLOWLY THAN EXPECTED.


    We derive our revenue from the sale of embedded microprocessors targeted at the networking/communications infrastructure equipment, business network equipment and consumer network products markets. In particular, we depend on the continued growth of the Internet, which largely dictates the demand for the products incorporating our embedded microprocessors. The continued growth of the Internet depends on various factors, many of which are outside our control. Risks related to continued growth of the Internet include that:



    - Internet infrastructure may not be able to support the demands placed on it;


    - performance and reliability of the Internet may decline as usage grows;
      and


    - privacy, security and authentication concerns with respect to the transmission of confidential information over the Internet may result in decreased usage.


    Although our target markets have experienced significant growth in recent years, they may not continue to grow as rapidly or at all. If they fail to grow, or grow more slowly than expected, our operating results could be harmed.

    THE CYCLICALITY OF THE SEMICONDUCTOR INDUSTRY MAY IMPACT OUR OPERATING RESULTS.

    The semiconductor industry is highly cyclical and subject to rapid technological change. From time to time, the semiconductor industry has experienced significant economic downturns, characterized by diminished product demand, accelerated erosion of prices and excess production capacity. Our industry also periodically experiences increased demand and production capacity constraints. Accordingly, our operating results may vary significantly as a result of general conditions in the semiconductor industry.

    OUR FAILURE AND THE FAILURE OF OUR KEY MANUFACTURERS AND CUSTOMERS TO BE YEAR 2000 COMPLIANT MAY HARM OUR BUSINESS AND RESULTS OF OPERATIONS.

    The Year 2000 computer issue creates a significant risk for us in at least three areas:

    - systems we use to run our business;

    - systems used by our manufacturers; and

    - warranty or other claims arising from our products.

    A failure in any of these areas to be Year 2000 compliant may seriously harm our business and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Computer System Compliance."

RISKS RELATED TO THIS OFFERING

    OUR STOCK PRICE MAY BE VOLATILE, AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE OFFERING PRICE.

    The market for the securities of high technology companies in general, and of companies in the semiconductor industries in particular, has been highly volatile. It is likely that the price of our common stock will fluctuate widely in the future. Factors that could affect the trading price of our common stock include:

    - quarterly variations in our operating results;

    - changes in the general conditions of the embedded microprocessor or semiconductor markets;

    - changes in financial estimates or recommendations by stock market analysts regarding us or our competitors;

    - our sales of common stock or other securities in the future;

    - the hiring or departure of our key personnel;

    - announcements by us or our competitors of significant contracts, new products or product enhancements, acquisitions, distribution relationships, joint ventures or capital commitments; and

    - changes in market valuations of other embedded microprocessor companies.

    PURCHASERS OF COMMON STOCK IN THIS OFFERING WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION.


    The initial public offering price is substantially higher than the book value per share of our common stock. As a result, you will experience immediate and substantial dilution of $9.22 in the pro forma net tangible book value per share, based on an assumed public offering price of $11.00 per share. This dilution is in large part because our earlier investors paid substantially less than the initial public offering price in this offering when they purchased their shares of common stock. You will experience additional dilution upon exercise of outstanding stock options and warrants.


    MANAGEMENT HAS BROAD DISCRETION ON HOW TO USE THE PROCEEDS FROM THIS OFFERING AND MAY NOT APPLY THE PROCEEDS IN A MANNER THAT INCREASES THE VALUE OF YOUR INVESTMENT.

    Management will have broad discretion with respect to the expenditure of the net proceeds from this offering. The proceeds have not been allocated for specific purposes. You will be entrusting your funds to our management, upon whose judgment you must depend, with limited information concerning the specific working capital requirements and general corporate purposes to which the funds will ultimately be applied. We may not be able to yield a significant return on any investment of the proceeds.

    WE MAY ENGAGE IN ACQUISITIONS THAT MAY HARM OUR OPERATING RESULTS, DILUTE OUR STOCKHOLDERS AND CAUSE US TO INCUR DEBT OR ASSUME CONTINGENT LIABILITIES.

    As part of our business strategy, we may make investments in complementary companies, products or technologies that we believe would be advantageous to the development of our business. If we acquire a company, we could have difficulty in assimilating that company's personnel and operations. In addition, the key personnel of the acquired company may decide not to work for us. If we make other types of acquisitions, we could have difficulty in assimilating the acquired technology or products into our operations. These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses. Furthermore, we may issue equity securities to pay for any future acquisitions, which could be dilutive to our existing stockholders. We may also incur debt or assume contingent liabilities in connection with acquisitions, which could harm our operating results.

    PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS OR DELAWARE LAW MAY DELAY OR PREVENT A CHANGE OF CONTROL TRANSACTION AND, THEREFORE, DEPRESS THE MARKET PRICE OF OUR STOCK.

    Delaware corporate law and our certificate of incorporation and bylaws contain provisions that could delay, defer or prevent a change in control of our company on terms which you may deem advantageous. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions:

    - authorize the issuance of "blank check" preferred stock, which is preferred stock that our board of directors can create and issue without prior stockholder approval, with rights senior to those of common stock;

    - provide for a board of directors with staggered terms;

    - prohibit stockholder action by written consent; and

    - establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting.

    A LIMITED NUMBER OF STOCKHOLDERS WILL HAVE THE ABILITY TO INFLUENCE THE OUTCOME OF DIRECTOR ELECTIONS AND OTHER MATTERS REQUIRING STOCKHOLDER APPROVAL.


    After completion of this offering, our officers and directors and parties affiliated with or related to these persons or to us will own approximately 39.9% of the outstanding shares of our common stock. Accordingly, these stockholders will likely determine the outcome of director elections and other matters submitted to our stockholders for approval, including potential mergers or acquisitions and amendments to our certificate of incorporation. Stockholders other than these principal stockholders are therefore likely to have little or no influence on decisions regarding these matters.


    THE PRICE OF OUR STOCK COULD DECREASE AS A RESULT OF SHARES BEING SOLD IN THE MARKET AFTER THE OFFERING.


    Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. The number of shares of common stock available for sale in the public market is limited by restrictions under federal securities law and under lockup agreements that our stockholders have entered into with the underwriters, and with us. Those lockup agreements restrict our stockholders from selling, pledging or otherwise disposing of their shares for a period of 180 days after the date of this prospectus without the prior written consent of Morgan
Stanley & Co. Incorporated. However, Morgan Stanley & Co. Incorporated may, in its sole discretion, release all or any portion of the common stock from the restrictions of the lockup agreements. The following table indicates approximately when the 22,192,501 shares of our common stock that are not being sold in the offering, but which were outstanding as of December 31, 1999, assuming the conversion of all outstanding preferred stock, will be eligible for sale into the public market:



                                                                            ELIGIBILITY OF
                                                                              RESTRICTED
                                                                          SHARES FOR SALE IN
                                                                             PUBLIC MARKET
                                                                         ---------------------
On the date of this prospectus.........................................                 --
180 days after the date of this prospectus.............................         11,668,412
180 days after the date of this prospectus, subject to volume
  limitations..........................................................         10,341,726
More than 180 days after the date of this prospectus...................            182,363



    Additionally, of the 4,881,951 shares issuable upon exercise of outstanding options and warrants to purchase our common stock outstanding as of December 31, 1999, approximately 2,072,574 shares will be vested and eligible for sale 180 days after the date of this prospectus. For a further description of the eligibility of shares for sale into the public market following the offering. See "Shares Eligible for Future Sale."


    In addition, as soon as practicable after the date of this prospectus, we intend to file a registration statement on Form S-8 with the Securities and Exchange Commission covering the 11,000,000 shares of common stock reserved for issuance under our 1999 Equity Incentive Plan, 1999 Non-Employee Directors' Stock Option Plan and 1999 Employee Stock Purchase Plan and for options issued under our previous plans.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," or "continue," or the negative of such terms or other comparable technology. The forward-looking statements contained in this prospectus involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, level of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. These factors include those listed under "Risk Factors" and elsewhere in this prospectus.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus.

                                USE OF PROCEEDS


    We estimate that our net proceeds from the sale of 3,000,000 shares of common stock we are offering will be approximately $29.7 million, at an assumed initial public offering price of $11.00 per share, after deducting estimated underwriting discounts and commissions and after deducting estimated offering expenses payable by us. If the underwriters exercise their over-allotment option in full, we estimate that our net proceeds will be approximately $34.3 million. We will not receive any proceeds from the sale of shares of common stock by the selling stockholder. The primary purposes of this offering are to obtain additional equity capital, create a public market for our common stock and facilitate future access to public markets.


    We intend to use the net proceeds we receive from this offering for general corporate purposes, including capital expenditures and working capital. The amounts that we expend for these purposes will depend on a number of factors, including future revenue growth, if any, and the amount of cash we generate from operations. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering. A portion of the net proceeds may also be used to acquire or invest in complementary businesses, technologies, product lines or products. We have no current agreements or commitments with respect to any acquisition or investment, and we are not currently engaged in negotiations with respect to any acquisition or investment. Pending these uses, we intend to invest the net proceeds of this offering in investment grade, interest-bearing securities.

                                DIVIDEND POLICY

    We have never declared nor paid any cash dividends on our capital stock. We currently intend to retain any future earnings to finance the growth and development of our business and therefore do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, general business condition and other factors as our board of directors may deem relevant.

                                 CAPITALIZATION


    The following table sets forth QED's capitalization as of December 31, 1999
(1) on an actual basis, (2) on a pro forma basis to reflect the conversion of all outstanding shares of preferred stock into an aggregate of 13,618,837 shares of common stock upon consummation of this offering, and (3) on a pro forma as adjusted basis to give effect to the sale of the 3,000,000 shares of common stock by QED in this offering, at an assumed initial public offering price of $11.00 per share, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by QED.



                                                                                       DECEMBER 31, 1999
                                                                              ------------------------------------
                                                                                                        PRO FORMA
                                                                                ACTUAL     PRO FORMA   AS ADJUSTED
                                                                              ----------  -----------  -----------
                                                                                  (IN THOUSANDS, EXCEPT SHARE
                                                                                      AND PER SHARE DATA)
Long-term debt and leases, less current portion.............................  $    1,542   $   1,542    $   1,542
                                                                              ----------   ---------    ---------
Stockholders' equity:
  Preferred stock, $.001 par value, 13,897,750 shares authorized, 13,618,837 shares issued and outstanding, actual; 10,000,000 shares authorized, no
    shares issued and outstanding pro forma and pro forma as adjusted.......          14          --           --
  Common stock, $.001 par value, 29,000,000 shares authorized, 9,293,664 shares issued and outstanding, actual; 100,000,000 shares authorized,
    22,912,501 shares issued and outstanding, pro forma; 100,000,000 shares authorized, 25,912,501 shares issued and outstanding, pro forma as
    adjusted................................................................           9          23           26
  Additional paid-in capital................................................      43,846      43,846       73,583
  Notes receivable from stockholder.........................................         (42)        (42)         (42)
  Deferred stock-based compensation.........................................        (708)       (708)        (708)
  Accumulated deficit.......................................................     (26,623)    (26,623)     (26,623)
                                                                              ----------   ---------    ---------
    Total stockholders' equity..............................................      16,496      16,496       46,236
                                                                              ----------   ---------    ---------
      Total capitalization..................................................  $   18,038   $  18,038    $  47,778
                                                                              ==========   =========    =========


    See Notes 4 and 9 of Notes to Financial Statements for a description of our long-term debt and leases.

    The share numbers in the table above exclude:


    - 4,704,201 shares of common stock issuable upon exercise of options outstanding at December 31, 1999 at a weighted average price of $2.02 per share;


    - outstanding warrants for the purchase of 177,750 shares of our common stock at a weighted average exercise price of $2.03 per share; and


    - an aggregate of 1,839,635 shares reserved for issuance under our 1999 Equity Incentive Plan, 1999 Non-Employee Directors' Stock Option Plan and 1999 Employee Stock Purchase Plan.


    You should read this table in conjunction with "Management--Employee Benefit Plans," "Description of Capital Stock" and Note 7 of Notes to Financial Statements.

                                    DILUTION


    Pro forma net tangible book value as of December 31, 1999 was $16.5 million, or $.72 per share, after giving effect to the conversion of all outstanding shares of preferred stock into an aggregate of 13,618,837 shares of common stock which will occur upon the closing of this offering. Pro forma net tangible book value per share before the offering has been determined by dividing pro forma net tangible book value, total tangible assets less total liabilities by the pro forma number of shares of common stock outstanding at December 31, 1999. After giving effect to the sale of the common stock by QED in this offering, at an assumed initial public offering price of $11.00 per share, and after deducting estimated underwriting discounts and commissions and estimated expenses of the offering payable by QED, the pro forma net tangible book value as of December 31, 1999, would have been $46.2 million, or $1.78 per share. This represents an increase in pro forma net tangible book value per share of $1.06 to existing stockholders and dilution in pro forma net tangible book value per share of $9.22 to new investors who purchase shares in the offering. The following table illustrates this per share dilution:



Assumed initial public offering price per share..............................             $   11.00
  Pro forma net tangible book value per share as of September 30, 1999.......  $     .72
  Increase in pro forma net tangible book value per share attributable to new
    investors................................................................       1.06
                                                                               ---------
Pro forma net tangible book value per share after this offering..............                  1.78
                                                                                          ---------
Dilution per share to new investors..........................................             $    9.22
                                                                                          =========



    The following table sets forth, on the pro forma basis described above, as of December 31, 1999 the difference between the number of shares of common stock purchased from QED, the total consideration paid, and the average price per share paid by the existing stockholders and by investors purchasing shares in this offering, based upon an assumed initial public offering price of $11.00 per share, before deducting estimated underwriting discounts and commissions and estimated offering expenses:



                                                             SHARES PURCHASED          TOTAL CONSIDERATION        AVERAGE
                                                         -------------------------  --------------------------   PRICE PER
                                                            NUMBER       PERCENT       AMOUNT        PERCENT       SHARE
                                                         ------------  -----------  -------------  -----------  -----------
Existing stockholders..................................    22,912,501        88.4%  $  41,563,000        55.7%   $    1.81
New investors..........................................     3,000,000        11.6      33,000,000        44.3        11.00
                                                         ------------   ---------   -------------   ---------
  Totals...............................................    25,912,501       100.0%  $  74,563,000       100.0%
                                                         ============   =========   =============   =========


    The following table indicates the effect of sales by the selling stockholder on existing and new stockholders:


                                                                                                     SHARES HELD ASSUMING
                                              SHARES HELD BEFORE THE      SHARES HELD AFTER THE        EXERCISE OF OVER-
                                                     OFFERING                   OFFERING               ALLOTMENT OPTIONS
                                             -------------------------  -------------------------  -------------------------
                                               NUMBERS       PERCENT       NUMBER       PERCENT       NUMBER       PERCENT
                                             ------------  -----------  ------------  -----------  ------------  -----------
Existing stockholders......................    22,912,501        88.4%    22,192,501        85.6%    22,084,501        83.8%
New investors..............................     3,000,000        11.6      3,720,000        14.4      4,278,000        16.2
                                             ------------   ---------   ------------   ---------   ------------   ---------
      Total................................    25,912,501       100.0%    25,912,501       100.0%    26,362,501       100.0%
                                             ============   =========   ============   =========   ============   =========


    For a description of the stock owned by the selling stockholder, see "Principal and Selling Stockholders."


    The discussion and tables above exclude 4,704,201 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $2.02 per share and warrants to purchase 177,750 shares of common stock at a weighted average exercise price of $2.03 per share. To the extent that outstanding options are exercised in the future, investors in this offering will experience further dilution.

                            SELECTED FINANCIAL DATA


    You should read the selected financial data set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes included elsewhere in this prospectus. The balance sheet data as of June 30, 1998 and 1999 and the statement of operations data for the years ended June 30, 1997, 1998 and 1999 have been derived from the audited financial statements of QED included elsewhere in this prospectus. The balance sheet data as of June 30, 1995, 1996 and 1997 and the statement of operations data for the years ended June 30, 1995 and 1996 have been derived from audited financial statements of QED not included in this prospectus. The balance sheet data as of December 31, 1999 and the statement of operations data for the six months ended December 31, 1999 and 1998 have been derived from the unaudited financial statements of QED included elsewhere in this prospectus. The unaudited financial data is not indicative of the results for our full fiscal year or any other period.


                                                                                                             SIX MONTHS
                                                                                                                ENDED
                                                                                                              DECEMBER
                                                                       YEAR ENDED JUNE 30,                       31,
                                                      -----------------------------------------------------  -----------
                                                        1995       1996       1997       1998       1999        1998
                                                      ---------  ---------  ---------  ---------  ---------  -----------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Product revenue...................................  $      --  $      --  $      --  $   1,428  $  10,937   $   2,810
  Royalty revenue...................................      2,363      2,712      8,850      5,052      4,425       2,317
  Contract development revenue......................      5,507      3,115      1,213         --         --          --
                                                      ---------  ---------  ---------  ---------  ---------   ---------
    Total revenue...................................      7,870      5,827     10,063      6,480     15,362       5,127
                                                      ---------  ---------  ---------  ---------  ---------   ---------
Cost of product revenue.............................         --         --         --      3,714      8,513       3,120
                                                      ---------  ---------  ---------  ---------  ---------   ---------
Gross profit........................................      7,870      5,827     10,063      2,766      6,849       2,007
                                                      ---------  ---------  ---------  ---------  ---------   ---------
Operating expenses:
  Research and development..........................      5,605      6,733      9,421      9,552     12,381       6,337
  Selling, general and administrative...............        820      1,135      2,123      2,979      5,436       2,275
  Stock-based compensation..........................         --         --         --        150        777         280
                                                      ---------  ---------  ---------  ---------  ---------   ---------
    Total operating expenses........................      6,425      7,868     11,544     12,681     18,594       8,892
                                                      ---------  ---------  ---------  ---------  ---------   ---------
Income (loss) from operations.......................      1,445     (2,041)    (1,481)    (9,915)   (11,745)     (6,885)
Interest income (expense), net......................         64        350        340        121        (24)         20
                                                      ---------  ---------  ---------  ---------  ---------   ---------
Net income (loss) before taxes......................      1,509     (1,691)    (1,141)    (9,794)   (11,769)     (6,865)
Provision (benefit) for income taxes................        619       (650)        60         89         --          --
                                                      ---------  ---------  ---------  ---------  ---------   ---------
Net income (loss)...................................  $     890  $  (1,041) $  (1,201) $  (9,883) $ (11,769)  $  (6,865)
                                                      =========  =========  =========  =========  =========   =========
Basic income (loss) per share.......................  $     .19  $    (.20) $    (.21) $   (1.53) $   (1.45)  $    (.87)
                                                      =========  =========  =========  =========  =========   =========
Diluted income (loss) per share.....................  $     .14  $    (.20) $    (.21) $   (1.53) $   (1.45)  $    (.87)
                                                      =========  =========  =========  =========  =========   =========
Basic average common shares outstanding.............      4,644      5,320      5,746      6,451      8,111       7,901
                                                      =========  =========  =========  =========  =========   =========
Diluted average common shares outstanding...........      6,444      5,320      5,746      6,451      8,111       7,901
                                                      =========  =========  =========  =========  =========   =========
Pro forma basic and diluted net loss per share......                                              $    (.63)
                                                                                                  =========
Shares used in pro forma per share calculation......                                                 18,717
                                                                                                  =========


                                                         1999
                                                      -----------

STATEMENT OF OPERATIONS DATA:
Revenue:
  Product revenue...................................   $  19,338
  Royalty revenue...................................       1,889
  Contract development revenue......................          --
                                                       ---------
    Total revenue...................................      21,227
                                                       ---------
Cost of product revenue.............................      12,089
                                                       ---------
Gross profit........................................       9,138
                                                       ---------
Operating expenses:
  Research and development..........................       6,561
  Selling, general and administrative...............       4,300
  Stock-based compensation..........................         672
                                                       ---------
    Total operating expenses........................      11,533
                                                       ---------
Income (loss) from operations.......................      (2,395)
Interest income (expense), net......................         136
                                                       ---------
Net income (loss) before taxes......................      (2,259)
Provision (benefit) for income taxes................          --
                                                       ---------
Net income (loss)...................................   $  (2,259)
                                                       =========
Basic income (loss) per share.......................   $    (.25)
                                                       =========
Diluted income (loss) per share.....................   $    (.25)
                                                       =========
Basic average common shares outstanding.............       8,911
                                                       =========
Diluted average common shares outstanding...........       8,911
                                                       =========
Pro forma basic and diluted net loss per share......   $    (.10)
                                                       =========
Shares used in pro forma per share calculation......      22,530
                                                       =========



                                                                                   JUNE 30,                         DECEMBER 31,
                                                             -----------------------------------------------------  -------------
                                                               1995       1996       1997       1998       1999         1999
                                                             ---------  ---------  ---------  ---------  ---------  -------------
                                                                                (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents, short-term investments and
  restricted cash..........................................  $   2,005  $   8,215  $   6,973  $   9,756  $  19,465    $  11,595
Working capital surplus (deficit)..........................       (498)     5,036      4,027      8,221     18,174       15,343
Total assets...............................................      5,791     12,243     10,657     15,856     27,879       28,869
Long-term liabilities, less current portion................         --         --         --      1,621      2,375        1,542
Total stockholders' equity.................................      2,061      7,156      5,995      8,509     17,606       16,496

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    YOU SHOULD READ THE FOLLOWING DISCUSSION OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS WITH THE FINANCIAL STATEMENTS AND THE NOTES TO THE FINANCIAL STATEMENTS INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION AND ANALYSIS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS, UNCERTAINTIES AND ASSUMPTIONS. THE ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF MANY FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    We are a leading developer of high-performance embedded microprocessors for use in information-intensive products such as networking/communications infrastructure equipment, business network equipment and consumer network products. We began operations in 1991 as an intellectual property company, developing and licensing microprocessor designs for third parties in exchange for royalty payments. During the year ended June 30, 1997, we began transitioning to a semiconductor company that designs, develops, markets and sells its own high-performance microprocessors using the MIPS microprocessor architecture. Volume shipments of our products began during the three months ended March 31, 1998.


    Continuous growth in our product revenue is dependent upon an increasing number of customers incorporating our microprocessors into their end product designs. We have achieved numerous design wins with existing and new customers. There is generally a time lag ranging from 12 to 24 months between a design win and volume shipments of our products. Design wins are only an expression of interest by potential customers and are not binding contracts of any nature. We cannot assure you that design wins will result in future revenue or that such revenue will be derived in a predictable manner.


    As a result of changes in our business model, we have not entered into any third-party licensing agreements since June 1996 and currently have no plans to do so. Consequently, royalty revenue relates primarily to products sold by our licensees based on designs that are maturing and will become obsolete. We believe that our royalty revenue will continue to decline both in absolute dollars and as a percentage of total revenue.

    We sell our products primarily to original equipment manufacturers and recognize product revenue at the time of product shipment, net of accruals for sales returns and allowances. We recognize royalty revenue when third parties and related parties sell products we have designed.


    We market and sell our products primarily through a direct sales force and through sales representatives in the United States. Although we have sales contracts with representatives in Europe and Asia, substantially all of our product sales to date have been to U.S.-based original equipment manufacturers and their manufacturing subcontractors. In both the year ended June 30, 1999 and the six months ended December 31, 1999, product sales to U.S.-based customers and their manufacturing subcontractors accounted for 96% of our product revenue. Also, sales to our four largest customers, including sales to their respective manufacturing subcontractors, accounted for 23%, 20%, 15% and 12% of total revenue in the year ended June 30, 1999 and 34%, 16%, 14%, and 5% of total revenue in the six months ended December 31, 1999.


    Cost of revenue includes product costs, salaries and overhead costs associated with employees engaged in activities related to the manufacturing of our products. Research and development expense consists primarily of salaries and related overhead costs associated with employees engaged in research, design and development activities as well as the cost of mask sets, wafers and other materials and related services used in the development process. Selling, general and administrative expense consists of salaries, commissions paid to internal and external sales representatives, third party certification and testing costs and legal and accounting services. Stock-based compensation expense relates both to stock-based employee and consultant compensation arrangements. Employee-related stock-based compensation expense is based on the deemed fair value of our common stock and the exercise price of options to purchase that stock on the date of grant and is being recognized on an accelerated basis over the vesting periods of the related options, usually four years. Consultant stock-based compensation expense is based on the Black-Scholes option pricing model.

    We currently use independent suppliers to manufacture, test and assemble all of our products. This business model allows us to focus our resources on the design, development and marketing of our products, rather than on building and maintaining manufacturing facilities. Because we must often place orders for products with our vendors prior to entering into sales contracts, we may be exposed to the risks associated with holding obsolete or excess inventory.

    Our gross margin is affected by the mix of products sold, the position of a product in its life cycle and expenses in connection with the manufacturing process. For example, newly-introduced products generally have higher average selling prices, which typically decline over product life cycles due to competitive pressures and technological advances.


    From July 1, 1997 through December 31, 1999, we have incurred losses in each quarter. If our revenue does not increase, our operating results will be adversely affected, and we may not be able to achieve profitability. At
December 31, 1999, we had an accumulated deficit of $26.6 million.


QUARTERLY RESULTS OF OPERATIONS


    Because we have a limited operating history under our current business model, we believe that year-to-year comparisons prior to 1999 are less meaningful than an analysis of recent quarterly operating results. Accordingly, we are providing a discussion and analysis of our results of operations for the six quarters ended December 31, 1999.



    The following tables present selected unaudited quarterly financial information for each of the six quarters through December 31, 1999 and the percentage of total revenue represented by each item in our statement of operations. This information has been presented on the same basis as the audited financial statements appearing elsewhere in this prospectus and, in the opinion of management, reflects all adjustments necessary for a fair presentation of this information under generally accepted accounting principles. These quarterly results are not necessarily indicative of results for any future period.

                                                            THREE MONTHS ENDED
                                     ----------------------------------------------------------------
                                                                                   SEPT.
                                     SEPT. 30,   DEC. 31,   MAR. 31,   JUN. 30,     30,      DEC. 31,
                                       1998       1998       1999       1999       1999       1999
                                     ---------   --------   --------   --------   --------   --------
                                                              (IN THOUSANDS)
Revenue:
  Product revenue..................   $ 1,383    $ 1,427    $ 2,512    $ 5,615    $ 9,808    $ 9,530
  Royalty revenue..................       507        255        246        380         50        730
  Royalty revenue from related
    parties........................       732        823        837        645        609        500
                                      -------    -------    -------    -------    -------    -------
    Total revenue..................     2,622      2,505      3,595      6,640     10,467     10,760

Cost of product revenue............     1,845      1,275      1,951      3,442      6,414      5,675
                                      -------    -------    -------    -------    -------    -------
Gross profit.......................       777      1,230      1,644      3,198      4,053      5,085
Operating expenses:
  Research and development.........     2,933      3,404      2,917      3,127      3,141      3,420
  Selling, general and
    administrative.................     1,147      1,128      1,274      1,887      2,125      2,175
  Stock-based compensation.........       132        148        238        259        654         18
                                      -------    -------    -------    -------    -------    -------
    Total operating expenses.......     4,212      4,680      4,429      5,273      5,920      5,613

Loss from operations...............    (3,435)    (3,450)    (2,785)    (2,075)    (1,867)      (528)
Interest income (expense), net.....        41        (21)      (155)       111        113         23
                                      -------    -------    -------    -------    -------    -------
Net loss before income taxes.......    (3,394)    (3,471)    (2,940)    (1,964)    (1,754)      (505)
Provision for income taxes.........        --         --         --         --         --         --
                                      -------    -------    -------    -------    -------    -------
Net loss...........................   $(3,394)   $(3,471)   $(2,940)   $(1,964)   $(1,754)   $  (505)
                                      =======    =======    =======    =======    =======    =======


                                                     AS A PERCENTAGE OF TOTAL REVENUE
                                     ----------------------------------------------------------------
                                                                                   SEPT.
                                     SEPT. 30,   DEC. 31,   MAR. 31,   JUN. 30,     30,      DEC. 31,
                                       1998       1998       1999       1999       1999       1999
                                     ---------   --------   --------   --------   --------   --------
Revenue:
  Product revenue..................      52.8 %     57.0 %     69.9 %     84.6 %     93.7 %     88.6 %
  Royalty revenue..................      19.3       10.2        6.8        5.7         .5        6.8
  Royalty revenue from related
    parties........................      27.9       32.8       23.3        9.7        5.8        4.6
                                      -------    -------    -------    -------    -------    -------
    Total revenue..................     100.0      100.0      100.0      100.0      100.0      100.0

Cost of product revenue............      70.4       50.9       54.3       51.8       61.3       52.7
                                      -------    -------    -------    -------    -------    -------
Gross profit.......................      29.6       49.1       45.7       48.2       38.7       47.3
Operating expenses:
  Research and development.........     111.9      135.9       81.1       47.2       30.0       31.8
  Selling, general and
    administrative.................      43.7       45.0       35.5       28.4       20.3       20.2
  Stock-based compensation.........       5.0        5.9        6.6        3.9        6.2         .2
                                      -------    -------    -------    -------    -------    -------
    Total operating expenses.......     160.6      186.8      123.2       79.5       56.5       52.2
                                      -------    -------    -------    -------    -------    -------

Loss from operations...............    (131.0)    (137.7)     (77.5)     (31.3)     (17.8)      (4.9)
Interest income (expense), net.....       1.6        (.8)      (4.3)       1.7        1.0         .2
                                      -------    -------    -------    -------    -------    -------
Net loss before income taxes.......    (129.4)    (138.5)     (81.8)     (29.6)     (16.8)      (4.7)
Provision for income taxes.........        --         --         --         --         --         --
                                      -------    -------    -------    -------    -------    -------
Net loss...........................    (129.4)%   (138.5)%    (81.8)%    (29.6)%    (16.8)%     (4.7)%
                                      =======    =======    =======    =======    =======    =======



    PRODUCT REVENUE. Product revenue has increased each quarter since we began commercial volume shipments of products in the quarter ended March 31, 1998, except for the quarter ended December 31, 1999. This growth is attributable to new product introductions and enhancements and an increasing number of design wins for our products. In addition, the increase in product revenue reflects growth in our overall number of customers, as well as in the number of customers reaching volume production. The 2.8% decrease in product revenue in the December 1999 quarter was due to a decrease in sales to the consumer appliance market, which was almost entirely offset by an increase in sales to other markets. Consumer appliances such as set-top boxes have a seasonal sales cycle that generally peaks in the September quarter.



    ROYALTY REVENUE AND ROYALTY REVENUE FROM RELATED PARTIES. Royalty revenue has decreased as a percentage of total revenue as we continue to transition from a license model to a product model. Royalty revenue is dependent upon shipments of products by third parties and related third parties. We have no control over the volume or timing of these shipments, which vary from quarter to quarter. Therefore, royalty revenue for a particular quarter could fluctuate based on the volume or timing of shipments. Royalty revenue for the quarter ended December 31, 1999 was positively impacted by a non-recurring receipt of $500,000 arising from the sub-licensing of our technology by an unrelated licensee.



    GROSS PROFIT. During the quarter ended September 30, 1998, when we first hired employees such as test engineers to support the manufacturing process, the low volume of product sales negatively affected our gross profit. Our product gross profit improved from the quarter ended December 31, 1998 as a result of our products maturing and sales volumes increasing. The decrease in our gross profit during the quarter ended September 30, 1999 was due to a decline in royalty revenue, changes in product mix, and higher than normal yield losses. There are no direct costs associated with our royalty revenue, which therefore has a high gross profit margin. During the quarter ended September 30, 1999, a relatively high percentage of our revenue derived from the sale of our lowest-margin consumer appliance products in conjunction with Christmas production increases. Additionally, we experienced low wafer yields on one of our high-margin products that further reduced our gross profit. We have revised the mask set for this product, which helped to increase wafer yields and gross profits in the quarter ended December 31, 1999. The increase in gross profit during the quarter ended December 31, 1999 was also attributable to a favorable product mix and a higher level of royalty revenue.


    OPERATING EXPENSES


    RESEARCH AND DEVELOPMENT. Research and development expenses have fluctuated on a quarterly basis due to the timing of product development activities. Prior to releasing new products, we incur one-time charges for test wafers and mask set revisions. We have also incurred additional expenses related to hiring contractors to assist in the development effort. In addition, the number of our full-time employees has increased over the six quarters ended December 31, 1999, as have related overhead expenses. To maintain our competitiveness, we expect to continue to increase our research and development expenses in absolute dollars each fiscal year for the foreseeable future.



    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses have generally increased over the six quarters ended December 31, 1999 in response to the growth in product revenue and our overall growth. The number of our employees has increased on a quarterly basis during this period, as have our related overhead expenses. In addition, some of the fluctuations in quarterly selling, general and administrative expenses in the table above are related to the timing of third party certification expenses, such as Microsoft Windows CE certification. We expect selling, general and administrative expenses to increase in absolute dollars as we add personnel, increase our sales and marketing activities and incur additional costs related to being a public company.



    STOCK-BASED COMPENSATION. In connection with the granting of stock options to our employees and consultants, we have recorded deferred stock-based compensation totaling approximately $2.3 million through December 31, 1999, of which $708,000 remains to be amortized. This amount is included as a component of stockholders' equity and is being amortized by charges to operations over the vesting period of the related options, on an accelerated basis. The amortization of the remaining deferred stock-based compensation at December 31, 1999 will result in additional charges to operations through the year ended June 30, 2003. Future compensation charges would be reduced if any employee or consultant terminates employment or consultation prior to the expiration of the option vesting periods. During the quarter ended December 31, 1999, we terminated certain consulting agreements. As a result, approximately $177,000 of previously recognized compensation expense associated with unvested options was reversed. The amortization of stock-based compensation is classified as a separate component of operating expenses in our statement of operations.


    Our quarterly results of operations have fluctuated significantly in the past and may continue to fluctuate in the future based on a number of factors, not all of which are in our control. If revenue declines in a given quarter, our operating results will be adversely affected because many of our expenses are relatively fixed. As a result, we believe period-to-period comparisons are not necessarily meaningful and should not be relied upon as indicative of future results.

RESULTS OF OPERATIONS

    The following table sets forth certain operating data as a percentage of total revenue for the periods indicated:

                                                                                                                              SIX
                                                                                                                            MONTHS
                                                                                                                             ENDED
                                                                                                                           DECEMBER
                                                                                               YEAR ENDED JUNE 30,            31,
                                                                                         -------------------------------   ---------
                                                                                          1997       1998        1999       1998
                                                                                         --------   ---------   --------   ---------
AS A PERCENTAGE OF TOTAL REVENUE:
Revenue:
  Product revenue......................................................................      -- %      22.0 %     71.2 %      54.8 %
  Royalty revenue......................................................................    26.7        27.7        9.0        14.9
  Royalty revenue from related parties.................................................    73.3        50.3       19.8        30.3
                                                                                         ------     -------     ------     -------
    Total revenue......................................................................   100.0       100.0      100.0       100.0

Cost of product revenue................................................................      --        57.3       55.4        60.9
                                                                                         ------     -------     ------     -------
    Gross profit.......................................................................   100.0        42.7       44.6        39.1

Operating expenses:
  Research and development.............................................................    93.6       147.4       80.6       123.6
  Selling, general and administrative..................................................    21.1        46.0       35.4        44.4
  Stock-based compensation.............................................................      --         2.3        5.1         5.5
                                                                                         ------     -------     ------     -------
    Total operating expenses...........................................................   114.7       195.7      121.1       173.5
                                                                                         ------     -------     ------     -------
Loss from operations...................................................................   (14.7)     (153.0)     (76.5)     (134.4)

Interest income (expense), net.........................................................     3.4         1.9        (.2)         .4
                                                                                         ------     -------     ------     -------
Net loss before income taxes...........................................................   (11.3)     (151.1)     (76.7)     (134.0)
Provision for income taxes.............................................................      .6         1.4         --          --
                                                                                         ------     -------     ------     -------
Net loss...............................................................................   (11.9)%    (152.5)%    (76.7)%    (134.0)%
                                                                                         ======     =======     ======     =======


                                                                                          1999
                                                                                         --------
AS A PERCENTAGE OF TOTAL REVENUE:
Revenue:
  Product revenue......................................................................    91.1 %
  Royalty revenue......................................................................     3.7
  Royalty revenue from related parties.................................................     5.2
                                                                                         ------
    Total revenue......................................................................   100.0
Cost of product revenue................................................................    57.0
                                                                                         ------
    Gross profit.......................................................................    43.0
Operating expenses:
  Research and development.............................................................    30.9
  Selling, general and administrative..................................................    20.3
  Stock-based compensation.............................................................     3.2
                                                                                         ------
    Total operating expenses...........................................................    54.3
                                                                                         ------
Loss from operations...................................................................   (11.3)
Interest income (expense), net.........................................................      .6
                                                                                         ------
Net loss before income taxes...........................................................   (10.7)
Provision for income taxes.............................................................      --
                                                                                         ------
Net loss...............................................................................   (10.7)%
                                                                                         ======



    COMPARISON OF THE SIX MONTHS ENDED DECEMBER 31, 1998 AND 1999



    PRODUCT REVENUE. Product revenue increased from $2.8 million for the six months ended December 31, 1998 to $19.3 million for the six months ended December 31, 1999. The increase was due to a large increase in our number of customers as well as an increase in the number of customers reaching volume production. The increase was also due to the introduction of our communications and networking products in the second half of the year ended June 30, 1999.



    ROYALTY REVENUE AND ROYALTY REVENUE FROM RELATED PARTIES. Total royalty revenue decreased from $2.3 million for the six months ended December 31, 1998 to $1.9 million for the six months ended December 31, 1999. We did not license any new integrated circuit designs during the six months ended December 31, 1999 and do not intend to do so in the future.



    GROSS PROFIT. Overall gross margin increased from 39.1% in the six months ended December 31, 1998 to 43.0% in the six months ended December 31, 1999. This increase largely reflects the absorption of fixed manufacturing costs over higher revenues, offset by the negative impact on gross margin from decreased royalty revenue. Our September quarter is generally the quarter with the lowest product gross margin due to product mix. In anticipation of the holiday shopping season, our consumer network products customers increase production, and we sell a larger volume of lower-margin products than during other times of the year. As overall revenues grow, we expect our gross margin to remain more consistent from quarter to quarter.



    RESEARCH AND DEVELOPMENT. Research and development expenses increased from $6.3 million for the six months ended December 31, 1998 to $6.6 million for the six months ended December 31, 1999, primarily due to an increase in the number of engineers and consultants from 56 at December 31, 1998 to 64 at December 31, 1999.



    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased from $2.3 million for the six months ended December 31, 1998 to $4.3 million for the six months ended December 31, 1999. This increase is due to an increase in personnel and related expenses, as well as to increases in commissions corresponding to the increases in our product revenue. Over this period, headcount increased from 18 to 31 employees.



    STOCK-BASED COMPENSATION. In connection with certain stock option grants, we recorded total stock-based compensation expense in the six months ended December 31, 1998 and 1999 of $280,000 and $672,000. The increase was the result of an increase in the number of options granted to non-employee consultants.


    COMPARISON OF THE YEARS ENDED JUNE 30, 1997, 1998 AND 1999

    PRODUCT REVENUE. We did not have any product revenue during the year ended June 30, 1997. Product revenue increased from $1.4 million in the year ended June 30, 1998 to $10.9 million in the year ended June 30, 1999. The increase in product revenue in the year ended June 30, 1999 was due to the sale of products based primarily upon design wins achieved during the year ended June 30, 1998.

    ROYALTY REVENUE AND ROYALTY REVENUE FROM RELATED PARTIES. Combined royalty revenue decreased from $10.1 million in the year ended June 30, 1997 to $5.1 million in the year ended June 30, 1998 to $4.4 million in the year ended June 30, 1999. In the year ended June 30, 1997, all of our total revenue was derived from royalty agreements, including a one-time payment of $5.1 million from a related party.

    GROSS PROFIT. There were no product sales in the year ended June 30, 1997, and, therefore, there were no direct product costs, resulting in an overall gross margin of 100%. Overall gross margin increased from 42.7% in the year ended June 30, 1998 to 44.6% in the year ended June 30, 1999. We incurred a gross loss from product sales of $2.3 million in the year ended June 30, 1998 due to the low volumes of products initially introduced by us. Gross profit from product sales improved to $2.4 million or 22.2% of product revenue in the year ended June 30, 1999. This increase was due to the maturing of our products, an increase in sales volume and the absorption of fixed costs, including overhead, over a larger unit volume.

    RESEARCH AND DEVELOPMENT. Research and development expenses increased from $9.4 million in the year ended June 30, 1997 to $9.6 million in the year ended June 30, 1998 and to $12.4 million in the year ended June 30, 1999. The majority of the increase in spending on research and development during these periods reflects the increase in hiring of engineers and consultants to develop new microprocessor products, as well as to enhance the design of existing products. From the year ended June 30, 1997 to the year ended June 30, 1998, spending on salaries and consultants increased by $1.2 million, or 84%, and from the year ended June 30, 1998 to the year ended June 30, 1999, this spending increased by $1.9 million, or 85%. The increase also reflects our increasing investment in hardware and software design tools used to develop and test new products. Additionally, the cost of materials and related services grew significantly over these periods.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased from $2.1 million in the year ended June 30, 1997 to $3.0 million in the year ended June 30, 1998 and to

$5.4 million in the year ended June 30, 1999. From the year ended June 30, 1997 to the year ended June 30, 1998, $390,000, or 30%, of the increase was due to an increase in personnel and related expenses. From the year ended June 30, 1998 to the year ended June 30, 1999, $1.4 million, or 53%, of the increase was due to an increase in personnel and related expenses. Additionally, over this period, commissions increased corresponding to the increase in product revenue, and marketing expenses, professional services fees and occupancy costs increased due to our overall growth.

    STOCK-BASED COMPENSATION. We recorded deferred stock-based compensation costs in the years ended June 30, 1998 and 1999 of $1.0 million and $1.4 million, in connection with certain stock option grants made during these periods. This increase was primarily the result of increases in the number of options granted due to the increased hiring of employees and an increase in the utilization of the services of consultants. We recognized $150,000 and $777,000 of stock-based compensation expense in the years ended June 30, 1998 and 1999.

    INTEREST INCOME (EXPENSE), NET. Interest income decreased from $340,000 in the year ended June 30, 1997 to $325,000 in the year ended June 30, 1998, and then increased to $472,000 in the year ended June 30, 1999. The fluctuations in interest income resulted from changes in our average cash and investment balances. In March 1999, we raised approximately $20.0 million from the sale of our Series D preferred and common stock. We did not have any interest expense in the year ended June 30, 1997. Interest expense increased from $204,000 in the year ended June 30, 1998 to $496,000 in the year ended June 30, 1999. Interest payments are related to our equipment lease lines and borrowings.

INCOME TAXES

    Federal and state income taxes were minimal during the years ended June 30, 1997, 1998 and 1999 as a result of our net operating losses. As of June 30, 1999, we had available federal net operating loss carryforwards of approximately $18.0 million and state net operating loss carryforwards of approximately
$10.0 million. We also had research and development tax credit carryforwards of approximately $1.0 million. The net operating loss and credit carryforwards will expire at various times through 2019. As of June 30, 1999, we had deferred tax assets of approximately $9.5 million, for which no benefit has been recorded in our financial statements, and which consist primarily of net operating loss and research and development tax credit carryforwards. This deferred tax asset will be recognized in future periods as any taxable income is realized and consistent profits are reported.

BACKLOG


    At December 31, 1999, our backlog was $10.1 million compared to $3.9 million at December 31, 1998. Our backlog consists of product orders for which a customer purchase order has been received and accepted and which is scheduled for shipment within 12 months. Orders that are scheduled for shipment beyond the 12-month window are not included in backlog until they fall within the 12-month window. Orders are subject to rescheduling or cancellation by the customer, usually without penalty. Because of possible changes in product delivery schedules and cancellation of product orders and because our sales will sometimes reflect orders shipped in the same quarter that they are received, our backlog at any particular date is not necessarily indicative of actual sales for any succeeding period.


LIQUIDITY AND CAPITAL RESOURCES


    Since inception, we have financed our operations through a combination of sales of equity securities, cash generated by operations during our early years, and borrowings. As of December 31, 1999, we had $9.6 million in cash, cash equivalents and short-term investments and $2.0 million of restricted cash. Net cash used by operating activities during the years ended June 30, 1997, 1998 and 1999 and the six months ended December 31, 1999 was $96,000, $10.9 million, $11.0 million and $6.1 million, respectively. During these periods, cash used by operating activities consisted primarily of cash utilized to fund operating losses and for working capital. During the year ended June 30, 1999 and the six months ended December 31, 1999, the items that significantly impacted cash balances were accounts receivable and inventories, both of which increased as the volume of product sales increased.



    Net cash provided by (used in) investing activities for the years ended
June 30, 1997, 1998 and 1999 and the six months ended December 31, 1999 was
$2.0 million, $(76,000), $(18.5) million and $8.4 million, respectively. Net cash used in investing activities was related to the acquisition of property and equipment and the purchase of short-term investments. Capital expenditures in the years ended June 30, 1997, 1998 and 1999 and the six months ended
December 31, 1999 were $936,000, $76,000, $493,000 and $1.5 million, respectively. Additionally, equipment acquired under capital lease arrangements was $825,000 in the year ended June 30, 1998 and $367,000 in the year ended
June 30, 1999. No equipment was acquired under a capital lease during the six months ended December 31, 1999. Overall capital spending during these periods was the result of hiring additional employees and upgrading our design tools. This transition required us to increase our investment in hardware infrastructure, as well as in software tools, furniture and fixtures. As of December 31, 1999, we had no material outstanding commitments to purchase or lease capital equipment. However, we expect to continue investing in software and hardware design tools in future periods and do not expect capital spending to decline in absolute dollars in any future period.



    Net cash provided by (used in) financing activities in the years ended
June 30, 1997, 1998 and 1999 and the six months ended December 31, 1999 was $(210,000), $13.8 million, $21.2 million and $(284,000). The net cash provided by financing activities in the years ended June 30, 1998 and 1999 related to the sale of shares of our preferred stock. Net cash provided by financing activities also related to proceeds from the issuance of common stock and proceeds from borrowings. Net cash used in financing activities related to principal payments under capital leases and repayment of borrowings.



    In January 1999, we obtained a $6.0 million line of credit expiring on December 31, 2000. Borrowings under this line of credit currently bear interest at an annual rate of 8.5%. This line of credit is secured by substantially all of our tangible assets and contains financial and other covenants that arise after more than $2.0 million has been drawn down. As of December 31, 1999, $1.7 million was outstanding under this line.


    We believe that cash and cash equivalents, cash generated from operations, if any, and the net proceeds from this offering will be sufficient to satisfy our working capital requirements for the next 18 months. After that time, we may require additional funds for working capital and operating expenses or for other purposes. Our future operating expenses and capital requirements are difficult to predict with accuracy. We believe that success in our industry requires substantial capital in order to maintain the flexibility to take advantage of opportunities as they may arise. Therefore, we may, from time to time, invest in or acquire complementary businesses, products or technologies. We may effect additional equity or debt financing to fund such activities or to satisfy our future capital requirements. The sale of additional equity or convertible debt could result in additional dilution to our stockholders.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK


    We do not use derivative financial instruments in our investment portfolio. We only invest in instruments that meet high credit and quality standards, as specified in our investment policy guidelines. We had an investment portfolio of money market funds, commercial securities and U.S. Government bonds, including those classified as short-term investments and restricted cash, of $18.8 million and $11.6 million, as of June 30, 1999 and December 31, 1999. These instruments, like all fixed income instruments, are subject to interest rate risk. The fixed income portfolio will fall in value if there were an increase in interest rates. If market interest rates were to increase immediately and uniformly by 10% from levels as of June 30, 1999 and December 31, 1999, the decline of the fair value of the fixed income portfolio would not be material. All of our revenue is denominated in U.S. dollars, and therefore, we do not currently engage in any currency hedging transactions.

YEAR 2000 COMPUTER SYSTEM COMPLIANCE

    BACKGROUND OF YEAR 2000 ISSUES. The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of our computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing the disruptions of operations, including among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.


    We have established a task force with the responsibility of addressing internal and external year 2000 issues. Although we believe that our products and internal systems are currently Year 2000 compliant, and we have not experienced any significant Year 2000 issues to date, we cannot guarantee that our suppliers, vendors or other enterprises with which we interact are or will be Year 2000 compliant. Failure of these enterprises to achieve Year 2000 compliance could have a material adverse effect on our business.



    OUR EXTERNAL VENDORS. We have identified and contacted our significant suppliers and service providers to determine the extent to which our business is vulnerable to those third parties' failure to remediate their own Year 2000 issues. All of our significant suppliers and service providers have indicated that they were expecting to achieve Year 2000 compliance by December 31, 1999. We are continuing to monitor the progress of third parties critical to our business. We cannot be certain that the representations of these third parties are accurate or that they have reached Year 2000 compliance.


    OUR INTERNAL BUSINESS SOFTWARE. During the year ended June 30, 1999, we installed an internal business software package. The developer of this system has represented to us that the system is Year 2000 compliant. As a result, we believe our internal financial systems are Year 2000 compliant.


    OUR INTERNAL NON-FINANCIAL SOFTWARE AND EQUIPMENT. We have taken an inventory of all our non-financial software and equipment that may be affected by the Year 2000 and have identified the non-financial software and equipment that is critical to our operations. We believe that our non-financial software and equipment is Year 2000 compliant. If our major non-financial systems and equipment are not Year 2000 compliant, the Year 2000 could have a material impact on our operations.


    COSTS OF ADDRESSING YEAR 2000 COMPLIANCE. We have incurred less than $100,000 in costs in our Year 2000 compliance efforts, excluding costs associated with our adoption of a Year 2000 compliant enterprise software system. Based on our preliminary evaluations, we do not believe that in the future we will incur significant expenses or be required to invest heavily in additional computer system improvements to be Year 2000 compliant. However, significant uncertainty exists concerning the potential costs and effects associated with Year 2000 compliance. Any Year 2000 compliance problem experienced by us or our customers could decrease demand for our products, which could harm our business.


    CONTINGENCY PLANNING. We have developed a contingency plan for critical individual information technology systems and non-information technology systems to address Year 2000 risks not fully resolved by our Year 2000 program. We believe that the Year 2000 risk will not present significant operational problems for us.


    RECENT LEGISLATION. Legislation was recently passed by Congress that purports to limit liability for failure to be Year 2000 compliant. We cannot assure you that this legislation will limit our liability.

    WORST CASE SCENARIO. We believe that the likely worst case scenario for our business would be if IBM and TSMC, our semiconductor manufacturers, have inadequate Year 2000 programs, and we are unable to obtain products from them on a timely basis. This would cause us to miss shipments, and our revenue and results of operations would be materially impacted.

    If our Year 2000 program or any third-party Year 2000 programs are inadequate, and our business operations are materially impacted, we could incur additional costs to recover any lost information and replace affected systems. We believe that our systems could be replaced without significant difficulty, as replacement systems are generally available on commercially reasonable terms. We also have regular data back-up procedures that would assist in our recovery of lost business information.

                                    BUSINESS

OVERVIEW

    QED is a leading developer of high-performance embedded microprocessors that perform information processing in networking/communications infrastructure equipment, business network equipment and consumer network products. We believe that we have one of the industry's most experienced microprocessor development teams. While we focus our development efforts on the high-performance segments of the embedded microprocessor market, we also offer our mature products to the more price sensitive segments of our target markets. We sell our products directly to systems manufacturers, and we outsource the fabrication of our microprocessors to third parties. We have customer relationships with market leaders in each of our target markets, including Cisco Systems, Hewlett-Packard and WebTV.

INDUSTRY BACKGROUND

    EMBEDDED MICROPROCESSORS

    Microprocessors are generally thought of as the integrated circuits that perform sophisticated computations and control the flow of information within desktop computers. The majority of microprocessors, however, are hidden, or embedded, in products and systems where they perform specialized tasks. A microprocessor is typically classified by the number of fundamental elements of data, or bits, that it can process at one time. Low-performance 4- and 8-bit embedded microprocessors perform simple tasks in products such as microwave ovens and thermostats. Complex tasks, such as delivering e-mail messages over the Internet or presenting web pages clearly on televisions and printers, require a high level of computing power, which can only be delivered by high-performance 32- and 64-bit embedded microprocessors.

    High-performance embedded microprocessors are configured in a system much like a small, general-purpose computer and must support advanced software operating systems and high-level programming languages to enable complex application software. Uses for high-performance embedded microprocessors include networking/communications infrastructure equipment, such as routers and switches; business network equipment, such as laser printers, network computers and data storage systems; and consumer network products, such as Internet-enabled televisions and cable modems.


    While the desktop microprocessor market is dominated by Intel Corporation's "x86" complex instruction set computing, or CISC, architecture, several microprocessor architectures have emerged within the high-performance embedded microprocessor market. A microprocessor's architecture refers to its fundamental operations and organization, which enable it to perform computations and to control the flow of information. Embedded microprocessors achieve high performance and silicon-area efficiency because they are based on reduced instruction set computing, or RISC, architectures. The leading RISC architecture is known as MIPS. Microprocessors based on the MIPS architecture standard have been developed for applications ranging from game consoles such as the Sony Playstation, to routers and switches, to multiprocessor enterprise servers. The MIPS architecture is widely supported by independent suppliers of software and hardware.


    MARKET OPPORTUNITY FOR HIGH-PERFORMANCE EMBEDDED MICROPROCESSORS

    Dataquest, Inc. estimates that worldwide unit shipments of high-performance 32-bit and 64-bit embedded microprocessors will grow from approximately
106 million in 1998 to approximately 228 million in 2002. Demand from numerous applications for the rapid transfer and processing of digital information and the increasing need for more complex control functions is driving the growth in shipments of high-performance 64-bit embedded microprocessors.

    One of the most powerful drivers of the need for increased embedded microprocessor performance has been the rapid development of intranets and the Internet, as businesses and consumers seek immediate access to more information and entertainment in an increasingly networked society. International Data Corporation, or IDC, estimates that between 1995 and 1998 the number of devices worldwide with access to the Internet grew from approximately 14 million to 120 million and estimates that there will be approximately 515 million by the end of 2002. Similarly, the amount of content available on the Internet is increasing rapidly. IDC estimates that the number of web pages worldwide grew from approximately 18 million in 1995 to approximately 829 million in 1998, and will increase to approximately 7.7 billion by 2002.

    In addition to this increased volume of network traffic, the emergence of multimedia and streaming audio and video content and transaction-intensive e-commerce web sites have strained the ability of networks to process and transmit information quickly. These factors have created the need for increased network capacity, or bandwidth. Advances in communication technology are helping to alleviate bandwidth constraints by providing higher transmission capacity. To accommodate this increased bandwidth, intelligent devices within a network's infrastructure, such as routers and switches, as well as those used to access information at a network's interface, such as network printers and cable modems, are increasingly required to quickly process greater amounts of more complex information. All of these devices therefore need high levels of performance from the microprocessors embedded within them.

    As the bandwidth and information transmission capabilities of networks have increased, so have users' expectations for their performance. Network service providers have responded by broadening their product offerings, allowing users to select between varied levels of information transmission service. To provide different levels of service, networking equipment vendors are seeking ways to cost-effectively incorporate more processing capability within their systems. In addition, new data communication standards and protocols are frequently being introduced into network infrastructures to support their expanded capabilities. Hence, networks are now required to support many standards and protocols simultaneously. This increase in complexity requires higher performance as well as increased flexibility from the embedded microprocessors within the devices that manage networks.

    As the popularity of the Internet has increased, more powerful and sophisticated products have emerged to provide additional connections to Internet users. These devices require new generations of high-performance microprocessors that must also meet strict power consumption and heat dissipation requirements as well as the cost constraints of systems manufacturers.

    With growing demands on network capabilities and increasing business and consumer expectations for performance, new generations of high-performance embedded microprocessors are required to enable cost-effective deployment of advanced communications products, both within network infrastructures and at network interfaces.

THE QED ADVANTAGE

    QED is a leading developer of 64-bit embedded microprocessors for use in information-intensive products requiring the highest level of performance. Our embedded microprocessors use a RISC architecture designed to achieve high system performance cost-effectively. Our products are based on the MIPS architecture standard and include proprietary features designed specifically for our target markets. We believe that our newest generation product, the RM7000, is the highest-performance 64-bit embedded microprocessor in commercial production.

    We believe that we have one of the foremost MIPS architecture design teams. From 1988 to 1991, Thomas Riordan, our Chief Executive Officer and a co-founder of QED, was the Director of Research and Development at MIPS Computer
Systems, Inc., now known as MIPS Technologies, Inc., where he helped develop the original MIPS architecture. At MIPS Computer Systems, Mr. Riordan was the principal logic designer of the first commercial RISC-based embedded microprocessor. He also led the development of the product that established the current 64-bit MIPS architecture standard. Raymond Kunita, our Chief Operating Officer, Vice President of Engineering and co-founder, as well as seven of our engineers, were also employees of MIPS Computer Systems and contributed to the development of the MIPS architecture standard.

    Each generation of our products is built around successively more advanced microprocessor cores that are designed to remain compatible with previous generations. This approach enables us to design a range of products including our high-performance standard products, our market-specific derivative products and our microprocessors with integrated components. We believe that our embedded microprocessors offer several distinct advantages to our customers over competing products:

    HIGH PERFORMANCE. Our products are designed to deliver high levels of processing performance to all of our target applications. This processing performance is primarily attributable to a combination of four key features:

    - 64-bit processing, which gives our embedded microprocessors up to twice the peak data transfer rate of competing 32-bit architectures;

    - superscalar technology, which enables microprocessors to issue and execute two or more instructions simultaneously;

    - two-level cache memory, which allows for substantially more memory to be integrated with the microprocessor core, minimizing the delay associated with moving data between the microprocessor and external memory without slowing the microprocessor's speed; and

    - multi-stage pipeline technology, which allows the microprocessor to process several different stages of instructions simultaneously.

    REDUCED TIME TO MARKET. Our microprocessors are compatible with the most robust operating systems and powerful software programming languages. By using the MIPS architecture standard for our products, we leverage industry support of a wide range of operating systems, such as WindowsCE, pSOS, QNX, Linux and support from third-party proprietary tool vendors. These attributes enable original equipment manufacturers to incorporate our products into their systems more quickly and easily. In addition, we design our products to maintain a high level of hardware and software compatibility between product generations, which we believe enables our customers to easily upgrade to our new products.

    PRICE-COMPETITIVENESS. All of our products are fabricated by established manufacturing facilities using industry-standard semiconductor fabrication processes. Our proprietary design methodology allows our designs to be efficiently moved from one manufacturer to another and from one fabrication process to another. By using leading fabrication processes, we believe we can take advantage of new processes that allow microprocessors to be made smaller and, therefore, at lower cost. We believe this approach also enables us to move our products quickly from prototype into production, which can reduce development costs. Finally, implementation of higher-density fabrication processes allows us to integrate additional features into our products, which reduces total solution costs for our customers.

THE QED STRATEGY

    Our objective is to be the leading developer and supplier of high-performance embedded microprocessors for information-intensive products. Key elements of our strategy to achieve this objective include:


    MAINTAINING TECHNICAL LEADERSHIP IN HIGH-PERFORMANCE EMBEDDED MICROPROCESSOR MARKETS. We believe that maintaining a technical leadership position in developing high-performance microprocessors is critical to our success. Our product development efforts are focused on the high-performance segments of information-intensive markets for embedded microprocessors. We believe that our three target markets, networking/communications infrastructure equipment, business network equipment and consumer network products, will continue to experience significant growth for the foreseeable future and to demand increased microprocessor performance and functionality. We intend to maintain a technical leadership position by continuing to invest substantially in research and development resources.


    LEVERAGING PERFORMANCE LEADERSHIP TO OFFER A BROAD RANGE OF PRICE/PERFORMANCE OPTIONS. We believe that technological advances gradually reduce the cost of a given product over time. Therefore, we seek to take advantage of this technological evolution by focusing our design efforts on the segments of our target markets that demand the highest performance. As our products mature and their manufacturing costs decline, we believe that we will be able to migrate our products to more price-sensitive segments within our target markets. In this way, we focus our resources on developing the highest-performance embedded microprocessors while offering products with a broad range of price/performance options targeted at a wide variety of applications.

    CAPITALIZING ON RELATIONSHIPS WITH MARKET LEADERS TO DEFINE STANDARD PRODUCTS. We have customer relationships with technology and market leaders in each of our target markets, including Cisco Systems, Hewlett-Packard and WebTV. We work closely with market leaders to define standard products and features that meet their current and anticipated product needs. We believe that these collaborations will enable us to remain on the leading edge of new technologies and market trends for high-performance embedded microprocessors.

    CONTINUING TO ESTABLISH MIPS ARCHITECTURE SUPPORT RELATIONSHIPS. We have relationships with key industry participants such as vendors of companion integrated circuits, operating systems and third-party support tools. Through these relationships we seek to offer more complete product solutions to our customers by offering our products with those of complementary vendors. We intend to continue to establish and maintain these relationships to help ensure that our products achieve widespread industry adoption.

    LEVERAGING FABLESS SEMICONDUCTOR MODEL. We use third parties to manufacture our microprocessors. This "fabless" model allows us to focus resources on our design competencies, while reducing capital and operating infrastructure requirements. We believe this approach reduces our product development risks, and the time to market of our new products, relative to semiconductor companies with manufacturing facilities. By using third-party manufacturers, we can leverage the research and development efforts of leading manufacturers and maintain flexibility in choosing those suppliers that meet our technology or cost requirements.

    USING ADVANCED STANDARD TECHNOLOGIES. We seek to use the most advanced standard semiconductor fabrication, testing and packaging technologies. By using these technologies, we believe that we can reduce our time to market, development risk and costs, help ensure product supply and improve the reliability of our products. Our use of standard technologies also provides flexibility, allowing us to transfer our manufacturing operations to other suppliers or facilities more quickly and reliably.

MARKETS AND APPLICATIONS


    Each of our three target markets is information-intensive and requires high bandwidth and increasing computational performance.


    NETWORKING/COMMUNICATIONS INFRASTRUCTURE EQUIPMENT

    As greater numbers of devices access intranets and the Internet and the speed of those devices increases, the capacity of network infrastructures must grow to accommodate the increased traffic. In addition, network content is increasingly data-intensive. Although primarily text and graphics-based today, information and services available on networks, particularly the Internet, are increasingly incorporating video and audio. To meet this bandwidth demand:

    - Internet backbone speeds are being upgraded to higher data rates;

    - high speed Internet access is being deployed to the home through technologies such as xDSL and ISDN;

    - networks are being upgraded to higher-speed communications protocols; and

    - data and voice communications are being unified in the same network infrastructure.

Accordingly, we design our newest microprocessors to meet the high-performance needs of the most complex network infrastructure equipment. Our products are designed into the following network infrastructure applications:

    - ROUTERS. Routers and switch routers direct data and information packets to the correct destinations within a network. High-performance routers are equipped with multiple embedded microprocessors to manage different functions such as routing packets of information, translating between communication protocols and adding higher levels of transmission services to a network.

    - LAN SWITCHES. Local area network, or LAN, switches are intranet network devices that provide a direct connection from the sender of information to the receiver within an intranet. Embedded microprocessors are used to manage information flow through LAN switches. Multiple embedded microprocessors may be used in each LAN switch to increase the data movement capabilities of the switch.


    - ACCESS SERVERS. The server nearest to a network user is the access server, which uses embedded microprocessors to combine discrete data streams, such as information from individual modem lines, into fewer streams of high-speed data.


    - NETWORK INTERFACE CARDS. Network interface cards provide the physical connection between networking equipment and a user's access device. Network interface cards are used at all levels in a network infrastructure from the access server connecting modem, to xDSL or ISDN connections, to high speed routers. Performance increases within network interface cards have been driven by the requirement to make more physical connections in a limited space. Consequently, network interface cards are incorporating high-performance embedded microprocessors, with at least one microprocessor embedded into each.

    - STORAGE AREA NETWORKS. The growth in the amount of critical information processed and stored by businesses has increased the need for more sophisticated data storage systems. Storage area networks have been developed to address this need by distributing data storage over a network of storage devices. The complexity of managing information within storage area networks requires high levels of embedded microprocessor performance.

    BUSINESS NETWORK EQUIPMENT

    Businesses are increasingly deploying LANs as their central communications infrastructure to perform a range of important tasks such as sending documents, accessing databases and other enterprise-wide information, connecting with vendors and suppliers on-line and connecting to larger networks, including the Internet. Highly sophisticated business network equipment has been developed to manage these tasks at the network interface. Designers of business network equipment generally require moderate to high processing performance, but must balance this need against the power consumption and cost of the microprocessor embedded into their products. Products within this market include:

    - PRINTERS. We believe that printers will continue to require additional embedded microprocessor performance to manage increases in print speed, image complexity and the addition of color.

      Multifunction printers can combine the functions of copiers, scanners, fax equipment and printers in one device. All of these devices incorporate embedded microprocessors for processing the increasingly sophisticated data comprising color images, web sites and other network content.

    - NETWORK COMPUTERS. The primary purpose of a network computer is to serve as an input/output device for accessing information stored on a network. Network computers are designed to be less expensive than traditional desktop computers. The processing capability of a network computer is optimized by an embedded microprocessor's ability to move and format data for presentation to the user.

    - DISK ARRAYS. Disk arrays have been developed in response to the increasing volume of data being stored by businesses. They consist of multiple hard drives configured to operate like a single, large disk drive. Servers can read data from drive arrays faster and achieve greater protection from data loss relative to traditional hard drives. Microprocessors are used in disk arrays to control the flow of data among their component hard drives and the server.

    CONSUMER NETWORK PRODUCTS

    A new class of network products has been developed to provide consumers with additional means of accessing the Internet beyond desktop computers. Because these are retail products, most suppliers to this market are sensitive to the price of the microprocessors that they incorporate into their products. They are also concerned with the power consumption and heat dissipation of the microprocessors because the devices into which they are installed are often relatively small. There are two principal categories of products in this market:

    - CONSUMER INTERNET APPLIANCES. Products such as set-top boxes provide an alternative way to access the Internet through services such as WebTV and are designed to be significantly easier to install and operate and less expensive than a PC. These devices may offer a range of services such as digital recording and customization for each user. The challenge in this market is to offer full-speed multimedia performance at competitive prices. We believe that as expectations for the performance of Internet appliances rise and as multimedia information on the Internet becomes more sophisticated, the need for increased performance provides a significant opportunity for our products.

    - DIGITAL NETWORK TRANSMISSION PRODUCTS. In order to access new digital data services, two classes of products, the cable modem and the "x" digital subscriber line, or xDSL, modem, have been developed. Cable modem and xDSL modem technology offer significantly higher network speeds than analog modems, therefore requiring higher microprocessor performance to manage information flow. Some cable television operators are upgrading their networks to enable two-way communications through the use of a cable modem. High speed access services such as Excite@Home have also emerged to provide network infrastructure and services to cable modem customers. In addition, xDSL modem technology has been developed to provide high speed digital communications through existing telephone lines to the home. This service may be offered in areas where the local telephone switch network has been upgraded to offer digital service.

PRODUCTS

    The following chart summarizes our line of microprocessor products:

             PRODUCT                                  SYSTEM
 PRODUCT   INTRODUCTION PERFORMANCE     MEMORY       INTERFACE            TARGET APPLICATION
 RM5230      Q3 1997      175MHz        16K/16K       32-bit     Consumer
 RM5260      Q3 1997      175MHz        16K/16K       64-bit     Business
 RM5270      Q4 1997      200MHz        16K/16K       64-bit     Networking
 RM5231      Q3 1998      250MHz        32K/32K       32-bit     Business and Consumer
 RM5261      Q3 1998      266MHz        32K/32K       64-bit     Business
 RM5271      Q3 1998      300MHz        32K/32K       64-bit     Networking and Business
 RM7000      Q4 1998      266MHz     16K/16K/256K     64-bit     Networking and Business

    In the above table, Product Introduction refers to the calendar quarter in which the product was first commercially shipped. Performance indicates maximum available execution speed. Memory indicates the amount of memory contained in the instruction cache and data cache, and for the RM7000, in the level-two cache. System Interface indicates the width of the microprocessor's path to external input/output and memory devices.

    QED PRODUCTS


    In 1997, we introduced the first microprocessors supplied directly by QED, which we named RISCMark-TM-. As of December 31, 1999, we have introduced three generations of our products, all of which are in production:


    RM5230, RM5260 AND RM5270. Introduced in 1997, this series of products is based on the same microprocessor core. The RM5230 is currently the largest volume product we ship and is primarily used by manufacturers of consumer Internet appliances. The RM5260 is a higher-performance, 64-bit version of the RM5230. The 64-bit RM5270, the highest-performance product in the series, supports an external secondary-cache memory interface for more demanding computing applications.

    RM5231, RM5261 AND RM5271. This series of products is an upgrade to the RM52x0 series and provides higher execution speeds and additional performance features. The RM52x1 is currently supplied in processing speeds up to 300MHz. These devices are designed to be compatible with the prior generation RM52x0.

    RM7000. The RM7000 is the highest-performance product in our product line, and we believe it is the highest-performance 64-bit embedded microprocessor in commercial production. We developed the RM7000 to be the microprocessor core for our new generation of products. This product incorporates significant design and performance enhancements while maintaining compatibility with prior product generations. The RM7000 is incorporated primarily into networking infrastructure products, such as routers and switches.

    LICENSED PRODUCTS. Our initial business model was to develop and license proprietary designs based on a microprocessor architecture developed by MIPS Computer Systems. Under this business model, we developed five microprocessors under contract with various manufacturers. Since beginning the transition to our new business model in June 1996, we have not entered into any new third-party licensing agreements and currently have no plans to do so.

TECHNOLOGY

    Our design efforts are focused on creating high-performance embedded microprocessors based on the MIPS architecture.

    PROPRIETARY MIPS ARCHITECTURE DESIGNS

    Our microprocessor designs based on the MIPS architecture use proprietary logic and circuit design techniques to achieve high performance:

    LOGIC DESIGN. Our microprocessors use proprietary techniques similar to those used in high-performance workstation and mainframe microprocessor designs, including:

    - superscalar, or parallel, instruction issue, which is a way to increase processor performance by allowing multiple operations to occur simultaneously;

    - multistage pipelines, which are a way to allow operations to be broken down into discrete steps that can then be overlapped;

    - a two-level, integrated, cache memory hierarchy, which is a design that allows instructions and data to be delivered to and processed by a processor's operational units at an average rate substantially greater than that achievable with single-level caches;

    - flexible cache memory management that allows a processor's cache memory to be optimized for a specific application; and

    - dynamic power management that allows elements of the processor not used for a particular operation to be shut down.

    CIRCUIT DESIGN. Rather than using commercially available circuit libraries, we have developed proprietary circuits that are designed for building high-performance microprocessors. Commercially available circuits are generally optimized for the development of specific purpose integrated circuits and are usually a poor fit for high-performance designs. Our proprietary circuits that increase speed and/or lower power consumption include:

    - asynchronous circuits, which allow high-speed functional units of the embedded microprocessor to be built in a small area on the integrated circuit;

    - charge/discharge circuits, which allow high-speed operation by minimizing electrical inefficiencies;

    - constant current source circuits, which high-speed performance for the most critical operations; and

    - reduced voltage swing circuits, which use low power for relatively non-critical operations.

    PROPRIETARY DESIGN AND VERIFICATION ENVIRONMENT

    Our embedded microprocessor development environment uses a combination of industry standard development tools augmented and integrated together by our proprietary design tools. Some of our proprietary tools supplement the capabilities of commercially available tools that are optimized for specific purpose integrated circuit development. Examples of our proprietary tools include:

    - a MIPS architecture random-sequence generator/checker, which permits billions of verification operations to be performed on our designs prior to manufacture;

    - an in-process design database consistency manager, which permits a full design team to work on the same design simultaneously;

    - a logic synthesizer, which offers more control to the designer than commercially available synthesizers; and

    - semiconductor manufacturing process technology conversion programs, which are designed to permit us to move our products efficiently from one manufacturer or manufacturing process technology to another.

RESEARCH AND DEVELOPMENT


    We have assembled a core team of experienced engineers averaging approximately 13 years of microprocessor design experience. As of December 31, 1999, 30 of our 53 research and development employees had advanced degrees.


    We have three design teams. One concentrates on new product development with the objective of developing our next generation high performance microprocessor. A second team works on integrating more functions with existing products. The third team transfers products to new manufacturing technologies and modifies existing products to adapt them to new applications. Because we rely upon third parties to manufacture our products, we do not use research and development resources on manufacturing process technology.


    Our research and development expenses were $6.6 million for the six months ended December 31, 1999, $12.4 million for the year ended June 30, 1999,
$9.6 million for the year ended June 30, 1998, and $9.4 million for the year ended June 30, 1997. These expenses consisted primarily of salaries and related costs of employees engaged in ongoing research.



    We are designing two new microprocessors for end markets requiring a balance between price and performance. The RM7061 will be marketed as a lower-cost version of the RM7000 for consumer Internet appliances. The RM5720 will integrate industry-standard connections and is intended to lower the cost of a high performance system by eliminating the need for an external input/output and memory controller. It will be marketed to networking infrastructure and business network equipment manufacturers.


CUSTOMERS

    We have several key customers in each of our three target markets. Because we leverage our technology across these markets, our products may be incorporated into equipment that is sold in several markets. For example, our products are used in WebTV's set top boxes, Echostar's satellite set top boxes and Cisco Systems' network switching equipment. Based on our product revenue after June 30, 1998, our 20 largest customers are:


Aeroflex Inc.
Assured Access
Cisco Systems
Cobalt Group Inc.
Cosine Communications
Echostar Communications Corporation
EFI Electronics Corporation
Extreme Networks, Inc.
Genicom Corporation
Hewlett-Packard Company
Lexmark International Group

Lucent Technologies Inc.
Midway Games, Inc.
Netscreen Technologies, Inc.
Pairgain Technologies, Inc.
Primary Image Visions Systems Ltd.
Silicon Graphics, Inc.
Thompson Consumer Electronics (a division of
  Thompson Multimedia)
Transmedia Communications, Inc.
WebTV Networks, Inc.



    Historically, a small number of customers have accounted for a substantial portion of our total revenue. Sales to WebTV, Integrated Device
Technology, Inc. (consisting only of royalty revenue), Cisco Systems and Echostar Communications, including sales to their manufacturing subcontractors, accounted for approximately 23%, 20%, 15% and 12%, of our total revenue for the year ended June 30, 1999 and accounted for 34%, 5%, 16% and 14% of our total revenue for the six months ended December 31, 1999.

    From January 1, 1998 through June 30, 1999, we achieved approximately 100 design wins with more than 30 companies. Of these design wins, 38 are in production, and we believe ten are considered unlikely to go into production. We define a design win as a measurable commitment from a customer to use our products. These measures include parts taken by the customer, a completed printed circuit board design or a funded program that is targeted for production. A particular design win may not result in significant product revenue to us.


SALES AND MARKETING


    In North America, we sell our products through a direct sales force of seven people, with four based in our corporate headquarters in Santa Clara, California, one based in a regional office in Research Triangle Park, North Carolina, one based in a regional office in Massachusetts and one in Europe. We also sell our products in North America through 12 sales representatives. We sell our products in Europe through five sales representatives. We sell our products in Korea through a sales representative, and we sell our products in Japan through a distributor. Our sales effort is supported by a marketing staff of five and five applications engineers who work directly with our customers on technical issues.


MANUFACTURING

    SEMICONDUCTOR FABRICATION. We use independent semiconductor manufacturers to fabricate our microprocessors. By subcontracting our manufacturing, we focus our resources on product design to eliminate the high cost of owning and operating a semiconductor fabrication facility. This fabless business model also allows us to take advantage of the research and development efforts of manufacturers, permitting us to work with those manufacturers offering the most advanced manufacturing processes and competitive prices.

    Taiwan Semiconductor Manufacturing Corporation, or TSMC, at its manufacturing plants in Taiwan and the United States, and IBM Corporation, at its manufacturing plants in the states of Vermont and New York, have manufactured all of our products to date. We currently use only these two independent manufacturers, and few of our products have been manufactured at both manufacturing companies at any given time. As a result, any inability of TSMC or IBM to provide the necessary capacity or output could result in significant production delays, which could seriously harm our business. In the event either TSMC or IBM suffers any damage to their manufacturing facilities, or in the event of any other disruption of manufacturing capacity, we may not be able to qualify alternative manufacturing sources for our products in a timely manner.


    We have entered into a manufacturing agreement with IBM, which expires no sooner than November 14, 2002. However, the contract does not guarantee any level of production capacity or any particular price. We operate with TSMC on a purchase order basis and do not have a long-term agreement with TSMC.


    Our designs are compatible with industry-standard manufacturing processes. We believe this compatibility permits the use of multiple manufacturers, mitigating the risk of using a single source for a product. Our products are currently fabricated using .25 micron and .35 micron process technologies. We continuously evaluate the benefits, on a product by product basis, of migrating to a smaller geometry process technology in order to reduce costs and increase the performance of our embedded microprocessors. For example, we are preparing to transition our high-end products to a .18 micron process as soon as it is available at one of our manufacturer's facilities.

    TESTING AND ASSEMBLY. Initial testing of the silicon wafers containing our microprocessors is primarily performed by a subcontractor located in Taiwan. Following completion of initial testing, the silicon wafers are cut into individual semiconductors and assembled into packages. All testing is performed on standard test equipment using proprietary test programs developed by our test engineering group. The test facilities are periodically audited to ensure that their procedures remain consistent with those required for the production of leading-edge devices. We use a subcontractor based in Korea to package all of our products. We use standard, readily available packages for all of our products. Following packaging, a subcontractor performs final testing. We rely upon third parties to assemble and test substantially all of our products. While we have not experienced significant problems in the past, this reliance upon third parties could result in product shortages or delays in the future. If these shortages or delays were significant, our customers might seek alternative sources of supply, which could harm our operating results and reputation. Like many companies in the semiconductor industry, we maintain excess levels of inventory to mitigate the risk of product shortages or delays. Although our inventory has been sufficient to cover periodic delays and shortages in the past, our inventory may not be sufficient if a significant production shortage or delay occurs in the future. We believe that our past experience with production shortages and delays has been generally consistent with industry norms.

    QUALITY ASSURANCE AND RELIABILITY. We prequalify each manufacturing plant. We also participate in quality and reliability monitoring through each stage of the production cycle by reviewing data from our wafer manufacturing plant and assembly subcontractors. We closely monitor wafer manufacturing plant production to enhance product quality and reliability and yield levels. We purchase wafers on a fixed-cost basis and, therefore, any improvement in manufacturing yields reduces our cost per product. Like many semiconductor companies, we have experienced our most significant yield problems with our newer products. The manufacture of new products often requires the implementation of new circuit designs or new manufacturing processes, which generally require time and experience to refine so that acceptable yields are achieved. Other companies have experienced poor yields with respect to mature products, and we may also experience poor yields on mature products. In general, yield fluctuations on mature products may impact the cost of manufacturing but will not result in product shortages or delays. We believe that our experience with poor yields has been generally consistent with industry norms.

COMPETITION

    The embedded microprocessor market is intensely competitive and characterized by continual technological change and price erosion. We expect competition to increase as our target markets continue to grow and to present increasingly attractive business opportunities. Many of our direct and indirect competitors are large corporations with substantially greater technical, financial and marketing resources and name recognition than QED. In addition, many of these competitors have a much larger installed customer base than we do.

    Competition within our industry is based on a variety of factors, including:

    - microprocessor performance;

    - product functionality;

    - product price;

    - product reliability;

    - software compatibility;

    - financial strength;

    - name recognition;

    - marketing and distribution capability; and

    - customer support.

We believe that we compete favorably with respect to each of these factors.

    We face competition from the following sources:

    OTHER MIPS LICENSEES. We license the MIPS instruction set architecture on a non-exclusive basis. MIPS Technologies has licensed and, we believe, will continue to license its technology to other companies that compete or may compete with us. Other licensees of MIPS Technologies that currently compete with us in our target markets include NEC Corporation, Toshiba Corporation and Integrated Device Technology.

    COMPANIES UTILIZING ALTERNATIVE RISC ARCHITECTURES. We face competition from companies that use alternative RISC architectures. These architectures include ARM/Strong Arm, developed by ARM Holdings plc and Intel; Hitachi SH, developed by Hitachi; and PowerPC, developed by Motorola, Inc. and IBM. While some of these companies have targeted the lower-end segments of the embedded microprocessor market and, therefore, do not currently compete with us, these companies may develop products for the high-end segments of the market.

    COMPANIES UTILIZING NON-RISC TECHNOLOGIES. The embedded microprocessor market is mostly comprised of companies utilizing RISC technology. Nonetheless, CISC architectures, including the x86 architecture, have been introduced into our target markets and represent a source of competition.

    We believe that our high-end products generally exhibit higher performance, as measured in terms of execution speed, than those of our competitors that license the MIPS instruction set architecture. In addition, we believe that our latest product, the RM7000, incorporate more memory, measured in terms of kilobytes, than our competitors' current product offerings. Our competitors that license the MIPS instruction set architecture offer products with a 64-bit interface, as do all of our products other than the RM 5231. Our competitors that do not license the MIPS instruction set architecture do not currently offer products with a 64-bit interface.

MIPS LICENSE AND INTELLECTUAL PROPERTY

    Our success and ability to compete is dependent in part upon our proprietary technology. We rely upon a combination of patent, mask work, copyright, trademark and trade secret laws and other means to protect our technology. We have four issued patents that expire in 2014 through 2016. We also seek to protect our trade secrets and proprietary technology through confidentiality agreements with employees, consultants and other parties.

    We currently derive and expect to continue to derive a substantial majority of our revenue from the sale of products incorporating microprocessor technology of MIPS Technologies. We have obtained the right to use this technology in our products under a Technology License Agreement with MIPS Technologies. The technology license granted under this agreement is perpetual and bears a royalty based upon a percentage of our revenue derived from sales of products incorporating the licensed technology. Our breach of this agreement could result in our loss of these rights, which would harm our business. We also depend on MIPS Technologies to enforce these patents against third-party infringement. Because this license is non-exclusive, MIPS Technologies has licensed, and could in the future license, its technologies to third parties, including our competitors. If our competitors obtain a license from MIPS Technologies on more favorable terms than ours, or if MIPS Technologies fails to enforce its patent rights against infringers, we might not be able to compete successfully.

EMPLOYEES


    As of December 31, 1999, we had a total of 97 employees, including 53 in research and development, 19 in sales and marketing, 13 in manufacturing and 12 in general administration. As of December 31, 1999, we had 11 contractors in research and development. None of our employees is represented by a collective bargaining agreement or an employment agreement. We have never experienced any work stoppage. We consider our relations with our employees to be good.

FACILITIES


    Our corporate headquarters, which serves as our principal sales, marketing, research and development and administrative office, occupies 38,593 square feet in two adjacent buildings in Santa Clara, California under a 15,218 square foot lease and a 23,375 square foot lease. The 15,218 square foot lease expires on June 30, 2001, and the 23,375 square foot lease expires on October 31, 2004.



    We also have small sales offices in Raleigh, North Carolina, Burlington, Massachusetts and Roswell, Georgia. The leases for these offices expire on March 15, 2000, October 14, 2000 and October 1, 2000.


    We believe that our existing facilities are adequate to meet our current needs.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information regarding our directors and executive officers.


NAME                                                       AGE                            POSITION
-----------------------------------------------------  -----------  -----------------------------------------------------
Thomas J. Riordan....................................          43   Chief Executive Officer, President and Director
Barry L. Cox.........................................          57   Chairman of the Board of Directors
Raymond Kunita.......................................          44   Chief Operating Officer and Vice President of
                                                                      Engineering
Howard M. Bailey.....................................          53   Chief Financial Officer, Vice President of Finance
                                                                      and Secretary
William S. Thomas....................................          47   Vice President of Sales
Andrew J. Keane......................................          37   Vice President of Marketing
Lester M. Crudele....................................          50   Director
Bruce K. Graham......................................          39   Director
Christopher J. Schaepe...............................          35   Director


    THOMAS J. RIORDAN, a co-founder of QED, has served as our Chief Executive Officer, President and director since our inception in August 1991. From February 1985 to June 1991, Mr. Riordan served in various design and managerial roles most recently as director of research and development at MIPS Computer Systems, Inc., a semiconductor design company. From March 1983 to January 1985, Mr. Riordan served as a design engineer at Weitek Corporation, a semiconductor company. From October 1979 to February 1983, Mr. Riordan was a design engineer at Intel Corporation, a semiconductor company. Mr. Riordan holds B.S. and M.S. degrees in Electrical Engineering as well as a B.A. degree in Government from the University of Central Florida and has done post-graduate work in electrical engineering at Stanford University.

    BARRY L. COX joined QED in July 1998 and has served as our Chairman of the Board of Directors since September 1999. From January 1996 to July 1998,
Mr. Cox served as a consultant for various companies. Currently, he is a member of the board of directors of DynaChip Corporation, SUMMIT
Microelectronics, Inc. and Real 3D, each a privately-held company, and Photon Dynamics, Inc., a publicly-held flat panel display equipment company. From October 1993 to December 1995, Mr. Cox was President and Chief Executive Officer of Weitek Corporation and from April 1992 to October 1993, Mr. Cox served as President and Chief Operating Officer. In August 1984, Mr. Cox co-founded ATEQ Corp., a semiconductor capital equipment manufacturing company, and from October 1987 to December 1991, Mr. Cox served as its President, Chief Executive Officer and director. From June 1980 to April 1983, he was President of Intel Europe. Mr. Cox holds a B.S. degree in General Engineering from the U.S. Air Force Academy and an M.B.A. degree from Boston University.

    RAYMOND KUNITA, a co-founder of QED, has served as our Chief Operating Officer and Vice President of Engineering, among other positions, since our inception in August 1991. From February 1986 to July 1991, Mr. Kunita served in various design and managerial roles at MIPS Computer Systems and most recently as Director of Engineering. From August 1984 to January 1986, Mr. Kunita served as a design engineer responsible for the development of a RISC microprocessor at Weitek Corporation. From February 1983 to August 1984, Mr. Kunita served as a design engineer responsible for the development of a graphics display processor at Mindset Corporation, a computer systems company. From July 1977 to February 1983, Mr. Kunita served in various technology development roles at Intel Corporation. Mr. Kunita holds a B.S. degree in Electrical Engineering from the University of Illinois.

    HOWARD M. BAILEY has served as our Chief Financial Officer, Vice President of Finance and Secretary since June 1998. From August 1994 to June 1998,
Mr. Bailey served as Chief Financial Officer of Photon

Dynamics. From August 1992 to August 1994, Mr. Bailey was a partner in the Financial Services Division of David Powell, Inc., a financial services company, where he provided financial consulting services. From 1989 to 1991, Mr. Bailey was the Chief Financial Officer at Plus Logic Corporation, which was later acquired by Xilinx, Inc. From 1978 to 1983, Mr. Bailey served as a controller at Intel Corporation. Mr. Bailey holds a B.S. degree in Economics from the University of Maryland and an M.B.A. degree in Finance from the University of Utah.

    WILLIAM S. THOMAS has served as QED's Vice President of Sales since October 1996. From October 1995 to October 1996, Mr. Thomas served as Director of Strategic Sales at Power Trends, Inc., an integrated switching regulator company. From November 1994 to October 1995, Mr. Thomas served as Director of Semiconductor Sales at Celeritek, Inc., a semiconductor company. From
August 1992 to November 1994, Mr. Thomas served as director of Communication Product Marketing at Sierra Semiconductor Corp., and from October 1989 to August 1992, as Western Area Sales Manager. Mr. Thomas holds a B.S. degree in Electrical Engineering from the University of Florida.

    ANDREW J. KEANE has served as QED's Vice President of Marketing since February 1999. From August 1998 to February 1999, Mr. Keane worked as a marketing consultant in various marketing positions. From March 1995 to April 1996, Mr. Keane served as Director of Product Marketing at 3dfx Interactive, Inc., a 3D graphics company, and from April 1996 to August 1998 served as Vice President, Marketing. From August 1994 to February 1995,
Mr. Keane served as the Product Line Manager at Xilinx, Inc. From June 1990 to August 1994, Mr. Keane served as the Marketing Manager at MIPS Computer Systems, Inc. From August 1986 to August 1988, Mr. Keane served as an engineer at Intel Corporation. From June 1984 to August 1986, Mr. Keane was an engineer at Signetics Corporation, a division of Philips Electronics. Mr. Keane holds a B.S. degree in Physics from Rensselaer Polytechnic Institute and an M.B.A. degree from the University of California, Berkeley.


    LESTER M. CRUDELE has served as a director of QED since December 1999. From April 1999 to August 1999, Mr. Crudele was Vice President of the Enterprise Computing Group of Compaq Computer Corporation. From March 1997 to April 1999, Mr. Crudele was Vice President and General Manager of the Workstation Division of Compaq Computer Corporation. From August 1991 to March 1997, he was Vice President and General Manager of the RISC Microprocessor Division of Motorola, Inc. Prior to Motorola, Mr. Crudele served in various capacities at Stardent Computer, Inc., Stellar Computer Systems, Inc. and MIPS Computer Systems, Inc. Mr. Crudele holds a B.S. degree in Electrical Engineering from Florida Atlantic University.


    BRUCE K. GRAHAM has served as a director of QED since May 1998. Mr. Graham is a General Partner of Bessemer Venture Partners, a venture capital firm, which he joined in December 1996. From September 1995 to November 1996, Mr. Graham was a Vice President at Vertex Management, a venture capital firm. Mr. Graham is a director of GenOA, HiQ Networks, LightLogic, Optical Micromachines and Summit Microelectronics, Inc., each of which is a privately held company. Mr. Graham holds a B.S. degree in Chemical Engineering from Princeton University and an M.B.A. degree from Stanford Graduate School of Business.


    CHRISTOPHER J. SCHAEPE has served as a director of QED since March 1997.
Mr. Schaepe is a General Partner of Weiss, Peck & Greer Venture Partners, a technology-focused venture capital firm, which he joined in 1991. Previously, Mr. Schaepe served in corporate finance and capital markets roles for three years at Goldman, Sachs & Co. after his employment as a software engineer at IBM Corporation. Mr. Schaepe is a director of Galileo Technology Ltd. and Terayon Communication Systems, as well as several privately held companies. Mr. Schaepe holds B.S. and M.S. degrees in Computer Science from the Massachusetts Institute of Technology and an M.B.A. degree from Stanford Graduate School of Business.

    Under a voting agreement dated April 16, 1998 that we entered into with a number of our stockholders, the following stockholders or their affiliated entities have appointed a member to our board of directors:

    - Weiss, Peck & Greer Venture Partners, L.P., whose representative is Mr. Schaepe;

    - Bessemer Venture Partners, whose representative is Mr. Graham; and

    - the common stockholders, whose representative is Mr. Riordan.

This voting agreement will terminate upon the closing of this offering.

BOARD OF DIRECTORS

    Upon completion of the offering, the terms of the board of directors will be divided into three classes each with a term of three years: Class I, whose term will expire at the annual meeting of stockholders to be held in 2000; Class II, whose term will expire at the annual meeting of stockholders to be held in 2001; and Class III, whose term will expire at the annual meeting of stockholders to be held in 2002. The Class I directors are Messrs. Cox and Riordan, the Class II directors are Messrs. Schaepe and Graham, and the Class III director is Mr. Crudele. At each annual meeting of stockholders after the initial classification, the successors to directors whose terms expire will be elected to serve a term of three years. This classification of directors may have the effect of delaying or preventing changes in our control.

BOARD COMMITTEES

    AUDIT COMMITTEE. The board of directors has established an audit committee consisting of Messrs. Graham and Schaepe. The audit committee reviews with our independent accountants the scope and timing of their audit services and any other services that they are asked to perform, the independent accountants' report on our financial statements following completion of their audit, and our policies and procedures with respect to internal accounting and financial controls. In addition, the audit committee makes annual recommendations to our board of directors for the appointment of independent accountants for the upcoming year.

    COMPENSATION COMMITTEE. The board of directors has established a compensation committee consisting of Messrs. Graham and Schaepe. The compensation committee makes recommendations to the board concerning salaries and compensation for our officers and employees and administers our employee benefit plans.

DIRECTOR COMPENSATION

    Our directors do not currently receive any cash compensation for services on the board of directors or any committee of our board, but directors may be reimbursed for certain expenses in connection with attendance at board of directors and committee meetings. All directors are eligible to participate in our 1999 Equity Incentive Plan. Non-employee directors are eligible to participate in our 1999 Non-Employee Directors' Stock Option Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    None of our executive officers currently serves, or in the past has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve as a member of our board or compensation committee.

EXECUTIVE COMPENSATION

    The following table presents information regarding the compensation paid to our chief executive officer and our four other most highly compensated executive officers whose salary and bonus exceeded $100,000 for the fiscal year ended
June 30, 1999:


                                                                                 LONG-TERM
                                                                               COMPENSATION
                                                                                  AWARDS
                                                     ANNUAL COMPENSATION   ---------------------
                                                    ---------------------       SECURITIES            ALL OTHER
NAME AND PRINCIPAL POSITION                           SALARY      BONUS     UNDERLYING OPTIONS      COMPENSATION
--------------------------------------------------  ----------  ---------  ---------------------  -----------------
Thomas J. Riordan
  President and Chief Executive Officer...........  $  152,442  $  60,105          150,000            $     432(1)
Barry L. Cox
  Chairman of the Board of Directors..............     238,414     61,706          650,000                  694(1)
Raymond Kunita
  Chief Operating Officer and
  Vice President of Engineering...................     152,442     60,105          150,000                  432(1)
Howard M. Bailey
  Chief Financial Officer,
  Vice President of Finance
  and Secretary...................................     152,385     26,545           35,000                  622(1)
William S. Thomas
  Vice President of Sales.........................     124,961     51,891           60,000                6,644(2)


------------------------

(1) Represents term life insurance premiums paid on the officers' behalfs.

(2) Represents a $6,000 car allowance and $644 in term life insurance premiums paid on Mr. Thomas' behalf.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth information regarding each grant of stock options during the fiscal year ended June 30, 1999 to our chief executive officer and our four other most highly compensated executive officers whose salary and bonus exceeded $100,000 for the fiscal year ended June 30, 1999:

                                                          INDIVIDUAL GRANTS                   POTENTIAL REALIZABLE
                                           ------------------------------------------------     VALUE AT ASSUMED
                                                       % OF TOTAL                               ANNUAL RATES OF
                                           NUMBER OF     OPTIONS                                  STOCK PRICE
                                           SECURITIES  GRANTED TO                                 APPRECIATION
                                           UNDERLYING   EMPLOYEES    EXERCISE                   FOR OPTION TERM
                                            OPTIONS     IN FISCAL    PRICE PER   EXPIRATION  ----------------------
NAME                                        GRANTED       1999         SHARE        DATE         5%         10%
-----------------------------------------  ----------  -----------  -----------  ----------  ----------  ----------
Thomas J. Riordan........................      50,000        1.9%    $    1.00     10/20/08  $   31,445  $   79,687
                                              100,000        3.9          3.00      3/29/09     188,668     478,123
Barry L. Cox.............................     600,000       23.2          1.00      6/30/08     377,337     956,245
                                               50,000        1.9          3.00      3/29/09      94,334     239,061
Raymond Kunita...........................      50,000        1.9          1.00     10/20/08      31,445      79,687
                                              100,000        3.9          3.00      3/29/09     188,668     478,123
Howard M. Bailey.........................      35,000        1.4          3.00      3/29/09      66,034     167,343
William S. Thomas........................      60,000        2.3          3.00      3/29/09     113,201     286,874

    In fiscal year 1999, we granted to our employees options to purchase an aggregate of 2,589,300 shares. Options were granted at an exercise price equal to the fair market value of our common stock, as determined by the board of directors on the date of grant. In making this determination, the board considered a number of factors, including:

    - our historical and prospective revenue and profitability;

    - our cash balance and rate of cash consumption;

    - the development and size of the market for our products;

    - the status of our financing activities;

    - the stability and tenure of our management team; and

    - the breadth of our product offerings.

    Potential realizable values are computed by (a) multiplying the number of shares of common stock subject to a given option by the exercise price per share, (b) assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rates shown in the table for the entire ten year term of the option and (c) subtracting from that result the aggregate option exercise price. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission, or SEC. We can provide no assurance to any executive officer or any other holder of our securities that any stock price appreciation over the option term will be at the assumed 5% and 10% levels or at any other defined level.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
  VALUES

    The following table sets forth the number and value of securities underlying unexercised options held by our chief executive officer and our four other most highly compensated executive officers whose salary and bonus exceeded $100,000 for the fiscal year ended June 30, 1999:


                                                              NUMBER OF SECURITIES
                                                                   UNDERLYING             VALUE OF UNEXERCISED
                                                              UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS
                                    SHARES                      AT JUNE 30, 1999            AT JUNE 30, 1999
                                  ACQUIRED ON    VALUE     --------------------------  --------------------------
NAME                               EXERCISE     REALIZED   EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
--------------------------------  -----------  ----------  -----------  -------------  -----------  -------------
Thomas J. Riordan...............          --   $       --     145,833        304,167    $ 670,832    $ 1,399,168
Barry L. Cox....................      20,000       75,000          --        650,000           --      2,990,000
Raymond Kunita..................          --           --     145,833        304,167      670,832      1,399,168
Howard M. Bailey................      25,000      100,000      25,000        185,000      100,000        740,000
William S. Thomas...............      48,334      153,336       3,750        127,916       15,750        391,914


------------------------

    In the table above, the value of unexercised in-the-money options is based on the fair market value of QED's common stock, determined by our board of directors as discussed above to be $4.75 per share on or about June 30, 1999, minus the per share exercise price multiplied by the number of shares.

EMPLOYEE STOCK PLANS

    1999 EQUITY INCENTIVE PLAN


    Our board of directors adopted and our stockholders approved the 1997 Stock Option Plan in April 1997. We reserved an aggregate of 4,500,000 shares of our common stock for issuance under the 1997 plan. Our board and stockholders approved the 1992 Stock Option Plan in July 1992. We reserved an aggregate of 4,600,000 shares of our common stock for issuance under the 1992 plan. Our board amended and restated both plans as the 1999 Equity Incentive Plan in September 1999 and increased the combined common stock reserves of 9,100,000 shares by 1,400,000, to a total of 10,500,000 shares of common stock. The 1999 Equity Incentive Plan was approved by the stockholders in November 1999.

    SHARE RESERVE. We have reserved a total of 10,500,000 shares of our common stock under the 1999 Equity Incentive Plan. On the last day of each fiscal year for 10 years, starting with the fiscal year ending June 30, 2000, the share reserve will automatically be increased by a number of shares equal to the greater of:

    - 5% of our outstanding shares on a fully-diluted basis, or

    - that number of shares subject to awards granted under the incentive plan during the prior 12-month period.

    The automatic increase in the number of shares available for grants under incentive stock options may not exceed 14,000,000 shares over the 10-year period. If the recipient of a stock award does not purchase the shares subject to a stock award before the stock award expires or otherwise terminates, the shares that are not purchased again become available for issuance under the incentive plan.

    ADMINISTRATION. Our board administers the incentive plan unless it delegates administration to a committee. Our board has the authority to construe, interpret and amend the incentive plan as well as to determine:

    - the grant recipients;

    - the grant dates;

    - the number of shares subject to the award;

    - the exercisability of the award and vesting;

    - the exercise price;

    - the type of consideration; and

    - the other terms of the award.

    ELIGIBILITY.  Our board may grant incentive stock options that qualify under
Section 422 of the Internal Revenue Code to our employees and to the employees of our affiliates. Our board also may grant nonstatutory stock options, stock bonuses and restricted stock purchase awards to our employees, directors and consultants as well as to the employees, directors and consultants of our affiliates.

    - A stock option is a contractual right to purchase a specified number of our shares at a specified price, or exercise price, for a specified period of time.

       - An incentive stock option is a stock option that has met the requirements of Section 422 of the Internal Revenue Code. This type of option is free from regular tax at both the date of grant and the date of exercise. If two holding period tests are met--two years between grant date and sale date and one year between exercise date and sale date--the profit on the option is long-term capital gain income. If the holding periods are not met, there has been a disqualifying disposition, and generally the difference between the exercise price and the fair market value of the shares on the exercise date will be taxed at ordinary income rates. The difference between the fair market value on date of exercise and the exercise price is an item of alternative minimum tax unless there is a disqualifying disposition in the year of exercise.

       - A nonstatutory stock option is a stock option not meeting the Internal Revenue Code criteria for qualifying incentive stock options and, therefore, triggering a tax upon exercise. This type of option requires payment of state and federal income tax and, if applicable, FICA/FUTA on the difference between the exercise price and the fair market value on the exercise date.

    - A restricted stock purchase award is an offer to purchase shares at a price either at or near the fair market value of the shares. A stock bonus, on the other hand, is a grant of our shares at no cost to the recipient in consideration for past services rendered. However, we may reacquire the shares under either type of award at the original purchase price, which is zero in the case of a stock bonus, if the recipient's service to us and to our affiliates terminates before the shares vest.

    Our board may not grant an incentive stock option to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or the total combined voting power of an affiliate of ours, unless the exercise price is at least 110% of the fair market value of the stock on the grant date and the option term is five years or less.

    LIMITS ON OPTION GRANTS. There are limits on the number of shares that our board may grant under an option.

    - Section 162(m) of the Internal Revenue Code, among other things, denies a deduction to publicly held corporations for compensation paid to the chief executive officer and the four other highest compensated officers in a taxable year to the extent that the compensation for each such officer exceeds $1.0 million. When we become subject to Section 162(m), in order to prevent options granted under the incentive plan from being included in such compensation, our board may not grant options under the incentive plan to an employee covering an aggregate of more than 700,000 shares in any calendar year; and

    - An employee may not receive incentive stock options that exceed the $100,000 per year limitation set forth in Section 422(d) of the Internal Revenue Code. In calculating the $100,000 per year limitation, we determine the aggregate number of shares under all incentive stock options granted to that employee that will become exercisable for the first time during a calendar year. For this purpose, we include incentive stock options granted under the incentive plan as well as under any other stock plans that we or our affiliates maintain. We then determine the aggregate fair market value of such stock as of the grant date of the option. Taking the options into account in the order in which they were granted, we treat only the options covering the first $100,000 worth of stock as incentive stock options. We treat any options covering stock in excess of $100,000 as nonstatutory stock options.

    OPTION TERMS. The board may grant incentive stock options with an exercise price of 100% or more of the fair market value of a share of our common stock on the grant date. It may grant nonstatutory stock options with an exercise price as low as 85% of the fair market value of a share on the grant date. If the value of our shares declines after the grant date, the board may offer optionholders the opportunity to replace such outstanding higher-priced options with new lower-priced options. To the extent required by Section 162(m) of the Internal Revenue Code, the old repriced option is deemed to be canceled and a new option granted, but both options will be counted against the Section 162(m) limit discussed above.

    The maximum option term is 10 years. The board may provide for exercise periods of any length in individual option grants. However, generally an option terminates three months after the optionholder's service to us and to our affiliate terminates. If this termination is due to the optionholder's disability, the exercise period generally is extended to 12 months. If this termination is due to the optionholder's death or if the optionholder dies within three months after his or her service terminates, the exercise period generally is extended to 18 months following death.

    The board may provide for the transferability of nonstatutory stock options but not incentive stock options. However, the optionholder may designate a beneficiary to exercise either type of option following the optionholder's death. If the optionholder does not designate a beneficiary, the optionholder's option rights will pass by his or her will or by the laws of descent and distribution.

    TERMS OF OTHER STOCK AWARDS. The board determines the purchase price of other stock awards, which may not be less than 85% of the fair market value of our common stock on the grant date. However, the board may award stock bonuses in consideration of past services without a purchase payment. Shares that we sell or award under the incentive plan may, but need not be, restricted and subject to a repurchase option in our favor in accordance with a vesting schedule that the board determines. The board, however, may accelerate the vesting of such restricted stock.

    OTHER PROVISIONS. Transactions not involving our receipt of consideration, such as a merger, consolidation, reorganization, stock dividend, or stock split, may change the class and number of shares subject to the incentive plan and to outstanding awards. In that event, the board will appropriately adjust the incentive plan as to the class and the maximum number of shares subject to the incentive plan, to the cap on the number of shares available for incentive stock options, and to the Section 162(m) limit. It also will adjust outstanding awards as to the class, number of shares and price per share subject to these awards.

    If we dissolve or liquidate, then outstanding stock awards will terminate immediately before this event. However, we treat outstanding stock awards differently in the following situations:

    - a sale, lease or other disposition of all or substantially all of our assets;

    - a sale of 50% or more of the combined voting power of our stock to another corporation;

    - a merger or consolidation in which we are not the surviving corporation;
      or

    - a merger in which we are the surviving corporation but the shares of our common stock outstanding immediately before the merger are converted by virtue of the merger into other property, such as securities or cash.

    In these situations, the surviving entity will either assume or replace all outstanding awards under the incentive plan. If it declines to do so, then generally the vesting and exercisability of the awards will accelerate.


    STOCK AWARDS GRANTED. As of December 31, 1999, we have issued 4,468,029 shares upon the exercise of options under the 1999 plan, 11,865 of which have been repurchased, 266,630 shares of which are subject to repurchase at the original exercise price, and none of which are subject to repurchase at fair market value; options to purchase 4,704,201 shares at a weighted average exercise price of $2.02 were outstanding; and 1,539,635 shares remained available for future grant. As of December 31, 1999, the board had not granted any stock bonuses or restricted stock under the incentive plan.


    PLAN TERMINATION. The incentive plan will terminate in 2009 unless the board terminates it sooner.

    1999 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN


    In September 1999, our board adopted the 1999 Non-Employee Directors' Stock Option Plan. The plan was approved by the stockholders in November 1999. The directors' plan provides for the automatic grant to our non-employee directors of options to purchase shares of our common stock.


    SHARE RESERVE. We have reserved a total of 200,000 shares of our common stock for issuance under the directors' plan. On the last day of each fiscal year for 10 years, starting with the fiscal year ending June 30, 2000, the share reserve will automatically be increased by a number of shares equal to the greater of:

    - .5% of our outstanding shares on a fully-diluted basis; or

    - that number of shares subject to options granted under the directors' plan during the prior 12-month period.

    If the optionholder does not purchase the shares subject to the option before the option expires or otherwise terminates, the shares that are not purchased again become available for issuance under the directors' plan.

    ADMINISTRATION. The board administers the directors' plan unless it delegates administration to a committee. The board has the authority to construe, interpret and amend the directors' plan but the directors' plan specifies the essential terms of the options, including:

    - the option recipients;

    - the grant dates;

    - the number of shares subject to the option;

    - the exercisability and vesting of the option;

    - the exercise price; and

    - the type of consideration.

    ELIGIBILITY. We automatically will grant an option covering 30,000 shares to each non-employee director on the day after each annual meeting of our stockholders, starting in 2000, at which the director is elected or re-elected to a full three-year term of office. For non-employee directors who are elected or appointed mid-term, the number of shares subject to the option will be pro rated for each remaining month of the term of office, rounded to the nearest whole month. The options will vest monthly over the number of months remaining in the non-employee director's term of office.

    As long as a non-employee director who is an optionholder continues to serve with us or with an affiliate of ours, whether in the capacity of a director, an employee or a consultant, the optionholder may exercise the option.

    OPTION TERMS. Options have an exercise price equal to 100% of fair market value of our common stock on the grant date. The option term is 10 years but it terminates three months after the optionholder's service terminates. If this termination is due to the optionholder's disability, the exercise period is extended to 12 months. If this termination is due to the optionholder's death or if the optionholder dies within three months after his or her service terminates, the exercise period is extended to 18 months following death.

    The optionholder may transfer the option by gift to immediate family or for estate-planning purposes. The optionholder also may designate a beneficiary to exercise the option following the optionholder's death. Otherwise, the option exercise rights will pass by the optionholder's will or by the laws of descent and distribution.

    OTHER PROVISIONS. Transactions not involving our receipt of consideration, such as a merger, consolidation, reorganization, stock dividend, or stock split, may change the class and number of shares subject to the directors' plan and to outstanding options. In that event, the board will appropriately adjust the directors' plan as to the class and the maximum number of shares subject to the directors' plan. It also will adjust outstanding options as to the class, number of shares and price per share subject to these options.

    If we dissolve or liquidate, then the outstanding options will terminate immediately before this event. However, we treat outstanding options differently in the following situations:

    - a sale, lease or other disposition of all or substantially all of our assets;

    - a sale of 50% or more of the combined voting power of our stock to another corporation;

    - a merger or consolidation in which we are not the surviving corporation;
      or

    - a merger in which we are the surviving corporation but the shares of our common stock outstanding immediately before the merger are converted by virtue of the merger into other property, such as securities or cash.

    In these situations, the surviving entity will either assume or replace all outstanding options under the directors' plan. If it declines to do so, then generally the vesting and exercisability of the options will accelerate.

    OPTIONS ISSUED.  We have not issued any options under the directors' plan.

    PLAN TERMINATION. The directors' plan will terminate in 2009 unless the board terminates it sooner.

    1999 EMPLOYEE STOCK PURCHASE PLAN


    In September 1999, our board adopted the 1999 Employee Stock Purchase Plan. The stockholders approved the plan in November 1999.


    SHARE RESERVE. We have authorized the issuance of 300,000 shares of our common stock pursuant to purchase rights granted to eligible employees under the purchase plan. On November 1 of each year for 10 years, starting with the year 2000, the number of shares in the reserve will be increased by the greater of 1% of our outstanding shares on a fully-diluted basis or that number of shares that have been issued under the purchase plan during the prior 12-month period. The automatic share reserve increase in the aggregate may not exceed 3,000,000 shares over the 10-year period.

    ELIGIBILITY. The purchase plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. The purchase plan provides a means by which eligible employees may purchase our common stock through payroll deductions. We implement the purchase plan by offerings of purchase rights to eligible employees. Generally, all of our full-time employees and full-time employees of our affiliates incorporated in the United States who have been employed for at least five days may participate in offerings under the purchase plan. However, no employee may participate in the purchase plan if, immediately after we grant the employee a purchase right, the employee has voting power over 5% or more of our outstanding capital stock. Currently, no shares of common stock had been purchased under the purchase plan.

    ADMINISTRATION. Under the purchase plan, the board may specify offerings of up to 27 months. Unless the board otherwise determines, common stock is purchased for accounts of participating employees at a price per share equal to the lower of:

    - 85% of the fair market value of a share on the first day of the offering;
      or

    - 85% of the fair market value of a share on the purchase date.

    For the first offering period, which will begin on the effective date of this initial public offering, we will offer shares registered on a Form S-8 registration statement. The fair market value of the shares on the first date of this offering will be the price per share at which our shares are first sold to the public as specified in the final prospectus with respect to our initial public offering. Otherwise, fair market value generally means the closing sales price, rounded up where necessary to the nearest whole cent for the shares, or the closing bid, if no sales were reported as quoted on the Nasdaq National Market on the trading day prior to the relevant determination date, as reported in THE WALL STREET JOURNAL.

    The board may provide that employees who become eligible to participate after the offering period begins nevertheless may enroll in the offering. These employees will purchase our stock at the lower of:

    - 85% of the fair market value of a share on the day they began participating in the purchase plan; or

    - 85% of the fair market value of a share on the purchase date.

    Generally, participating employees may authorize payroll deductions of up to 10% of their compensation for the purchase of stock under the purchase plan. Generally, employees may end their participation in the offering at any time up to 10 days before a offering period begins. Their participation ends automatically on termination of their employment.

    OTHER PROVISIONS. The board may grant eligible employees purchase rights under the purchase plan only if the purchase rights together with any other purchase rights granted under other employee stock purchase plans established by us or by our affiliates, if any, do not permit the employee's rights to purchase our stock to accrue at a rate which exceeds $25,000 of fair market value of our stock for each calendar year in which the purchase rights are outstanding.

    Upon a change in control, the board may provide that the successor corporation will assume or substitute for outstanding purchase rights. Alternatively, the board may shorten the offering period and provide that our stock will be purchased for the participants immediately before the change in control.

    DESCRIPTION OF 401(K) PLAN

    We maintain a 401(k) retirement savings plan for our U.S. employees. This plan is intended to qualify as a tax-qualified plan under Section 401 of the Internal Revenue Code and provides that each participant may contribute a percentage of his or her pre-tax compensation. A participant's pre-tax savings contributions may not be more than 20% of the participant's pay for the plan year, up to a statutory limit, which is $10,000 in calendar year 1999. Under this plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan trustee. This plan also permits us to make discretionary contributions, subject to established limits. To date, we have not made any matching contributions to this plan.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    As permitted by the Delaware General Corporation Law, we have adopted provisions in our certificate of incorporation and bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

    - any breach of the director's duty of loyalty to us or our stockholders;

    - acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

    - unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions; or

    - any transaction from which the director derived an improper personal benefit.

    Our certificate of incorporation allows us to indemnify our officers, directors and other agents to the fullest extent permitted by Delaware law. We intend to enter into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. The indemnification agreements require us, among other things, to:

    - indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors; and

    - advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions.

    Additionally, we anticipate obtaining directors' and officers' liability insurance.

    Our bylaws also permit us to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether Delaware law would permit indemnification, and to provide indemnification in circumstances in which indemnification is otherwise discretionary under Delaware law.

    At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

                              CERTAIN TRANSACTIONS

    Other than compensation agreements and other arrangements, which are described as required in "Management," and the transactions described below, since July 1, 1996, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party:

    - in which the amount involved exceeded or will exceed $60,000; and

    - in which any director, executive officer, holder of more than 5% of our common stock on an as-converted basis or any member of their immediate family had or will have a direct or indirect material interest.

FINANCING TRANSACTIONS

    Purchasers of our preferred and common stock include, among others, the following of our executive officers, directors and holders of more than 5% of our outstanding stock:

                                                                                SHARES OF PREFERRED STOCK
                                                        COMMON    ------------------------------------------------------
PURCHASER                                               STOCK       SERIES A      SERIES B      SERIES C      SERIES D
----------------------------------------------------  ----------  ------------  ------------  ------------  ------------
DIRECTORS AND EXECUTIVE OFFICERS
Thomas J. Riordan...................................   1,000,000            --            --            --            --
Barry L. Cox........................................      20,000            --            --            --            --
Raymond Kunita......................................   1,000,000            --            --            --            --
Howard M. Bailey....................................      35,000            --            --            --            --
William S. Thomas...................................      75,000            --            --            --            --
Christopher J. Schaepe..............................          --            --            --        28,000            --
ENTITIES AFFILIATED WITH DIRECTORS
Entities Affiliated with Bessemer Venture
  Partners..........................................          --            --            --     1,400,000       591,609
Entities Affiliated with Weiss, Peck & Greer Venture
  Partners..........................................          --            --     2,500,000     1,840,000     1,141,283
5% HOLDERS
Integrated Device Technology, Inc...................   2,200,000     1,440,000            --            --            --
Norwest Venture Partners VI, L.P....................          --            --            --     1,200,000       507,094
Cisco Systems, Inc..................................     237,500            --            --            --     1,047,454
Price Per Share.....................................  $   0.001-  $       1.40  $       2.40  $       2.50  $       4.32
                                                           $2.00
Date(s) of Purchase.................................   11/15/91-       1/24/92        3/5/97       4/16/98        3/1/99
                                                         8/31/99                                       and           and
                                                                                                   5/15/98       3/16/99

    The shares shown as held by Weiss, Peck & Greer in the above table include shares held by Christopher J. Schaepe. Mr. Schaepe, one of our directors, is a general partner of Weiss, Peck and Greer Venture Partners.

    We have entered into an investors' rights agreement with each of the purchasers of preferred stock set forth above and with Messrs. Riordan and Kunita, as purchasers of the common stock set forth above. Under this agreement, these and other stockholders are entitled to registration rights with respect to their shares of common stock or common stock issuable upon conversion of their preferred stock upon the closing of this offering.

AGREEMENTS WITH IDT


    In January 1992, we entered into a development and license agreement with Integrated Device Technology, or IDT, a 5% stockholder. Under this agreement, we developed and delivered embedded microprocessor products in exchange for milestone payments and continuing royalty payments by IDT to us. In June 1996, we entered into a development agreement with IDT under which we agreed to modify an embedded microprocessor for IDT and IDT agreed to make royalty payments to us based on the product's net sales. We recognized aggregate royalty revenue from IDT under the two agreements of $2.3 million in the year ended June 30, 1997, $3.3 million in the year ended June 30, 1998 and $3.0 million in the year ended June 30, 1999. We recognized aggregate royalty revenue from IDT of $1.1 million in the six months ended December 31, 1999.


AGREEMENTS WITH CISCO


    In connection with a purchase of QED capital stock on March 1, 1999, Cisco Systems, a 5% stockholder, and QED entered into an agreement granting Cisco Systems a right of first negotiation in the event of a proposed change in control of QED. This agreement will terminate upon the closing of this offering. In the fiscal year ended June 30, 1998, Cisco Systems purchased $5,685 worth of our products. In the fiscal year ended June 30, 1999, Cisco Systems purchased approximately $255,000 worth of our products. In the six months ended
December 31, 1999, Cisco Systems purchased approximately $100,000 worth of our products. These amounts exclude product sales to Cisco Systems' manufacturing subcontractors, which amounts are substantially larger than direct sales to Cisco Systems and totalled approximately $2 million in fiscal year 1999 and $3.3 million in the six months ended December 31, 1999.


OTHER TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS

    In November 1997, we entered into a consulting agreement with Barry L. Cox under which we paid Mr. Cox an aggregate of $106,800 and granted him options to purchase 20,000 shares of common stock. This agreement terminated in July 1998 when Mr. Cox became an employee of QED.

    In June 1998, we granted Barry L. Cox an option to purchase 600,000 shares of our common stock at an exercise price of $1.00 per share. The option vests over five years, with 20% of the shares subject to the option vesting and becoming exercisable upon the closing of this offering.

    In May 1998, we granted Howard M. Bailey an option to purchase 200,000 shares of our common stock at an exercise price of $.75 per share. The option vests over four years, with 50% of the shares subject to the option vesting and becoming exercisable in the event of a change of control of QED.

    In February 1999, we granted Andrew J. Keane an option to purchase 250,000 shares of our common stock at an exercise price of $2.00 per share. The option vests over four years.


    In December 1999, we granted Lester M. Crudele an option to purchase 45,000 shares of our common stock at an exercise price of $10.00 per share. The option vests over three years.


INDEMNIFICATION AGREEMENTS

    We have entered into indemnification agreements with our directors and our executive officers for the indemnification of and advancement of expenses to these persons to the fullest extent permitted by law. We also intend to enter into indemnification agreements with our future directors and officers.

    We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All future transactions, including loans, between us and our officers, directors, principal stockholders and their affiliates will be approved by a majority of the board of directors, including a majority of the independent and disinterested directors, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                       PRINCIPAL AND SELLING STOCKHOLDERS


    The following table sets forth information regarding beneficial ownership of our common stock as of December 31, 1999 and as adjusted to reflect our sale of shares offered and conversion of all outstanding shares of preferred stock into shares of common stock held by the following persons:


    - each person who we know to own beneficially more than five percent of the common stock;

    - each of our directors;

    - each executive officer listed in the summary compensation table; and

    - all directors and executive officers as a group.


    Unless indicated below, to our knowledge the persons named have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable. Percentage of beneficial ownership is based on 22,912,501 shares of common stock outstanding on an as-converted basis as of December 31, 1999. This assumes no exercise of the underwriters' over-allotment option. If the underwriters' over-allotment option is exercised in full, we will sell up to an aggregate of 3,450,000 shares of common stock and up to 26,362,501 shares of common stock will be outstanding after the completion of this offering.



    The number of shares beneficially owned by each stockholder is determined under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after December 31, 1999 through the exercise of any stock option or other right. The inclusion of these shares in the table, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of, or receives the economic benefit from, these shares.


    Unless indicated below, each person or entity named below has an address in care of QED's principal executive offices located at 3255-3 Scott Boulevard, Suite 200, Santa Clara, California 95054.


                                                                                  SHARES
                                                                                 ISSUABLE
                                                                   SHARES          UPON
                                                                SUBJECT TO A   EXERCISE OF              PERCENTAGE BENEFICIALLY
                                                                  RIGHT OF     OPTIONS THAT
                                                   NUMBER OF    REPURCHASE AS  VEST WITHIN                       OWNED
                                                     SHARES          OF         60 DAYS OF    SHARES    ------------------------
                                                  BENEFICIALLY  DECEMBER 31,   DECEMBER 31,    BEING     PRIOR TO       AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER                OWNED(1)        1999           1999       OFFERED    OFFERING     OFFERING
------------------------------------------------  ------------  -------------  ------------  ---------  -----------  -----------
EXECUTIVE OFFICERS AND DIRECTORS
  Christopher J. Schaepe(2).....................     5,509,283           --             --          --        24.0%        21.3%
  Thomas J. Riordan.............................     1,229,167           --        229,167          --         5.3          4.7
  Raymond Kunita................................     1,229,167           --        229,167          --         5.3          4.7
  Bruce K. Graham(3)............................     1,991,609           --             --          --         8.7          7.7
  Barry L. Cox..................................       210,000                     190,000          --       *            *
  Howard M. Bailey..............................        83,333           --         48,333          --       *            *
  William S. Thomas.............................        87,500        7,916         12,500          --       *            *

OTHER 5% STOCKHOLDERS

Entities Affiliated with Weiss, Peck & Greer
  Venture Partners(2)...........................     5,481,283           --             --          --        23.9         21.2
  555 California Street, Suite 3130
  San Francisco, CA 94104

                                                                                  SHARES
                                                                                 ISSUABLE
                                                                   SHARES          UPON
                                                                SUBJECT TO A   EXERCISE OF              PERCENTAGE BENEFICIALLY
                                                                  RIGHT OF     OPTIONS THAT
                                                   NUMBER OF    REPURCHASE AS  VEST WITHIN                       OWNED
                                                     SHARES          OF         60 DAYS OF    SHARES    ------------------------
                                                  BENEFICIALLY  DECEMBER 31,   DECEMBER 31,    BEING     PRIOR TO       AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER                OWNED(1)        1999           1999       OFFERED    OFFERING     OFFERING
------------------------------------------------  ------------  -------------  ------------  ---------  -----------  -----------
Integrated Device Technology, Inc...............     3,640,000           --             --     720,000        15.9         11.3
  2975 Stender Way
  Santa Clara, CA 95054

Entities Affiliated with Bessemer Venture
  Partners(3)...................................     1,991,609           --             --          --         8.7          7.7
  1400 Old Country Road, Suite 407
  Westbury, NY 11590

Norwest Venture Partners VI, L.P................     1,707,094           --             --          --         7.5          6.6
  245 Lytton Avenue, Suite 250
  Palo Alto, CA 94301

Cisco Systems, Inc..............................     1,284,954           --             --          --         5.6          5.0
  255 West Tasman Drive, Bldg. J
  San Jose, CA 95134

The Goldman Sachs Group, Inc....................     1,157,408           --             --          --         5.1          4.5
  85 Broad Street
  New York, NY 10004

All executive officers and directors as a group
  (9 persons)...................................    10,341,726        7,916        710,834     720,000        45.1         39.9


------------------------

*   Represents beneficial ownership of less than 1%.


(1) These numbers may include shares subject to a right of repurchase by QED as of December 31, 1999 and shares issuable upon the exercise of options that vest within 60 days of December 31, 1999.


(2) Includes:

       - 2,029,216 shares held by WPG Enterprise Fund II, L.L.C.;

       - 1,687,297 shares held by Weiss Peck & Greer Venture Associates III, L.L.C.;

       - 865,267 shares held by Weiss Peck & Greer Venture Associates VI,
         L.L.C.;

       - 756,733 shares held by WPG Enterprise Fund III, L.L.C.;

       - 109,239 shares held by Weiss Peck & Greer Venture Associates IV Cayman, L.P.; and

       - 33,531 shares held by WPG Information Sciences Entrepreneur Fund, L.P.

    WPG Venture Partners III, L.P. is the fund investment advisory member of WPG Enterprise Fund II, L.L.C. and Weiss Peck & Greer Venture Associates III, L.L.C. Christopher J. Schaepe, one of our directors, is the general partner of WPG Venture Partners III, L.P., and, as such, may be deemed to share voting and investment power with respect to the shares held by these entities. WPG VC Fund Advisor L.L.C. is the fund investment advisory member of Weiss, Peck & Greer Venture Associates IV, L.L.C. and WPG Enterprise
    Fund III, L.L.C., and is the general partner of WPG Information Sciences Entrepreneur Fund, L.P. Mr. Schaepe is the managing member of WPG VC Fund Advisor, L.L.C., and, as such, may be deemed to share voting and investment power with respect to the shares held by these entities. WPG Fund Advisor L.L.C. is the administrative general partner of Weiss, Peck & Greer Venture Associates IV Cayman, L.P. Mr. Schaepe is a non-managing member of

    WPG Fund Advisor, L.L.C. and, as such, may be deemed to share voting and investment power with respect to the shares held by Weiss, Peck & Greer Venture Associates IV Cayman, L.P. Mr. Schaepe disclaims beneficial ownership of all shares with respect to which he may be deemed to share voting and investment power except to the extent of his pecuniary interests therein. Mr. Schaepe's shares also include 24,000 shares held by Mr. Schaepe's family living trust of which he is a trustee and 4,000 shares held by his son's irrevocable trust. Mr. Schaepe disclaims beneficial ownership of the shares held by his son's irrevocable trust.

(3) Includes (1) 1,050,328 shares held by Bessemer Venture Partners IV L.P.,
    (2) 199,160 shares held by Bessemer Venture Investors L.P., and (3) 742,121 shares held by Bessec Ventures IV L.P. Deer IV & Co. LLC is the general partner of Bessemer Venture Partners IV L.P., Bessemer Venture Investors L.P. and Bessec Ventures IV L.P. Bruce K. Graham, one of our directors, is a general partner of Deer IV & Co. LLC, and may be deemed to share voting and investment power with respect to these shares. He disclaims beneficial ownership of such shares except to the extent of his pecuniary interests therein.

    If the underwriters' over-allotment option is exercised, up to an additional 108,000 shares may be sold by the selling stockholder.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


    Upon completion of this offering, our authorized capital stock will consist of 100,000,000 shares of common stock, $.001 par value, and 10,000,000 shares of undesignated preferred stock, $.001 par value. As of December 31, 1999, there were 22,912,501 shares of common stock outstanding held of record by approximately 134 stockholders assuming the conversion of all outstanding preferred stock into common stock. There will be 25,912,901 shares of common stock outstanding after giving effect to the sale of the shares of common stock offered under this prospectus.


COMMON STOCK

    The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available at times and in amounts as the board may determine from time to time. See "Dividend Policy." Upon completion of this offering, the board representation rights of currently outstanding preferred stock will terminate and the holders of common stock will be the only voting class for board elections. In the event of our liquidation, dissolution or winding up, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, fully-paid and nonassessable.

PREFERRED STOCK

    Upon completion of this offering, all currently outstanding shares of preferred stock will be converted into common stock. The preferred stock liquidation, dividend and voting rights described in Notes to Financial Statements will be extinguished upon the conversion of preferred stock into common stock.

    We will have authorized 10,000,000 shares of undesignated preferred stock. The board of directors will have the authority to issue the undesignated preferred stock in one or more series and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued series of undesignated preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing any change in control without further action by the stockholders and may adversely affect the voting and other rights of holders of common stock, and the likelihood that such holders will receive dividend payments and payments upon liquidation could have the effect of delaying, deferring or preventing a change in control. Currently, we have no plans to issue any shares of preferred stock.

OPTIONS


    As of December 31, 1999, options to purchase a total of 4,704,201 shares of common stock were outstanding and up to 1,539,635 additional shares of common stock may be issued upon exercise of options granted in the future under the 1999 Equity Incentive Plan and the 1999 Non-Employee Directors' Stock Option Plan. Recommendations for option grants under our stock plans are made by our compensation committee, subject to ratification by the full board of directors. Our compensation committee may issue options with varying vesting schedules, but all options granted under our stock plans must be exercised within 10 years from the date of grant.

WARRANTS

    In September 1997, in conjunction with the execution of a secured promissory note and a lease agreement, we issued two six-year warrants to purchase an aggregate of 93,750 shares of Series B preferred stock at an exercise price of $1.60 per share.


    In July 1998, in conjunction with the execution of an amendment to the equipment financing agreement, we issued a warrant to purchase 4,000 shares of Series C preferred stock at an exercise price of $2.50 per share. The number and price of such shares are subject to adjustment, including a right to purchase additional stock. If our total cost of equipment leased pursuant to the lease exceeds $1.2 million, the warrantholder has the right to purchase an additional number of shares as determined by multiplying the amount by which the warrantholder's total equipment cost exceeds $1.2 million by 5%, and dividing the product thereof by the exercise price per share. At December 31, 1999, borrowings under the line had not exceeded $1.2 million.



    In January 1999, in conjunction with the execution of a line of credit agreement, we issued a six-year warrant to purchase 80,000 shares of common stock at an exercise price of $2.50 per share plus additional shares calculated as follows: (1) 10% of the aggregate loan amounts made to us under the loan agreement in excess of $2.0 million after the date thereof divided by (2) the price per share of our preferred stock issued in the most recent round of venture capital equity financing prior to the funding of the loan. At
December 31, 1999, borrowings under the line had not exceeded $2.0 million.


    All outstanding warrants are currently exercisable. Upon the closing of this offering, all warrants described in this section will become exercisable for our common stock at the rate of one share of common stock for each share of preferred stock underlying the warrants.

REGISTRATION RIGHTS


    After this offering, the holders of approximately 22,912,501 shares of common stock and warrants to acquire 177,750 shares of common stock will be entitled to rights with respect to the registration of those shares under the Securities Act.


    PIGGYBACK RIGHTS. Under the terms of the agreements between us and the holders of these registrable securities, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, these holders are entitled to notice of registration and are entitled to include shares of their common stock in the registration.

    DEMAND RIGHTS. These holders are also entitled to certain demand registration rights under which they may require us, on up to two occasions, to file a registration statement under the Securities Act at our expense with respect to our shares of common stock. We are required to use our best efforts to effect a registration.

    FORM S-3 RIGHTS. These holders may require us to file additional registration statements on Form S-3 at our expense. All of these registration rights are subject to conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in a registration and our right not to effect a requested registration within six months following an offering of our securities, including this offering. Additionally, the holders of registration rights have agreed not to exercise such rights for at least 180 days after the offering without the prior written consent of Morgan Stanley & Co. Incorporated.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS
  AND DELAWARE LAW

    CERTIFICATE OF INCORPORATION AND BYLAWS


    Our certificate of incorporation provides that, effective upon the closing of this offering, all stockholder actions must be effected at a duly called meeting and not by a consent in writing. The bylaws provide that at any time we are subject to section 2115(b) of the California General Corporation Code, our stockholders may call a special meeting of stockholders only upon a request of stockholders owning at least 5% of our capital stock. These provisions of the certificate of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of QED. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage transactions that may involve an actual or threatened change of control of QED. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage tactics that may be used in proxy fights. However, these provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management. See "Risk Factors--Provisions of Our Certificate of Incorporation and Bylaws or Delaware Law May Delay or Prevent a Change of Control Transaction and, Therefore, Depress the Market Price of Our Stock."


    DELAWARE TAKEOVER STATUTE

    We are subject to Section 203 of the Delaware General Corporation Law. Unless our stockholders adopt an amendment to the contrary, our stock is no longer listed on a national securities exchange or our stockholders consent, this section prohibits a Delaware corporation from engaging in any business combination with any interested stockholder, unless:

    - prior to becoming an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

    - upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

    - on or subsequent to becoming an interested stockholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

    Section 203 defines a business combination to include:

    - any merger or consolidation involving the corporation and the interested stockholder;

    - any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

    - any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder except upon the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of such composition, upon a merger of a parent and a subsidiary, or upon an exchange offer by the corporation to purchase stock made on the same terms to all holders of said stock;

    - any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

    - the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

    In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

CALIFORNIA FOREIGN CORPORATION LAW

    Section 2115 of the California Corporations Code provides that under some circumstances several provisions of the California Corporations Code may be applied to foreign corporations qualified to do business in California notwithstanding the law of the jurisdiction where the corporation is incorporated. These corporations are referred to in this prospectus as "quasi-California" corporations. Section 2115 applies to foreign corporations that have more than half of their voting stock held by stockholders residing in California and more than half of their business deriving from California, measured on or after the 135(th) day of the corporation's fiscal year. If we were determined to be a quasi-California corporation, we would have to comply with California law with respect to, among other things, elections of directors and distributions to stockholders. Under the California Corporations Code, a corporation is prohibited from paying dividends unless:

    - the retained earnings of the corporation immediately prior to the distribution equals or exceeds the amount of the proposed distribution; or

    - (a) the assets of the corporation, exclusive of specific non-tangible assets, equal or exceed 1 1/4 times its liabilities, exclusive of specific liabilities; and

      (b) the current assets of the corporation at least equal its current liabilities. If the average pre-tax net earnings of the corporation before interest expense for the two years preceding the distribution was less than the average interest expense of the corporation for those year, however, the current assets of the corporation must exceed 1 1/4 times its current liabilities.

    Following this offering, we will be exempt from the application of
Section 2115 until July 1, 2000, and after that if our voting stock is held by more than 800 stockholders of record.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for our common stock is Norwest Bank Minnesota N.A., 161 North Concord Exchange, South St. Paul, MN 55075.

                        SHARES ELIGIBLE FOR FUTURE SALE


    Prior to this offering, there has been no public market for our common stock, and sales of substantial amounts of common stock including shares issued upon exercise of outstanding warrants or options, in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sale of equity securities. Furthermore, as described below, 22,010,138 shares currently outstanding will be available for sale after the expiration of contractual restrictions on resale with us and/or the underwriters. Sales of substantial amounts of our common stock in the public market after contractual restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.


SALES OF RESTRICTED SHARES


    Of the 25,912,501 shares of common stock outstanding upon the completion of this offering (assuming no exercise of the underwriters' over-allotment option), 22,912,501 shares are deemed restricted shares under Rule 144 of the Securities Act. The number of shares of common stock available for sale in the public market is limited by restrictions under the Securities Act and lock-up agreements under which the holders of these shares have agreed, subject to limited exceptions, not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this prospectus without the prior written consent of Morgan Stanley & Co. Incorporated.


    The remaining shares will become eligible for public sale as follows:

    - on the date of this prospectus, no shares other than 3,720,000 of the shares offered under this prospectus will be eligible for sale;


    - beginning 180 days after the date of this prospectus, or earlier with the written consent of Morgan Stanley & Co. Incorporated, 22,010,138 restricted shares will become available for sale in the public market subject to volume limitations of Rule 144 relating to manner of sale, notice and the availability of current public information about us.


    RULE 144.  In general, under Rule 144 as currently in effect beginning
90 days after this offering, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year, including a person who may be deemed an affiliate, is entitled to sell within any three-month period a number of shares of common stock that exceed the greater of 1% of the then-outstanding shares of our common stock (approximately 258,895 shares after giving effect to this offering) and the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding that sale. Sales under Rule 144 are subject to restrictions relating to manner of sale, notice and the availability of current public information about us.

    RULE 144(K). Under Rule 144(k), a person who is not our affiliate at any time during the 90 days preceding a sale, and who has beneficially owned shares for at least two years, would be entitled to sell their shares immediately following this offering without regard to the volume limitations, manner of sale provisions or notice or other requirements of Rule 144. However, the transfer agent may require an opinion of counsel that a proposed sale of shares comes within the terms of Rule 144 prior to effecting a transfer of the subject shares.

OPTIONS


    Any of our employees or consultants who purchased his or her shares under a written compensatory benefit plan or contract is entitled to rely on the resale provisions of Rule 701 of the Securities Act, which permits nonaffiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions, in each case commencing 90 days after the date of this prospectus. As of the date of this prospectus, the holders of options to purchase approximately 2,072,574 shares of common stock will be eligible to sell their shares on the expiration of the 180-day lock-up period.


    We intend to file a registration statement on Form S-8 under the Securities Act to register shares of common stock issued or reserved for issuance under our stock plans within 180 days after the date of this prospectus. This would permit the resale of such shares by nonaffiliates in the public market without restriction under the Securities Act.

LOCK-UP AGREEMENTS

    The officers, directors and stockholders of QED have agreed, subject to limited exceptions, not to sell, transfer or otherwise dispose of, directly or indirectly, any of their shares of common stock or any securities convertible or exchangeable for shares of common stock for a period of 180 days after the date of the offering without the prior written consent of Morgan Stanley & Co. Incorporated. Morgan Stanley & Co. Incorporated, however, may in its sole discretion, at any time without notice, release all or any portion of the shares subject to lock-up agreements.

                                  UNDERWRITERS


    Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus the underwriters named below, for whom Morgan Stanley & Co. Incorporated, FleetBoston Robertson Stephens Inc. and Lehman Brothers Inc. are acting as representatives, have severally agreed to purchase, and we and the selling stockholder have agreed to sell to them, severally, the respective numbers of shares of common stock set forth opposite the names of the underwriters below:



                                                                                   NUMBER OF
NAME                                                                                 SHARES
---------------------------------------------------------------------------------  ----------
Morgan Stanley & Co. Incorporated................................................
FleetBoston Robertson Stephens Inc...............................................
Lehman Brothers Inc..............................................................

                                                                                   ----------
    Total........................................................................   3,720,000
                                                                                   ==========


    The underwriters are offering the shares subject to their acceptance of the shares from us and the selling stockholder and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered hereby are subject to the approval of certain legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus, other than those covered by the over-allotment option described below, if any of the shares are taken.

    The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and part to certain dealers at a price that represents a
concession not in excess of $   a share under the public offering price. Any
underwriters may allow, and such dealers may re-allow, a concession not in
excess of $   a share to other underwriters or to other dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives of the underwriters.

    We and the selling stockholder have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase from us and the selling stockholder up to an aggregate of 558,000 additional shares of common stock at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise such option solely for the purpose of covering over-allotments, if any, made in connection with this offering of the shares of common stock. To the extent this option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional shares of common stock as the number set forth next to that underwriter's name in the preceding table bears to the total number of shares of common stock set forth next to the names of all underwriters in the preceding table.

    At our request, the underwriters have reserved up to 186,000 shares of common stock to be sold in the offering for sale, at the public offering price, to persons designated by us. We intend to offer and sell these shares to persons with whom we have business relationships, but we have had no prior discussions or arrangements with any person concerning the offer and sale of reserved shares. The number of shares of common stock available for sale to the general public will be reduced to the extent these persons purchase the reserved shares. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered in this prospectus.

    We, the selling stockholder, our directors, officers and all of our stockholders, optionholders and warrantholders have each agreed that, without the prior written consent of Morgan Stanley & Co.

Incorporated on behalf of the underwriters, or otherwise during the period ending 180 days after the date of this prospectus, we will not:

    - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, whether the shares or any of those securities are then owned by that person or are later acquired directly from us; or

    - enter into any swap or similar arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of common stock.

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

    The restrictions described in the previous paragraph do not apply to:

    - the sale of any shares to the underwriters;

    - the issuance by QED of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing;

    - transactions by any person other than QED relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares; or

    - the issuance of shares of common stock or options by QED to purchase shares of common stock under our employee benefit plans as in existence on the date of this prospectus provided the shares and options are subject to a lock-up period of at least 180 days after the date of this prospectus.

    The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

    We have submitted an application to have our common stock approved for quotation on the Nasdaq National Market under the symbol "QEDI."

    In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the common stock for their own account. In addition, to cover over-allotments or to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering if the syndicate repurchases previously distributed shares of common stock in transactions to cover syndicate short positions or in stabilization transactions. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

    We, the selling stockholder and the underwriters have agreed to indemnify each other against liabilities, including liabilities under the Securities Act.

    PRICING OF THE OFFERING

    Prior to this offering, there has been no public market for the shares of common stock. Consequently, the public offering price for the shares of common stock will be determined by negotiations between us and the representatives of the underwriters. Among the factors to be considered in determining the public offering price will be:

    - our record of operations, current financial position and future prospects;

    - the future prospects of our industry in general;

    - the experience of our management;

    - our sales, earnings and other financial operating information in recent periods; and

    - the price-earnings ratios, price-sales ratios, market prices of securities and financial and operating information of companies engaged in activities similar to ours.

    The estimated initial public offering price range indicated on the cover page of this prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

    The validity of the common stock offered hereby will be passed upon for us by Cooley Godward LLP, Palo Alto, California. Legal matters in connection with this offering will be passed upon for the underwriters by Fenwick & West LLP, Palo Alto, California.

                                    EXPERTS

    Our financial statements as of June 30, 1997, 1998 and 1999 and for each of the three years in the period ended June 30, 1999, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

    We filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement and related exhibits and schedules. For further information with respect to QED and the common stock offered hereby, reference is made to the registration statement and to the related exhibits and schedules.

    Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete, and each of these statements is qualified in all respects by reference to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the related exhibits and schedules may be inspected without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, N.W. Washington, D.C. 20549, and at the SEC's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the registration statement may be obtained from these offices upon payment of the fees prescribed by the SEC. The SEC maintains a worldwide web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is HTTP://WWW.SEC.GOV.

    Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act and will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the regional offices, public reference facilities and web site of the SEC referred to above.

                          QUANTUM EFFECT DEVICES, INC.
                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                             -----------
Report of Independent Accountants..........................................................................         F-2

Balance Sheets.............................................................................................         F-3

Statements of Operations...................................................................................         F-4

Statements of Stockholders' Equity.........................................................................         F-5

Statements of Cash Flows...................................................................................         F-6

Notes to Financial Statements..............................................................................         F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS


The Board of Directors and Stockholders of
Quantum Effect Devices, Inc.:



    In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Quantum Effect Devices, Inc. as of June 30, 1998, and 1999 and the results of its operations and its cash flows for the three years in the period ended June 30, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PricewaterhouseCoopers, LLP


San Jose, California
August 11, 1999 except Note 10,
which is as of December 28, 1999.

                          QUANTUM EFFECT DEVICES, INC.

                                 BALANCE SHEETS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                                                                      PRO FORMA
                                                                                                     STOCKHOLDERS'
                                                                     JUNE 30,          DECEMBER 31,   EQUITY AT
                                                               ----------------------  ------------  DECEMBER 31,
                                                                  1998        1999         1999          1999
                                                               ----------  ----------  ------------  ------------
                                                                                       (UNAUDITED)   (UNAUDITED)
                                                     ASSETS
Current assets:
  Cash and cash equivalents..................................  $    9,756  $    1,442   $    3,479
  Short-term investments.....................................          --      16,023        6,116
  Restricted cash............................................          --       2,000        2,000
  Accounts receivable, net...................................       1,387       3,065        5,507
  Receivables from related parties...........................         870         652          532
  Inventories................................................         852       2,122        7,069
  Prepaid expenses and other current assets..................       1,082         768        1,471
                                                               ----------  ----------   ----------
    Total current assets.....................................      13,947      26,072       26,174
Property and equipment, net..................................       1,909       1,807        2,695
                                                               ----------  ----------   ----------
      Total assets...........................................  $   15,856  $   27,879   $   28,869
                                                               ==========  ==========   ==========

                                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Borrowings, current portion................................  $      489  $    1,140   $    1,196
  Accounts payable...........................................       2,090       3,066        5,222
  Accrued expenses and other current liabilities.............       2,217       3,102        3,884
  Deferred revenue...........................................         710         248          171
  Capital lease obligations, current portion.................         220         342          358
                                                               ----------  ----------   ----------
    Total current liabilities................................       5,726       7,898       10,831
Borrowings, non-current portion..............................       1,143       1,949        1,298
Capital lease obligations, non-current portion...............         478         426          244
                                                               ----------  ----------   ----------
      Total liabilities......................................       7,347      10,273       12,373
                                                               ----------  ----------   ----------
Commitments and contingencies (Note 9)
Stockholders' equity:
  Preferred stock, $.001 par value, 13,897,750 shares
    authorized, 9,100,000, 13,618,837 and 13,618,837
    (unaudited) shares issued and outstanding actual;
    10,000,000 shares authorized and none issued and
    outstanding pro forma (unaudited)........................           9          14           14    $       --
  Common stock, $.001 par value, 29,000,000 shares
    authorized, 7,789,966, 8,532,959 and
    9,293,664 (unaudited) shares issued and outstanding
    actual; 100,000,000 shares authorized, 22,912,501 shares
    issued and outstanding pro forma (unaudited).............           8           9            9            23
  Additional paid-in capital.................................      21,955      43,409       43,846        43,846
  Note receivable from stockholder...........................          --          --          (42)          (42)
  Deferred stock-based compensation..........................        (868)     (1,462)        (708)         (708)
  Accumulated deficit........................................     (12,595)    (24,364)     (26,623)      (26,623)
                                                               ----------  ----------   ----------    ----------
    Total stockholders' equity...............................       8,509      17,606       16,496    $   16,496
                                                               ----------  ----------   ----------    ==========
      Total liabilities and stockholders' equity.............  $   15,856  $   27,879   $   28,869
                                                               ==========  ==========   ==========


   The accompanying notes are an integral part of these financial statements.

                          QUANTUM EFFECT DEVICES, INC.

                            STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                   SIX MONTHS
                                                                YEAR ENDED JUNE 30,            ENDED DECEMBER 31,
                                                          --------------------------------  ------------------------
                                                            1997       1998        1999        1998         1999
                                                          ---------  ---------  ----------  -----------  -----------
                                                                                                  (UNAUDITED)
Revenue:
  Product revenue.......................................  $      --  $   1,428  $   10,937   $   2,810    $  19,338
  Royalty revenue.......................................      2,687      1,798       1,388         762          780
  Royalty revenue from related parties..................      7,376      3,254       3,037       1,555        1,109
                                                          ---------  ---------  ----------   ---------    ---------
    Total revenue.......................................     10,063      6,480      15,362       5,127       21,227
                                                          ---------  ---------  ----------   ---------    ---------
Cost of revenue:
  Product revenue.......................................         --      3,714       8,513       3,120       12,089
                                                          ---------  ---------  ----------   ---------    ---------
    Gross profit........................................     10,063      2,766       6,849       2,007        9,138
                                                          ---------  ---------  ----------   ---------    ---------
Operating expenses:
  Research and development..............................      9,421      9,552      12,381       6,337        6,561
  Selling, general and administrative...................      2,123      2,979       5,436       2,275        4,300
  Stock-based compensation..............................         --        150         777         280          672
                                                          ---------  ---------  ----------   ---------    ---------
    Total operating expenses............................     11,544     12,681      18,594       8,892       11,533
                                                          ---------  ---------  ----------   ---------    ---------
Loss from operations....................................     (1,481)    (9,915)    (11,745)     (6,885)      (2,395)
Interest income.........................................        340        325         472         141          345
Interest expense........................................         --       (204)       (496)       (121)        (209)
                                                          ---------  ---------  ----------   ---------    ---------
Net loss before income taxes............................     (1,141)    (9,794)    (11,769)     (6,865)      (2,259)
Provision for income taxes..............................         60         89          --          --           --
                                                          ---------  ---------  ----------   ---------    ---------
Net loss................................................  $  (1,201) $  (9,883) $  (11,769)  $  (6,865)   $  (2,259)
                                                          =========  =========  ==========   =========    =========
Net loss per share:
  Basic and diluted.....................................  $    (.21) $   (1.53) $    (1.45)  $    (.87)   $    (.25)
                                                          =========  =========  ==========   =========    =========
  Weighted average shares...............................      5,746      6,451       8,111       7,901        8,911
                                                          =========  =========  ==========   =========    =========
Pro forma net loss per share:
  Basic and diluted (unaudited).........................                        $     (.63)               $    (.10)
                                                                                ==========                =========
  Weighted average shares (unaudited)...................                            18,717                   22,530
                                                                                ==========                =========


   The accompanying notes are an integral part of these financial statements.

                          QUANTUM EFFECT DEVICES, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                 (IN THOUSANDS)

                                                                                        NOTE
                                     PREFERRED STOCK     COMMON STOCK      ADDITIONAL   RECEIVABLE DEFERRED
                                     ---------------   -----------------   PAID-IN      FROM     STOCK-BASED    ACCUMULATED
                                     SHARES   AMOUNT   SHARES   AMOUNT     CAPITAL      STOCKHOLDER COMPENSATION  DEFICIT
                                     -------  ------   ------   --------   ----------   ------   ------------   -----------
BALANCE AT JUNE 30, 1996...........   4,300    $  4    5,548      $  6      $ 8,657        --      $    --       $ (1,511)
Exercise of stock options..........      --      --      266        --           40        --           --             --
Net loss...........................      --      --       --        --                     --           --         (1,201)
                                     -------   ----    -----      ----      -------     -----      -------       --------
BALANCE AT JUNE 30, 1997...........   4,300       4    5,814         6        8,697        --           --         (2,712)
Issuance of Series C preferred
  stock............................   4,800       5       --        --       11,946        --           --             --
Exercise of stock options..........      --      --    1,976         2          294        --           --             --
Deferred stock-based
  compensation.....................      --      --       --        --        1,018        --       (1,018)            --
Amortization of deferred
  stock-based compensation.........      --      --       --        --           --        --          150             --
Net loss...........................      --      --       --        --           --        --           --         (9,883)
                                     -------   ----    -----      ----      -------     -----      -------       --------
BALANCE AT JUNE 30, 1998...........   9,100       9    7,790         8       21,955        --         (868)       (12,595)
Issuance of Series D preferred
  stock............................   4,519       5       --        --       19,473        --           --             --
Issuance of common stock for
  cash.............................      --      --      238        --          475        --           --             --
Exercise of stock options..........      --      --      505         1          135        --           --             --
Deferred stock-based
  compensation.....................      --      --       --        --        1,371        --       (1,371)            --
Amortization of deferred
  stock-based compensation.........      --      --       --        --           --        --          777             --
Net loss...........................      --      --       --        --           --        --           --        (11,769)
                                     -------   ----    -----      ----      -------     -----      -------       --------
BALANCE AT JUNE 30, 1999...........  13,619      14    8,533         9       43,409        --       (1,462)       (24,364)
Exercise of stock options
  (unaudited)......................      --      --      761        --          519       (42)          --             --
Deferred stock-based compensation
  (unaudited)......................      --      --       --        --          (82)       --           82             --
Amortization of deferred
  stock-based compensation
  (unaudited)......................      --      --       --        --           --        --          672             --
Net loss (unaudited)...............      --      --       --        --           --        --           --         (2,259)
                                     -------   ----    -----      ----      -------     -----      -------       --------
BALANCE AT DECEMBER 31, 1999
  (UNAUDITED)......................  13,619    $ 14    9,294      $  9      $43,846     $ (42)     $  (708)      $(26,623)
                                     =======   ====    =====      ====      =======     =====      =======       ========


                                      TOTAL
                                     --------
BALANCE AT JUNE 30, 1996...........  $  7,156
Exercise of stock options..........        40
Net loss...........................    (1,201)
                                     --------
BALANCE AT JUNE 30, 1997...........     5,995
Issuance of Series C preferred
  stock............................    11,951
Exercise of stock options..........       296
Deferred stock-based
  compensation.....................        --
Amortization of deferred
  stock-based compensation.........       150
Net loss...........................    (9,883)
                                     --------
BALANCE AT JUNE 30, 1998...........     8,509
Issuance of Series D preferred
  stock............................    19,478
Issuance of common stock for
  cash.............................       475
Exercise of stock options..........       136
Deferred stock-based
  compensation.....................        --
Amortization of deferred
  stock-based compensation.........       777
Net loss...........................   (11,769)
                                     --------
BALANCE AT JUNE 30, 1999...........    17,606
Exercise of stock options
  (unaudited)......................       477
Deferred stock-based compensation
  (unaudited)......................        --
Amortization of deferred
  stock-based compensation
  (unaudited)......................       672
Net loss (unaudited)...............    (2,259)
                                     --------
BALANCE AT DECEMBER 31, 1999
  (UNAUDITED)......................  $ 16,496
                                     ========


   The accompanying notes are an integral part of these financial statements.

                          QUANTUM EFFECT DEVICES, INC.

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)


                                                                                                      SIX MONTHS ENDED
                                                                        YEAR ENDED JUNE 30,            DECEMBER 31,
                                                                   -------------------------------  --------------------
                                                                     1997       1998       1999       1998       1999
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                                                        (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.......................................................  $  (1,201) $  (9,883) $ (11,769) $  (6,865) $  (2,259)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Allowance for doubtful accounts..............................         --         --        300         --         --
    Depreciation and amortization................................        959        909        962        470        594
    Amortization of deferred stock-based compensation............         --        150        777        280        672
    Deferred income taxes........................................        580         89         --         --         --
    Changes in assets and liabilities:
      Accounts receivable........................................        217     (1,271)    (1,760)        47     (2,322)
      Inventories................................................         --       (852)    (1,270)      (747)    (4,947)
      Prepaid expenses and other current assets..................       (476)      (391)       314        337       (703)
      Accounts payable...........................................        770        597        976       (146)     2,156
      Accrued expenses and other current liabilities.............      1,148        210        885        657        782
      Deferred revenue...........................................     (2,093)      (451)      (462)      (281)       (77)
                                                                   ---------  ---------  ---------  ---------  ---------
        Net cash used in operating activities....................        (96)   (10,893)   (11,047)    (6,248)    (6,104)
                                                                   ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of property and equipment..........................       (936)       (76)      (493)       (88)    (1,482)
  Purchase of short term investments.............................         --         --    (16,023)        --    (11,898)
  Maturities and sales of short term investments.................      2,974         --         --         --     21,805
  Restricted cash................................................         --         --     (2,000)        --         --
                                                                   ---------  ---------  ---------  ---------  ---------
        Net cash provided by (used in) investing activities......      2,038        (76)   (18,516)       (88)     8,425
                                                                   ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments under capital leases........................         --       (127)      (297)      (137)      (166)
  Proceeds from issuance of preferred stock......................         --     11,951     19,478         --         --
  Proceeds from issuance of common stock.........................         40        296        611         51        477
  Proceeds from borrowings.......................................         --      2,000      2,000         --         --
  Repayments of borrowings.......................................       (250)      (368)      (543)       (18)      (595)
                                                                   ---------  ---------  ---------  ---------  ---------
        Net cash provided by (used in) financing activities......       (210)    13,752     21,249       (104)      (284)
                                                                   ---------  ---------  ---------  ---------  ---------
Net increase (decrease) in cash and cash equivalents.............      1,732      2,783     (8,314)    (6,440)    (2,037)
Cash and cash equivalents at beginning of period.................      5,241      6,973      9,756      9,756      1,442
                                                                   ---------  ---------  ---------  ---------  ---------
Cash and cash equivalents at end of period.......................  $   6,973  $   9,756  $   1,442  $   3,316  $   3,479
                                                                   =========  =========  =========  =========  =========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Income tax paid (refunded), net................................  $     470  $    (467) $      55  $      --  $     (63)
                                                                   =========  =========  =========  =========  =========
  Cash paid for interest.........................................  $      --  $     170  $     405  $     109  $     141
                                                                   =========  =========  =========  =========  =========
NON-CASH INVESTING AND FINANCING ACTIVITIES:
  Acquisition of property and equipment through capital leases...  $      --  $     825  $     367  $     107  $      --
                                                                   =========  =========  =========  =========  =========


   The accompanying notes are an integral part of these financial statements.

                          QUANTUM EFFECT DEVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--THE COMPANY AND SUMMARY OF ITS SIGNIFICANT ACCOUNTING
POLICIES:

    THE COMPANY


    Quantum Effect Devices, Inc. (formerly Quantum Effect Design, Inc.) ("QED" or the "Company") was incorporated in California in August 1991 and reincorporated in Delaware on December 28, 1999 (see note 11). The Company changed its name from Quantum Effect Design, Inc. to Quantum Effect
Devices, Inc. in August 1999. The Company is a developer and supplier of high performance embedded microprocessors for use in information-intensive applications such as networking/communications infrastructure equipment, business network equipment and consumer network products.


    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, and such differences could affect the results of operations reported in future periods.

    REVENUE RECOGNITION

    Revenue from product sales is generally recognized upon shipment, net of sales returns and allowances. Revenue generated by sales to distributors under agreements allowing certain rights of return are deferred for financial reporting purposes until the products are sold by the distributors.

    Royalty revenue is recognized when third parties and related third parties sell products that the Company has developed and licensed for production. Royalty revenue received in advance of the sale of the licensed products is recorded as deferred revenue and recognized when the products are sold by the third parties.

    RESEARCH AND DEVELOPMENT

    Research and development expenditures are expensed as incurred.

    CASH AND CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

    The Company considers all highly liquid investments with a maturity of three months or less from the date of purchase to be cash equivalents. At June 30, 1999, cash and cash equivalents were held by three major U.S. financial institutions. Cash and cash equivalents consist of cash on deposit with banks, money market funds and commercial deposits, the fair value of which approximates cost.

    The Company classifies all short-term investments as available-for-sale. Accordingly, these investments are carried at fair value. The fair value of such securities approximates cost, and there were no material unrealized gains or losses as of June 30, 1999. Short-term investments generally have maturities of

                          QUANTUM EFFECT DEVICES, INC.

NOTE 1--THE COMPANY AND SUMMARY OF ITS SIGNIFICANT ACCOUNTING
POLICIES: (CONTINUED)

less than one year from the date of purchase. The following table summarizes the estimated fair value of the Company's cash, cash equivalents and short-term investments (in thousands):

                                                                                JUNE 30,
                                                                           --------------------
                                                                             1998       1999
                                                                           ---------  ---------
Cash and cash equivalents:
  Cash...................................................................  $     621  $     654
  Money market funds.....................................................      1,135        788
  Commercial paper.......................................................      8,000         --
                                                                           ---------  ---------
                                                                           $   9,756  $   1,442
                                                                           =========  =========
Short-term investments:
  U.S. Government bonds and notes........................................  $      --  $  10,943
  Commercial bonds and notes.............................................         --      5,080
                                                                           ---------  ---------
                                                                           $      --  $  16,023
                                                                           =========  =========

    RESTRICTED CASH

    At June 30, 1999, the Company had $2.0 million invested in a certificate of deposit with a major U.S. financial institution as security for a letter of credit with a major supplier for the same amount. This letter of credit expires on May 30, 2000.

    CONCENTRATIONS OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

    Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents, short-term investments and accounts receivable. Substantially all of the Company's cash and cash equivalents are invested in highly-liquid money market fundsand commercial securities with major financial institutions. Short-term investments consist of U.S. government and commercial bonds and notes. The Company sells its products principally to original equipment manufacturers and their subcontract manufacturers. The Company performs ongoing credit evaluations of its customers and maintains an allowance for potential credit losses. Credit losses to date have been consistent with management's estimates.

    The following table sets forth customers comprising 10% or more of the Company's total revenue for each of the periods indicated.

                                                         YEAR ENDED JUNE 30,
                                                     -----------------------------
CUSTOMER                                              1997       1998       1999
--------------------------------------------------   -------    -------    -------
A.................................................      23%        50%        20%
B.................................................       25         23          4
C.................................................       --         19         18
D.................................................       51         --         --
E.................................................       --         --         13
F.................................................       --         --         12

                          QUANTUM EFFECT DEVICES, INC.

NOTE 1--THE COMPANY AND SUMMARY OF ITS SIGNIFICANT ACCOUNTING
POLICIES: (CONTINUED)

    The Company's accounts receivable were concentrated with two customers at June 30, 1998 (representing 39% and 53% of aggregate receivables) and four customers at June 30, 1999 (representing 22%, 20%, 17% and 15% of aggregate receivables).

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    Carrying amounts of certain of the Company's financial instruments, including cash and cash equivalents, restricted cash short-term investments, accounts receivable, accounts payable, capital lease obligations and borrowings approximate their fair value due to the relatively short maturities and based upon comparable market information available at the respective balance sheet dates. The carrying value of the Company's long-term financial instruments approximates fair value because the interest rates approximate current market rates of similar debt. The Company does not hold or issue financial instruments for trading purposes.

    INVENTORIES

    Inventories are stated at the lower of cost or market, cost being determined using the first-in, first-out ("FIFO") method. Appropriate consideration is given to obsolescence, excessive levels, deterioration and other factors in evaluating net realizable value.

    PROPERTY AND EQUIPMENT

    Property and equipment, including leasehold improvements, are stated at historical cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of these assets, ranging from three to five years, or, in the case of leasehold improvements, over the lease period, whichever is shorter.

    Upon disposal, the assets and related accumulated depreciation and amortization are removed from the Company's accounts, and the resulting gains or losses are reflected in the statements of operations.

    Long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that their net book value may not be recoverable. An impairment loss is recognized if the sum of the expected future cash flows (undiscounted and before interest) from the use of the asset is less than the net book value of the asset. The amount of the impairment loss will generally be measured as the difference between net book values of the assets and their estimated fair values. Based on its most recent analysis, the Company believes that no long-lived assets were impaired at June 30, 1998 and 1999.

    COMPREHENSIVE INCOME

    The Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 establishes standards for reporting and displaying comprehensive income and its components in a full set of general-purpose financial statements. There was no difference between the Company's net loss and its total comprehensive loss for the years ended June 30, 1997, 1998 and 1999.

                          QUANTUM EFFECT DEVICES, INC.

NOTE 1--THE COMPANY AND SUMMARY OF ITS SIGNIFICANT ACCOUNTING
POLICIES: (CONTINUED)

    ACCOUNTING FOR STOCK-BASED COMPENSATION

    The Company accounts for stock-based employee compensation arrangements using the intrinsic value method as prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"). Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair value of the Company's stock at the date of grant over the stock option exercise price. Expense associated with stock-based compensation is amortized on an accelerated basis over the vesting period of the individual award consistent with the method described in Financial Accounting Standards Board Interpretation No. 28 ("FIN 28"). Application of FIN 28 results in amortization of approximately 53% of the compensation in the first 12 months of vesting, 27% of the compensation in the second 12 months of vesting, 14% of the compensation in the third 12 months of vesting and 6% of the compensation in the fourth 12 months of vesting. The Company accounts for stock issued to non-employees in accordance with the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123") and Emerging Issues Task Force Consensus No. 96-18, "Accounting for Equity Instruments that are offered to other than employees for acquiring of in conjunction with selling goods or services" ("EITF 96-18"). Under SFAS 123 and EITF 96-18 stock option awards issued to non-employees are accounted for at their fair value using the Black-Scholes method. The fair value of each non-employee stock awarded is remeasured at each period end until a commitment date is reached, which is generally the vesting date.

    SEGMENT INFORMATION

    The Company has adopted the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 131 "Disclosure about Segments of an Enterprise and Related Information" ("SFAS No. 131"), effective for fiscal years beginning after December 31, 1997.

    The Company has determined that it has one reportable business segment: the design, license, manufacture and marketing of integrated circuits. To date, all of the Company's products and services have originated within the United States.

    NET LOSS PER SHARE

    Basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed based on the weighted average number of common shares and dilutive potential common shares outstanding. The calculation of diluted net loss per share excludes potential common shares if the effect is anti-dilutive. Potential common shares consist of incremental common shares issuable upon the exercise of stock options, shares issuable upon conversion of convertible preferred stock and common shares issuable upon the exercise of common and convertible preferred stock warrants.

                          QUANTUM EFFECT DEVICES, INC.

NOTE 1--THE COMPANY AND SUMMARY OF ITS SIGNIFICANT ACCOUNTING
POLICIES: (CONTINUED)

    The following table sets forth the computation of basic and diluted net loss per share for the periods presented (in thousands, except per share amounts):


                                                                              SIX MONTHS ENDED
                                              YEAR ENDED JUNE 30,              DECEMBER 31,
                                        --------------------------------  ------------------------
                                          1997       1998        1999        1998         1999
                                        ---------  ---------  ----------  -----------  -----------
                                                                                (UNAUDITED)
Numerator:
  Net loss............................  $  (1,201) $  (9,883) $  (11,769)  $  (6,865)   $  (2,259)
                                        =========  =========  ==========   =========    =========
Denominator:
  Weighted average common shares......      5,746      6,451       8,111       7,901        8,911
                                        =========  =========  ==========   =========    =========
Net loss per share:
  Basic and diluted...................  $    (.21) $   (1.53) $    (1.45)  $    (.87)   $    (.25)
                                        =========  =========  ==========   =========    =========


    The following table sets forth potential shares of common stock that are not included in the diluted net loss per share calculation above because to do so would be anti-dilutive for the periods presented (in thousands):


                                                                JUNE 30,                 DECEMBER 31,
                                                     -------------------------------  --------------------
                                                       1997       1998       1999       1998       1999
                                                     ---------  ---------  ---------  ---------  ---------
                                                                                          (UNAUDITED)
Series A preferred stock...........................      1,800      1,800      1,800      1,800      1,800
Series B preferred stock...........................      2,500      2,500      2,500      2,500      2,500
Series C preferred stock...........................         --      4,800      4,800      4,800      4,800
Series D preferred stock...........................         --         --      4,519         --      4,519
Series B and C preferred stock warrants............         --         94         98         98         98
Common stock options...............................      3,880      3,208      5,200      3,806      4,704
Common stock warrants..............................         --         --         80         --         80


    PRO FORMA NET LOSS PER SHARE (UNAUDITED)


    Pro forma net loss per share for the year ended June 30, 1999 and the six months ended December 31, 1999 is computed using the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of the Company's Series A, Series B, Series C and Series D preferred stock into shares of the Company's common stock effective upon the closing of the Company's initial public offering ("IPO") as if such conversion occurred on July 1, 1998 and July 1, 1999 respectively or at the date of original issuance, if later.

                          QUANTUM EFFECT DEVICES, INC.

NOTE 1--THE COMPANY AND SUMMARY OF ITS SIGNIFICANT ACCOUNTING
POLICIES: (CONTINUED)

    The resulting pro forma net loss per share can be shown as follows (in thousands, except per share data):


                                                                 SIX MONTHS
                                                    YEAR ENDED     ENDED
                                                    JUNE 30,     DECEMBER 31,
                                                      1999         1999
                                                    ----------   ----------
Numerator:
  Pro forma net loss..............................  $ (11,769)   $  (2,259)
                                                    =========    =========
Denominator:
  Weighted average shares.........................      8,111        8,911
  Assumed conversion of Series A preferred
    stock.........................................      1,800        1,800
  Assumed conversion of Series B preferred
    stock.........................................      2,500        2,500
  Assumed conversion of Series C preferred
    stock.........................................      4,800        4,800
  Assumed conversion of Series D preferred
    stock.........................................      1,506        4,519
                                                    ---------    ---------
    Denominator for pro forma basic and diluted
      loss per share calculation..................     18,717       22,530
                                                    =========    =========
Pro forma net loss per share:
  Basic and diluted...............................  $    (.63)   $    (.10)
                                                    =========    =========


    The calculation of pro forma diluted net loss per share excludes potential common shares as the effect would be anti-dilutive. Pro forma potential common shares are composed of incremental common shares issuable upon the exercise of stock options and common and preferred stock warrants.

    PRO FORMA STOCKHOLDERS' EQUITY (UNAUDITED)


    Effective upon the closing of the IPO, the outstanding shares of Series A, Series B, Series C and Series D preferred stock will automatically convert into an aggregate of 13,618,837 shares of common stock. The pro forma effects of these transactions are unaudited and have been reflected in the accompanying pro forma statement of stockholders' equity at December 31, 1999.


    RECENT ACCOUNTING PRONOUNCEMENTS

    In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 requires all costs related to the development stage to be expensed as incurred. Costs incurred during the application development stage are required to be capitalized and amortized over the estimated useful life of the software. The Company does not expect that the adoption of SOP 98-1 will have a material effect on its financial statements. SOP 98-1 is effective for the Company's fiscal year ending June 30, 2000.

    In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"), as amended by Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133--an amendment of FASB Statement
No. 133" ("SFAS

                          QUANTUM EFFECT DEVICES, INC.

NOTE 1--THE COMPANY AND SUMMARY OF ITS SIGNIFICANT ACCOUNTING
POLICIES: (CONTINUED)

No. 137"). SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair market value. Changes in the fair market value of derivatives are recorded each period in current earnings or comprehensive income, depending on whether a derivative is designed as part of a hedge transaction, and if so, the type of hedge transaction. Substantially all of the Company's revenue and costs are denominated in U.S. dollars, and to date the Company has not entered into any material derivative contracts. The Company does not expect that the adoption of SFAS No. 133 will have a material effect on its financial statements. The effective date of SFAS No. 133 as amended by SFAS
No. 137 will be for fiscal years beginning after June 15, 2000.

    UNAUDITED INTERIM FINANCIAL INFORMATION


    The accompanying balance sheet as of December 31, 1999, the statements of operations and of cash flows for the six months ended December 31, 1998 and 1999 and the statement of stockholders equity for the six months ended December 31, 1999 are unaudited. In the opinion of management, these statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of only normal recurring adjustments, necessary for the fair presentation of the results for the interim periods. The data disclosed in the financial statements as of such dates and for such periods are unaudited. Results of the six months ended December 31, 1999 are not necessarily indicative of results of the entire year.


NOTE 2--RELATED PARTY TRANSACTIONS:

    DEVELOPMENT AND LICENSE AGREEMENT WITH MOTOROLA

    In August 1995, the Company issued to Motorola, Inc. ("Motorola") 2,500,000 shares of Series B convertible preferred stock under the Series B Preferred Stock Purchase Agreement, at a price of $2.40 per share. In February 1997, Motorola sold all of the 2,500,000 shares of Series B convertible preferred stock to a third party.

    In August 1995, the Company entered into a Development and License Agreement with Motorola ("the Motorola Agreement"). Under the Motorola Agreement, the Company obtained a license from Motorola to design certain microprocessors on behalf of Motorola in exchange for up to $1.1 million in milestone payments. In March 1997, Motorola indicated its final acceptance of all milestones set forth in the Motorola Agreement. As a result, the Company granted Motorola an exclusive, royalty-bearing license to manufacture and sell the licensed product. The full amount of milestone payments and a one-time royalty payment of $4.0 million, totaling $5.1 million, received from Motorola was recognized upon final acceptance of the milestones in the year ended June 30, 1997. This amount is recorded in the statement of operations under "Royalty revenue from related parties." The Company is not entitled to any other royalties under this contract.

    DEVELOPMENT AND LICENSE AGREEMENT WITH IDT

    In January 1992, the Company entered into a Development and License Agreement (the "IDT Agreement") with Integrated Device Technology, Inc. ("IDT"). At June 30, 1999, IDT owned approximately 16.4% of the Company's outstanding common and preferred stock. Under the terms of the IDT Agreement, IDT agreed to fund the development of three products, based on the achievement of

                          QUANTUM EFFECT DEVICES, INC.

NOTE 2--RELATED PARTY TRANSACTIONS: (CONTINUED)

certain milestones. The IDT agreement stipulated that products developed under it become the sole and exclusive property of IDT. IDT is required to pay to the Company royalties on QED-developed products sold by IDT for a period of ten years from the initial royalty payment. The Company recognized IDT royalty income of $2,276,000, $3,254,000 and $3,037,000 in the years ended June 30,
1997, 1998 and 1999, respectively. These amounts are recorded in the statement of operations under "Royalty revenue from related parties."

    SALE OF CAPITAL STOCK TO CISCO

    In April 1999, in conjunction with the sale of Series D preferred stock to other investors, the Company sold 1,047,454 shares of Series D preferred stock and 237,500 shares of common stock to Cisco Systems, Inc. ("Cisco"). The Company believes that these shares were sold on an arms-length basis.

    Product revenue for the year ended June 30, 1999 includes sales of approximately $255,000 made directly to Cisco. This excludes amounts sold to Cisco's manufacturing subcontractors, which total approximately $2 million.

NOTE 3--BALANCE SHEET COMPONENTS


                                                                 JUNE 30,
                                                            --------------------  DECEMBER 31,
                                                              1998       1999         1999
                                                            ---------  ---------  ------------
                                                               (IN THOUSANDS)     (UNAUDITED)
ACCOUNTS RECEIVABLE, NET:
  Accounts receivable.....................................  $   1,387  $   3,365   $    5,807
  Less: allowance for doubtful accounts...................         --       (300)        (300)
                                                            ---------  ---------   ----------
                                                            $   1,387  $   3,065   $    5,507
                                                            =========  =========   ==========
INVENTORIES:
  Work-in-progress........................................  $     815  $   1,384   $    6,244
  Finished goods..........................................         37        738          825
                                                            ---------  ---------   ----------
                                                            $     852  $   2,122   $    7,069
                                                            =========  =========   ==========
PROPERTY AND EQUIPMENT, NET:
  Furniture and fixtures..................................  $     181  $     257   $      350
  Computer hardware.......................................      3,252      3,918        3,616
  Computer software.......................................      2,977      3,095        3,997
  Leasehold improvements..................................         23         23           13
                                                            ---------  ---------   ----------
                                                                6,433      7,293        7,976
  Less: Accumulated depreciation and amortization.........     (4,524)    (5,486)      (5,281)
                                                            ---------  ---------   ----------
                                                            $   1,909  $   1,807   $    2,695
                                                            =========  =========   ==========

                          QUANTUM EFFECT DEVICES, INC.

NOTE 3--BALANCE SHEET COMPONENTS (CONTINUED)


Assets acquired under capital lease obligations are included in property and equipment and totaled $825,000 and $1,192,000, with related accumulated depreciation of $167,000, $530,000 and $624,000 at June 30, 1998 and 1999, and
December 31, 1999 (unaudited), respectively.



                                                                   JUNE 30,
                                                              --------------------  DECEMBER 31,
                                                                1998       1999         1999
                                                              ---------  ---------  -------------
                                                                 (IN THOUSANDS)      (UNAUDITED)
ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES:
  Accrued employee compensation.............................  $   1,126  $   1,439    $   1,769
  Accrued warranty..........................................        531        929          864
  Other.....................................................        560        734        1,251
                                                              ---------  ---------    ---------
                                                              $   2,217  $   3,102    $   3,884
                                                              =========  =========    =========


NOTE 4--BORROWINGS:

    SECURED PROMISSORY NOTE

    In September 1997, the Company borrowed $2,000,000 under a secured promissory note (the "Note"). The Note is secured by certain fixed assets of the Company and bears interest at 8.25% per annum. The Note balance is payable over 42 months commencing November 1, 1997, with a final balloon payment of $300,000.

    LINE OF CREDIT

    In January 1999, the Company entered into a loan and security agreement ("line of credit") with a lender, under which it may borrow up to $6,000,000. The line of credit is collaterized by substantially all of the Company's tangible assets and expires on December 31, 2000. Under the line of credit, the Company borrowed $2,000,000 through June 30, 1999. Borrowings under the line of credit are payable over 42 months commencing in July 1999, and bear interest at 12% for the first six months and 8.5% thereafter, with a final balloon payment of $200,000.

    Under the line of credit, no financial covenants are required to be met for borrowings up to $2,000,000. For incremental borrowings up to $6,000,000, QED must maintain certain financial ratios. The line of credit prohibits the Company from paying dividends. At June 30, 1999, the Company was in compliance with these covenants.

    Aggregate principal payments remaining under the Note and the line of credit at June 30, 1999 are as follows (in thousands):

YEAR ENDING JUNE 30,
  2000.............................................................  $   1,140
  2001.............................................................      1,289
  2002.............................................................        660
                                                                     ---------
                                                                         3,089
  Less: current portion............................................     (1,140)
                                                                     ---------
  Non-current portion..............................................  $   1,949
                                                                     =========

                          QUANTUM EFFECT DEVICES, INC.

NOTE 5--PREFERRED STOCK:

    Preferred stock at June 30, 1999 consisted of the following (in thousands):

                                                                 SHARES           PROCEEDS NET
                                                        ------------------------  OF ISSUANCE
                                                        AUTHORIZED   OUTSTANDING     COSTS
                                                        -----------  -----------  ------------
Series A..............................................       1,800        1,800    $    2,520
Series B..............................................       2,594        2,500         6,000
Series C..............................................       4,804        4,800        11,951
Series D..............................................       4,700        4,519        19,478
                                                         ---------    ---------    ----------
                                                            13,898       13,619    $   39,949
                                                         =========    =========    ==========

    The holders of preferred stock have various rights and preferences as follows:

    CONVERSION

    Each share of Series A, B, C and D preferred stock outstanding is convertible into common stock at any time at the option of the holder based on a formula which currently results in a one-for-one exchange ratio of common for preferred. This formula is subject to adjustments for stock splits, stock dividends, recapitalizations, and other similar transactions. The shares of preferred stock automatically convert into shares of common stock upon the effectiveness of a registration statement under the Securities Act of 1933, as amended, (the "Securities Act") if the offering results in gross proceeds of at least $10,000,000, and the per share offering price is at least $6.48.

    DIVIDENDS

    Noncumulative dividends at the annual rate of $.11, $.19, $.20 and $.35 per share for Series A, B, C and D preferred stock, respectively, as declared by the Board of Directors, are payable to the holders of preferred stock in preference to any dividends for common stock declared by the Board of Directors. Dividends on shares of preferred stock may exceed the annual per share rate of $.11, $.19 and $.20 and $.35 for Series A, B, C and D preferred stock, respectively, in the event that a higher dividend rate is paid on any other class of the Company's stock. In such an event, the dividends on the shares of preferred stock will be paid at the same rate, determined on an if-converted basis. No dividends have been declared to date.

    LIQUIDATION

    In the event of liquidation, holders of preferred stock are entitled to a per share distribution in preference to holders of common stock equal to $1.40, $2.40, $2.50 and $4.32 for Series A, B, C and D preferred stock, respectively (adjusted for stock splits, combinations or similar events), plus any declared but unpaid dividends. In the event funds are sufficient to make a complete distribution to the holders of preferred stock as described above, the remaining assets will be distributed to the holders of common stock and Series A, B and C preferred stock based upon the number of shares of common stock held by each, assuming conversion of all shares of preferred stock into common stock; provided that the holders of Series C preferred shall not be entitled to distributions in excess of $10.00 per share.

                          QUANTUM EFFECT DEVICES, INC.

NOTE 5--PREFERRED STOCK: (CONTINUED)

    VOTING

    The holders of common stock are entitled to elect one of the Company's five directors. The holders of Series A preferred stock are entitled to elect two of the Company's five directors. The holders of Series B preferred stock are entitled to elect one of the company's five directors. The holders of Series C preferred stock are entitled to elect one of the company's five directors. The holders of Series D preferred stock are not entitled to elect members of the Company's Board of Directors. Each share of preferred stock is entitled to one vote for each share of common stock into which the preferred stock is convertible.

    SERIES B PREFERRED STOCK WARRANTS

    In connection with a secured promissory note (see note 4) and a secured lease agreement signed in September 1997, the Company issued warrants to purchase 93,750 shares of Series B preferred stock at an exercise price of $1.60 per share. The warrants expire in September 30, 2003 or three years from the effective date of the Company's IPO, whichever is later. The warrants include certain registration rights. They also include anti-dilution provisions similar to those granted to holders of preferred stock and provide for exercise on a "net exercise" basis. The Company has determined the value of the warrants to be $158,000, based on the Black-Scholes option pricing model, and this amount is being recognized as interest expense over the term of the related borrowing agreements. Notwithstanding the above expiration dates, upon conversion of the convertible preferred stock in connection with an IPO, the convertible preferred stock warrants shall automatically become exercisable.

    SERIES C PREFERRED STOCK WARRANTS

    In July 1998, the Company issued warrants to purchase 4,000 shares of Series C preferred stock at an exercise price of $2.50 per share in connection with an increase of $200,000 to its existing lease line from $1,000,000 to $1,200,000. The warrants expire in July 2004 or three years from the effective date of the Company's initial public offering, whichever is later. The warrants include registration rights and anti-dilution provisions similar to those granted to holders of Series C preferred stock and provide for exercise on a "net exercise" basis. The Company has determined the value of the warrants to be $6,000, based on the Black-Scholes option pricing model, and this amount is being recognized as interest expense over the term of the related borrowing agreement. Notwithstanding the above expiration dates, upon conversion of the convertible preferred stock in connection with an IPO, the preferred stock warrants shall automatically become exercisable.

    If the total amount of equipment purchased under the lease line exceeds $1,200,000, the leasing company has the right to purchase an additional number shares of Series C preferred stock determined by dividing (i) 5% of the dollar amount of equipment leased exceeding the $1,200,000 by (ii) the adjusted exercise price per share. At June 30, 1999, borrowings under the line did not exceed $1,200,000.

                          QUANTUM EFFECT DEVICES, INC.

NOTE 6--COMMON STOCK:

    The Company's Amended and Restated Articles of Incorporation authorize the Company to issue 29,000,000 shares of $.001 par value common stock. At June 30, 1999, there were 8,532,959 shares of common stock issued and outstanding.

    As of June 30, 1999, the Company has reserved the following number of shares of common stock for future issuance (in thousands):

                                                                                 JUNE 30, 1999
                                                                                 -------------
Conversion of Series A preferred stock.........................................        1,800
Conversion of Series B preferred stock and warrants............................        2,594
Conversion of Series C preferred stock and warrants............................        4,804
Conversion of Series D preferred stock.........................................        4,700
Common stock warrant...........................................................          173
Options under stock option plans...............................................        5,405
                                                                                   ---------
  Total........................................................................       19,476
                                                                                   =========

    COMMON STOCK WARRANT

    In connection with the loan and security agreement signed in January 1999 (see note 4), the Company issued warrants to purchase 80,000 shares of common stock at an exercise price of $2.50 per share. The warrants will become exercisable for up to an additional 93,000 shares of common stock for 10% of the aggregate borrowings made by the Company in excess of $2,000,000, up to a total of $6,000,000 in borrowings. The warrants expire in December 2005 or upon a reorganization, reclassification, consolidation, merger or sale of the Company, as defined. The warrants include registration rights and anti-dilution provisions similar to those granted to holders of Series C preferred stock and provide for exercise on a "net exercise" basis. The Company determined the value of the warrants relating to the 80,000 immediately vested shares to be $134,000, based on the Black-Scholes option pricing model, and this amount is being recognized as interest expense over the term of the related borrowing agreement. At June 30, 1999, the borrowings under the line of credit had not exceeded $2,000,000.

NOTE 7--EMPLOYEE BENEFIT PLANS:

    1992 STOCK OPTION PLAN

    In September 1992, the Company adopted a stock option plan (the "1992 Plan"), which authorizes the Board of Directors to grant incentive stock options and nonstatutory stock options to employees, directors, and consultants for up to 4,600,000 shares of common stock.

    Under the 1992 Plan, incentive stock options are granted at a price that is not to be less than 100% of the fair market value of the common stock on the date of grant, as determined by the Board of Directors. Nonstatutory stock options are granted at a price that is not less than 85% of the fair market value of the common stock on the date of grant, as determined by the Board of Directors. Options vest at 25% on the first anniversary of the date of grant and vest in equal monthly installments over the remaining 36 months. Options granted to stockholders who own more than 10% of the outstanding stock of the Company at the time of grant must be issued at prices not less than 110% of the estimated fair value of the stock on the date of grant.

                          QUANTUM EFFECT DEVICES, INC.

NOTE 7--EMPLOYEE BENEFIT PLANS: (CONTINUED)

    1997 STOCK OPTION PLAN

    In May 1997, the Company adopted a stock option plan (the "1997 Plan"), which authorizes the Board of Directors to grant incentive stock options and nonstatutory stock options to employees, directors and consultants for up to 2,000,000 shares of common stock. In March 1998, September 1998 and March 1999, the 1997 Plan was amended to increase the number of authorized shares by a total of 2,500,000 shares of common stock.

    Under the 1997 Plan, all stock options are granted at a price that is not less than 100% of the fair market value of the stock on the date of grant, as determined by the Board of Directors. Options vest at 25% on the first anniversary of the date of grant and vest in equal monthly installments over the remaining 36 months. Options are exercisable for a term of ten years after the date of grant. No options will be granted to any individual who owns more than 10% of total combined voting power of all classes of stock.


    The following table summarizes stock option activity under the 1992, 1997, and 1999 Plan (in thousands):



                                                                          OPTIONS OUTSTANDING
                                                                      ----------------------------
                                                           OPTIONS               WEIGHTED AVERAGE
                                                          AVAILABLE               EXERCISE PRICE
                                                          FOR GRANT    SHARES        PER SHARE
                                                         -----------  ---------  -----------------
Balance at June 30, 1996...............................         680       2,972      $     .15
  Additional shares reserved...........................       2,000          --             --
  Granted..............................................      (1,420)      1,420            .15
  Canceled.............................................         246        (246)           .15
  Exercised............................................          --        (266)           .15
                                                          ---------   ---------
Balance at June 30, 1997...............................       1,506       3,880            .15
  Additional shares reserved...........................         500          --
  Granted..............................................      (1,332)      1,332            .59
  Canceled.............................................          28         (28)           .15
  Exercised............................................          --      (1,976)           .15
                                                          ---------   ---------
Balance at June 30, 1998...............................         702       3,208            .33
  Additional shares reserved...........................       2,000          --             --
  Granted..............................................      (2,589)      2,589           2.31
  Canceled.............................................          92         (92)           .80
  Exercised............................................          --        (505)           .27
                                                          ---------   ---------
Balance at June 30, 1999...............................         205       5,200           1.32
  Additional shares reserved (unaudited)...............       1,400          --             --
  Granted (unaudited)..................................        (365)        365           9.11
  Canceled (unaudited).................................         130        (130)          3.38
  Exercised (unaudited)................................          --        (761)           .63
                                                          ---------   ---------
Balance at December 31, 1999 (unaudited)...............       1,340       4,704           2.02
                                                          =========   =========

                          QUANTUM EFFECT DEVICES, INC.

NOTE 7--EMPLOYEE BENEFIT PLANS: (CONTINUED)

    Significant option groups outstanding at June 30, 1999, and related weighted average exercise prices and contractual life information are as follows (shares in thousands):

                                                    OPTIONS OUTSTANDING                             OPTIONS VESTED
                                  -------------------------------------------------------          AND EXERCISABLE
                                                   WEIGHTED AVERAGE                        --------------------------------
            RANGE OF                                   REMAINING        WEIGHTED AVERAGE                  WEIGHTED AVERAGE
            EXERCISE                 NUMBER           CONTRACTUAL        EXERCISE PRICE       NUMBER       EXERCISE PRICE
             PRICES                OUTSTANDING       LIFE (YEARS)           PER SHARE       OUTSTANDING       PER SHARE
--------------------------------  -------------  ---------------------  -----------------  -------------  -----------------
$.15............................        1,763                7.1            $     .15              914        $     .15
 .25 - 1.00.....................        1,704                8.9                  .85              208              .74
 1.50 - 3.00....................        1,510                9.7                 2.75               --               --
 3.50 - 4.75....................          223                9.9                 4.44               --               --
                                    ---------                                                ---------
                                        5,200                                                    1,122
                                    =========                                                =========

    DEFERRED STOCK-BASED COMPENSATION

    In connection with certain employee stock option grants made since January 1998, the Company recognized deferred compensation, which is being amortized over the vesting periods of the related options, usually four years, using an appropriate accelerated basis. The fair value per share used to calculate deferred compensation was derived by reference to the convertible preferred stock values, reduced by an appropriate discount factor. Future compensation charges are subject to reduction for any employee who terminates employment prior to expiration of such employee's option vesting period.

    The following table sets forth deferred compensation and the amortization of deferred compensation (in thousands):

                                                                             YEAR ENDED JUNE 30,
                                                                        -------------------------------
                                                                          1997       1998       1999
                                                                        ---------  ---------  ---------
Deferred stock-based compensation.....................................  $      --  $     773  $     851
Amortization of deferred stock-based compensation.....................         --        111        598

    CONSULTANT OPTIONS

    During the period from October 31, 1997 through June 30, 1999, the Company granted options to purchase 163,100 shares of common stock to consultants in exchange for services at exercise prices ranging from $.15 to $4.75 per share.

    The Company determined the value of the options granted to consultants based on the Black-Scholes option pricing model. The fair value of options granted to consultants was determined using the following assumptions: expected lives of 10 years, risk free interest rates ranging from 4.45% to 5.93%, dividend yield

                          QUANTUM EFFECT DEVICES, INC.

NOTE 7--EMPLOYEE BENEFIT PLANS: (CONTINUED)

of .0% and volatility of 60%. The following table summarizes the fair values and the related amortization recorded (in thousands, except per option data):

                                                                            YEAR ENDED JUNE 30,
                                                                       -------------------------------
                                                                         1997       1998       1999
                                                                       ---------  ---------  ---------
Weighted average fair per share value of options granted to
  consultants during the period......................................  $      --  $    4.39  $    4.84
Deferred stock-based compensation....................................  $      --  $     245  $     520
Amortization of deferred stock-based compensation....................         --         39        179

    FAIR VALUE DISCLOSURES

    Pro forma information regarding net loss and net loss per share is required by SFAS No. 123, which also requires that the information be determined as if the Company had accounted for its employee stock options granted under the fair value method. The fair value for these options was estimated using the Black-Scholes option pricing model.

    The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option pricing models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's options have characteristics significantly different from those of options of publicly traded companies and because changes in the subjective input assumptions can materially affect the fair value estimate, in the opinion of management, the existing models do not necessarily provide a reliable single measure of the fair value of options.

    The fair value of options at the date of grant was estimated on the date of grant based on the minimum value method as prescribed by SFAS No. 123. The following table summarizes the estimated fair value of options and assumptions used in the SFAS No. 123 calculations:

                                                                          YEAR ENDED JUNE 30,
                                                                     -------------------------------
                                                                       1997       1998       1999
                                                                     ---------  ---------  ---------
Estimated fair value...............................................  $     .15  $    1.25  $    3.17
Expected life (years)..............................................          4          4          4
Risk-free interest rate............................................       6.66%      5.98%      5.16%
Dividend yield.....................................................         --         --         --
Volatility.........................................................         --         --         --

                          QUANTUM EFFECT DEVICES, INC.

NOTE 7--EMPLOYEE BENEFIT PLANS: (CONTINUED)

    Had compensation cost for the Company's stock options been determined based on the fair value of the options at the date of grant using the minimum value method as required by SFAS No. 123, the Company's pro forma net loss would have been as follows:

                                                                     YEAR ENDED JUNE 30,
                                                               --------------------------------
                                                                 1997       1998        1999
                                                               ---------  ---------  ----------
Net loss (in thousands):
  As reported................................................  $  (1,201) $  (9,883) $  (11,769)
  Pro forma..................................................  $  (1,217) $  (9,916) $  (12,392)

Basic and diluted net loss per share:
  As reported................................................  $    (.21) $   (1.53) $    (1.45)
  Pro forma..................................................  $    (.21) $   (1.54) $    (1.53)

    401(k) SAVINGS PLAN

    Effective January 1, 1992, the Company adopted a salary savings plan (the "Savings Plan") which conforms to Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"), whereby eligible employees may contribute up to 20% of their earnings, not to exceed amounts allowed under the Code. Under the terms of the Savings Plan, the Company may make contributions at the discretion of the Board of Directors. As of June 30, 1999 the Company has not made any contributions to the Savings Plan.

NOTE 8--INCOME TAXES:

    The provision for income taxes is summarized as follows (in thousands):

                                                                             YEAR ENDED JUNE 30,
                                                                        -------------------------------
                                                                          1997       1998       1999
                                                                        ---------  ---------  ---------
CURRENT:
  Federal.............................................................  $    (503) $      --  $      --
  State...............................................................        (17)        --         --
                                                                        ---------  ---------  ---------
                                                                             (520)        --         --
                                                                        ---------  ---------  ---------
DEFERRED:
  Federal.............................................................        580         89         --
                                                                        ---------  ---------  ---------
                                                                              580         89         --
                                                                        ---------  ---------  ---------
Provision for income taxes............................................  $      60  $      89  $      --
                                                                        =========  =========  =========

                          QUANTUM EFFECT DEVICES, INC.

NOTE 8--INCOME TAXES: (CONTINUED)

    Deferred tax assets are summarized as follows (in thousands):

                                                                                  JUNE 30,
                                                                             --------------------
                                                                               1998       1999
                                                                             ---------  ---------
Net operating loss carryforwards...........................................  $   3,045  $   6,705
Research and development tax credits.......................................        375        957
Nondeductible reserves.....................................................        746        968
Depreciation and amortization..............................................        503        456
Contract revenue...........................................................        283        128
Other......................................................................        106        330
                                                                             ---------  ---------
Gross deferred tax assets..................................................      5,058      9,544
Valuation allowance........................................................     (5,058)    (9,544)
                                                                             ---------  ---------
Net deferred tax assets....................................................  $      --  $      --
                                                                             =========  =========

    The Company believes that, based on a number of factors, the available objective evidence creates sufficient uncertainty regarding the realizability of the deferred tax assets such that a full valuation allowance has been recorded. These factors include the Company's history of losses, recent increases in expense levels, the fact that the market in which the Company competes is intensely competitive and characterized by rapidly changing technology, the lack of carryback capacity to realize deferred tax assets and the uncertainty regarding market acceptance of the Company's products. The Company will continue to assess the realizability of the deferred tax assets based on actual and forecasted operating results.

    At June 30, 1999, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $18,000,000 and $10,000,000, respectively, which expire at various dates through 2019. In addition, the Company has research and development credit carryforwards of approximately $1,000,000 for federal and for state purposes. These carryforwards expire in varying amounts through 2019. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating loss and tax carryforwards may be impaired or limited in certain circumstances. Events which could cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50%, as defined, over a three year period. As a result of the IPO, such a change in ownership is expected to occur.

NOTE 9--COMMITMENTS AND CONTINGENCIES

    LEASES

    The Company leases office space and equipment under non-cancelable operating and capital leases with various expiration dates through 2002. Rent expense for operating leases was as follows (in thousands):

                                                                             YEAR ENDED JUNE 30,
                                                                        -------------------------------
                                                                          1997       1998       1999
                                                                        ---------  ---------  ---------
Rent expense..........................................................  $     147  $     173  $     480

                          QUANTUM EFFECT DEVICES, INC.

NOTE 9--COMMITMENTS AND CONTINGENCIES (CONTINUED)

    Future minimum lease payments under non-cancelable operating and capital leases are as follows (in thousands):

                                                                            OPERATING     CAPITAL
                                                                             LEASES       LEASES
                                                                           -----------  -----------
YEAR ENDING JUNE 30,
  2000...................................................................   $     517    $     393
  2001...................................................................         535          349
  2002...................................................................          --          102
                                                                            ---------    ---------
  Total minimum lease payments...........................................   $   1,052          844
                                                                            =========
  Less: amount representing interest.....................................                      (76)
                                                                                         ---------
  Present value of capital lease obligations.............................                      768
  Less: current portion..................................................                     (342)
                                                                                         ---------
  Capital lease obligations, non-current portion.........................                $     426
                                                                                         =========

    CONTINGENCIES

    From time to time, in the normal course of business, various claims are made against the Company. In the opinion of the Company's management, there are no pending claims, the outcome of which is expected to result in a material adverse effect on the financial position or results of operations of the Company.

NOTE 10--SUBSEQUENT EVENTS

    INITIAL PUBLIC OFFERING

    On September 1, 1999, the Company's Board of Directors authorized management of the Company to file a Registration Statement with the Securities and Exchange Commission permitting the Company to sell its common stock to the public.

    REINCORPORATION


    On December 28, 1999, the Company was reincorporated in the State of Delaware. All share information included in these financial statements has been adjusted to reflect this reincorporation.


    EMPLOYEE BENEFIT PLANS


    On September 1, 1999, the Board of Directors authorized establishment of the 1999 Equity Incentive Plan with 1,400,000 shares authorized, the 1999 Non-Employee Directors' Stock Option Plan with 200,000 shares authorized, and the 1999 Employee Stock Purchase Plan with 300,000 shares reserved for issuance. The 1999 Non-Employee Directors' Stock Option Plan and 1999 Employee Stock Purchase Plan will become effective upon the closing of the IPO. Each of the plans was approved by the stockholders in November 1999.


    FACILITIES LEASE


    On August 16, 1999, the Company entered into an additional five-year facilities lease to commence on November 1, 1999. The annual lease payments will amount to approximately $687,000.

                                     [LOGO]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the distribution of the common stock being registered. All amounts are estimated, except the SEC Registration Fee, the NASD Filing Fee and the Nasdaq National Market Filing Fee:


SEC Registration Fee..............................................  $  13,553
NASD Filing Fee...................................................      6,683
Nasdaq National Market Initial Filing Fee.........................     90,000
Blue Sky Fees and Expenses........................................     15,000
Accounting Fees...................................................    200,000
Legal Fees and Expenses...........................................    350,000
Transfer Agent and Registrar Fees.................................     10,000
Printing and Engraving............................................    250,000
Miscellaneous.....................................................     14,764
                                                                    ---------
    Total.........................................................  $ 950,000
                                                                    =========


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act").
Article VI of the Registrant's Amended and Restated Certificate of Incorporation provides for indemnification of its directors to the maximum extent permitted by the Delaware General Corporation Law and Section 43 of Article XI of the Registrant's Bylaws provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. In addition, the Registrant intends to enter into Indemnification Agreements with each director and certain officers containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require the Company, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors (other than liabilities arising from willful misconduct of culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' insurance if available on reasonable terms. Reference is also made to Sections 7 and 8 of the Underwriting Agreement contained in
Exhibit 1.1 hereto, indemnifying officers and directors of the Company against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Since inception, we have sold and issued the following unregistered securities:

    (1) From May 1, 1992 to September 1999, we granted stock options to purchase an aggregate of 9,090,855 shares of common stock at exercise prices ranging from $0.15 to $10.00 per share to employees, consultants, directors and other service providers pursuant to our 1992 and 1997 Stock Option Plans.

    (2) On November 15, 1991, we sold 800,000 shares of common stock to each of our founders, Earl Killian, Raymond Kunita and Thomas J. Riordan. The price per share of $0.001 for an aggregate purchase price of $2,400.

    (3) On November 15, 1991, we sold 2,200,000 shares of our common stock to Integrated Device Technology, Inc. under a stock purchase agreement at a price per share of $0.001 for an aggregate purchase price of $2,200.

    (4) On March 1, 1999, we sold 237,500 shares of our common stock and 1,047,454 shares of our Series D preferred stock to Cisco Systems, Inc. for an aggregate purchase price of $5,000,001.

    (5) On January 24, 1992, we sold an aggregate of 1,800,000 shares of Series A preferred stock to two purchasers at a price per share of $1.40 for an aggregate purchase price of $2,520,000.

    (6) On August 18, 1995, we sold an aggregate of 2,500,000 shares of Series B preferred stock to two purchasers at a price per share of $2.40 for an aggregate purchase price of $6,000,000.

    (7) On April 16, 1998 and May 15, 1998, we sold an aggregate of 4,800,000 shares of Series C preferred stock to 37 purchasers at a price per share of $2.50 for an aggregate purchase price of $12,000,000.

    (8) On March 1, 1999 and March 16, 1999, we sold an aggregate of 4,518,837 shares of Series D preferred stock to 28 purchasers at a price per share of $4.32 for an aggregate purchase price of $19,521,376.

    The sales and issuances of securities described in paragraphs (1) and (2) above were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 of the Securities Act in that they were offered and sold either pursuant to a written compensatory benefit plan or pursuant to a written contract relating to compensation, as provided by Rule 701.

    The sales and issuances of securities described in paragraphs (3) through
(8) above were deemed to be exempt from registration under the Securities Act by virtue of Rule 4(2) or Rule 506 under Regulation D promulgated thereunder.

    Appropriate legends are affixed to the stock certificates issued in the aforemention transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits


   1.1*    Form of Underwriting Agreement
   3.1     Amended and Restated Certificate of Incorporation of the Registrant
   3.2     Form of Second Amended and Restated Certificate of Incorporation of the Registrant
             to be filed upon the closing of the offering made pursuant to this registration statement
   3.3+    Bylaws of the Registrant
   4.1+    Specimen Common Stock Certificate
   4.2+    Warrant to purchase Series B Preferred Stock, issued by Quantum Effect
             Design, Inc. to Comdisco, Inc., dated September 30, 1997
   4.3+    Warrant to purchase Series B Preferred Stock, issued by Quantum Effect
             Design, Inc. to Comdisco, Inc., dated September 30, 1997
   4.4+    Warrant to purchase Series C Preferred Stock, issued by Quantum Effect
             Design, Inc. to Comdisco, Inc., dated July 24, 1998
   4.5+    Warrant to purchase Common Stock, issued by Quantum Effect Design, Inc. to Venture
             Lending & Leasing II, Inc., dated January 11, 1999
   4.6+    Amended and Restated Investors' Rights Agreement dated March 16, 1999

   5.1*    Opinion of Cooley Godward LLP
  10.1+    Form of Indemnity Agreement between the Registrant and its directors and officers.
  10.2     1999 Equity Incentive Plan, Form of 1999 Equity Incentive Plan Stock Option
             Agreement, Form of Stock Option Grant Notice and Form of 1999 Equity Incentive
             Plan Notice of Exercise
  10.3     1999 Employee Stock Purchase Plan and Form of Offering Document
  10.4     1999 Non-Employee Directors' Stock Option Plan and Form of Nonstatutory Stock
             Option Agreement and Notice of Exercise
  10.5+    Commercial Lease Agreement, by and between Peachtree Associates and Quantum Effect
             Design, Inc., dated March 22, 1999
  10.6+    Lease Agreement, by and among John Arrillaga, Richard Peery and Quantum Effect
             Design, Inc., dated December 3, 1998; Amendment No. 1 to Lease Agreement dated
             December 3, 1998, by and among John Arrillaga, Richard Perry and Quantum Effect
             Design, Inc., dated August 16, 1999
  10.7+    Lease Agreement, by and among John Arrillaga, Richard Peery and Quantum Effect
             Design, Inc., dated September 14, 1994; Amendment No. 1 to Lease Agreement dated
             September 14, 1994, by and among John Arrillaga, Richard Peery and Quantum
             Effect Design, Inc., dated February 11, 1998; Amendment No. 2 to Lease Agreement dated September 14, 1994, by and among John Arrillaga, Richard Peery and Quantum
             Effect Design, Inc., dated December 3, 1998; Amendment No. 3 to Lease Agreement dated September 14, 1994, by and among John Arrillaga, Richard Perry and Quantum
             Effect Design, Inc., dated August 16, 1999
  10.8+    Lease Agreement, by and among John Arrillaga, Richard Perry and Quantum Effect
             Design, Inc., dated August 16, 1999
  10.9**+  Technology License Agreement, by and between Weitek Corporation and MIPS Computer
             Systems, Inc., dated June 29, 1990; Assignment Agreement, by and between Weitek
             Corporation and Quantum Effect Design, Inc., dated June 19, 1996; Amendment
             No. 1 to the Technology License Agreement, by and between MIPS Technology, Inc.
             and Quantum Effect Design, Inc., dated March 31, 1997
  10.10**  Agreement for Purchase and Sale of Custom Semiconductor Products, by and between
             IBM Corporation and Quantum Effect Design, Inc., dated September 4, 1997;
             Amendment 1 to the Agreement for Purchase and Sale of Custom Semiconductor
             Products with Agreement No. X0468, by and between IBM Corporation and Quantum
             Effect Devices, Inc., effective November 15, 1999
 10.11**+  Development and License Agreement, by and between Integrated Device
             Technology, Inc. and Quantum Effect Design, Inc., dated January 13, 1992
 10.12**+  Development Agreement, by and between Integrated Device Technology, Inc. and
             Quantum Effect Design, Inc., dated June 12, 1996
  10.13+   1997 Stock Option Agreement, by and between Barry L. Cox and Quantum Effect
             Design, Inc.
  10.14+   1997 Stock Option Agreement, by and between Howard M. Bailey and Quantum Effect
             Design, Inc.
  23.1     Consent of PricewaterhouseCoopers LLP, independent accountants
  23.2*    Consent of Cooley Godward LLP (included in Exhibit 5.1)
  24.1+    Power of Attorney (See signature pages)
  27.1+    Financial Data Schedule


------------------------

*   To be filed by amendment.

** Confidential treatment has been requested with respect to portions of this exhibit.

+   Previously filed.

    (b) Financial Statement Schedules

ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

    (2) For purposes of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf, by the undersigned, thereunto duly authorized, in the City of Santa Clara, County of Santa Clara, State of California, on January 11, 2000.


                                QUANTUM EFFECT DEVICES, INC.

                                By:                      *
                                     -----------------------------------------
                                                 Thomas J. Riordan
                                       CHIEF EXECUTIVE OFFICER, PRESIDENT AND
                                                      DIRECTOR


    Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.



          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Chief Executive Officer,
              *                   President and Director
------------------------------    (Principal Executive       January 11, 2000
      Thomas J. Riordan           Officer)

     /s/ HOWARD M. BAILEY       Chief Financial Officer
------------------------------    (Principal Financial and   January 11, 2000
       Howard M. Bailey           Accounting Officer)

              *
------------------------------  Chairman of the Board of     January 11, 2000
         Barry L. Cox             Directors

              *
------------------------------  Director                     January 11, 2000
       Bruce K. Graham

              *
------------------------------  Director                     January 11, 2000
    Christopher J. Schaepe

    /s/ LESTER M. CRUDELE
------------------------------  Director                     January 11, 2000
      Lester M. Crudele




*By:    /s/ HOWARD M. BAILEY                                  January 11, 2000
      -------------------------
          Howard M. Bailey
          ATTORNEY-IN-FACT



                               POWER OF ATTORNEY



    KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints Thomas J. Riordan and Howard M. Bailey, and each of them, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, in any and all capacities, to sign any and all amendments to this Registration Statement) including post-effective amendments), and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.



          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------
    /s/ LESTER M. CRUDELE
------------------------------           Director            January 11, 2000
      Lester M. Crudele

                               INDEX TO EXHIBITS


EXHIBIT NO.                                               DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
   1.1*      Form of Underwriting Agreement
   3.1       Amended and Restated Certificate of Incorporation of the Registrant
   3.2       Form of Second Amended and Restated Certificate of Incorporation of the Registrant to be filed upon the closing of the offering made pursuant to this registration statement
   3.3+      Bylaws of the Registrant
   4.1+      Specimen Common Stock Certificate
   4.2+      Warrant to purchase Series B Preferred Stock, issued by Quantum Effect Design, Inc. to
               Comdisco, Inc., dated September 30, 1997
   4.3+      Warrant to purchase Series B Preferred Stock, issued by Quantum Effect Design, Inc. to
               Comdisco, Inc., dated September 30, 1997
   4.4+      Warrant to purchase Series C Preferred Stock, issued by Quantum Effect Design, Inc. to
               Comdisco, Inc., dated July 24, 1998
   4.5+      Warrant to purchase Common Stock, issued by Quantum Effect Design, Inc. to Venture Lending & Leasing
               II, Inc., dated January 11, 1999
   4.6+      Amended and Restated Investors' Rights Agreement dated March 16, 1999
   5.1*      Opinion of Cooley Godward LLP
  10.1+      Form of Indemnity Agreement between the Registrant and its directors and officers.
  10.2       1999 Equity Incentive Plan, Form of 1999 Equity Incentive Plan Stock Option Agreement, Form of Stock
               Option Grant Notice and Form of 1999 Equity Incentive Plan Notice of Exercise
  10.3       1999 Employee Stock Purchase Plan and Form of Offering Document
  10.4       1999 Non-Employee Directors' Stock Option Plan and Form of Nonstatutory Stock Option Agreement and
               Notice of Exercise
  10.5+      Commercial Lease Agreement, by and between Peachtree Associates and Quantum Effect Design, Inc.,
               dated March 22, 1999
  10.6+      Lease Agreement, by and among John Arrillaga, Richard Peery and Quantum Effect Design, Inc., dated
               December 3, 1998; Amendment No. 1 to Lease Agreement dated December 3, 1998, by and among John
               Arrillaga, Richard Perry and Quantum Effect Design, Inc., dated August 16, 1999
  10.7+      Lease Agreement, by and among John Arrillaga, Richard Peery and Quantum Effect Design, Inc., dated
               September 14, 1994; Amendment No. 1 to Lease Agreement dated September 14, 1994, by and among John
               Arrillaga, Richard Peery and Quantum Effect Design, Inc., dated February 11, 1998; Amendment No. 2 to Lease Agreement dated September 14, 1994, by and among John Arrillaga, Richard Peery and Quantum
               Effect Design, Inc., dated December 3, 1998; Amendment No. 3 to Lease Agreement dated
               September 14, 1994, by and among John Arrillaga, Richard Perry and Quantum Effect Design, Inc.,
               dated August 16, 1999
  10.8+      Lease Agreement, by and among John Arrillaga, Richard Perry and Quantum Effect Design, Inc., dated
               August 16, 1999
  10.9**+    Technology License Agreement, by and between Weitek Corporation and MIPS Computer Systems, Inc., dated June 29, 1990; Assignment Agreement, by and between Weitek Corporation and Quantum Effect
               Design, Inc., dated June 19, 1996; Amendment No. 1 to the Technology License Agreement, by and
               between MIPS Technology, Inc. and Quantum Effect Design, Inc., dated March 31, 1997
  10.10**    Agreement for Purchase and Sale of Custom Semiconductor Products, by and between IBM Corporation and
               Quantum Effect Design, Inc., dated September 4, 1997; Amendment 1 to the Agreement for Purchase and
               Sale of Custom Semiconductor Products with Agreement No. X0468, by and between IBM Corporation and
               Quantum Effect Devices, Inc., effective November 15, 1999
  10.11**+   Development and License Agreement, by and between Integrated Device Technology, Inc. and Quantum
               Effect Design, Inc., dated January 13, 1992

EXHIBIT NO.                                               DESCRIPTION
 ---------   -----------------------------------------------------------------------------------------------------
  10.12**+   Development Agreement, by and between Integrated Device Technology, Inc. and Quantum Effect
               Design, Inc., dated June 12, 1996
  10.13+     1997 Stock Option Agreement, by and between Barry L. Cox and Quantum Effect Design, Inc.
  10.14+     1997 Stock Option Agreement, by and between Howard M. Bailey and Quantum Effect Design, Inc.
  23.1       Consent of PricewaterhouseCoopers LLP, independent accountants
  23.2*      Consent of Cooley Godward LLP (included in Exhibit 5.1)
  24.1+      Power of Attorney (See signature pages)
  27.1+      Financial Data Schedule


------------------------

*   To be filed by amendment.

** Confidential treatment has been requested with respect to portions of this exhibit.

+   Previously filed.